      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 4, 1996

                                                       REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                        POMEROY COMPUTER RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          7373                  31-1227808
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of incorporation or         Classification Code Number)     Identification
        organization)                                               Number)

                              1020 PETERSBURG ROAD
                             HEBRON, KENTUCKY 41048
                                 (606) 282-7111
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                              DAVID B. POMEROY, II
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        POMEROY COMPUTER RESOURCES, INC.
                              1020 PETERSBURG ROAD
                             HEBRON, KENTUCKY 41048
                                 (606) 282-7111
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------
                                   COPIES TO:

      William G. Kohlhepp, Esq.                   Stephen A. Opler, Esq.
      Elizabeth A. Horwitz, Esq.                Michael R. McAlevey, Esq.
            Cors & Bassett                            Alston & Bird
           1200 Carew Tower                        One Atlantic Center
           441 Vine Street                      1201 West Peachtree Street
        Cincinnati, Ohio 45202                 Atlanta, Georgia 30309-3424
            (513) 852-8200                            (404) 881-7000

                           --------------------------

      APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box / /.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering / /.

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering / /.

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box / /.
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                  PROPOSED MAXIMUM
                                                 AMOUNT TO      PROPOSED MAXIMUM     AGGREGATE
           TITLE OF EACH CLASS OF                    BE          OFFERING PRICE       OFFERING         AMOUNT OF
        SECURITIES TO BE REGISTERED            REGISTERED (1)     PER UNIT (2)       PRICE (2)      REGISTRATION FEE
Common Stock, $.01 par value per share......  1,552,500 shares      $15.625         $24,257,813          $8,365

(1) Includes 202,500 shares which the Underwriters have the option to purchase from the Company to cover over-allotments, if any.
(2) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                        POMEROY COMPUTER RESOURCES, INC.
                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
             SHOWING LOCATION IN PROSPECTUS OF PART I ITEMS OF S-1

ITEM OF FORM S-1                                                             PROSPECTUS CAPTION OR LOCATION
- ----------------------------------------------------------------  -----------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus......................  Outside Front Cover Page
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Inside Front Cover Page; Outside Back Cover Page
       3.  Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges...........................  Prospectus Summary; Risk Factors; Not Applicable
       4.  Use of Proceeds......................................  Use of Proceeds
       5.  Determination of Offering Price......................  Underwriting
       6.  Dilution.............................................  Not Applicable
       7.  Selling Security Holders.............................  Outside Front Cover Page; Principal and Selling
                                                                   Stockholders
       8.  Plan of Distribution.................................  Underwriting
       9.  Description of Securities to be Registered...........  Description of Capital Stock
      10.  Interests of Named Experts and Counsel...............  Legal Matters; Experts
      11.  Information with Respect to the Registrant...........  Outside Front Cover Page; Prospectus Summary; Risk
                                                                   Factors; Use of Proceeds; Price Range of Common
                                                                   Stock and Dividend Policy; Capitalization; Selected
                                                                   Consolidated Financial and Operating Data; Selected
                                                                   Pro Forma Consolidated Financial Data; Management's
                                                                   Discussion and Analysis of Financial Condition and
                                                                   Results of Operations; Business; Management; Certain
                                                                   Transactions; Principal and Selling Stockholders;
                                                                   Description of Capital Stock; Experts
      12.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................  Not Applicable

                 SUBJECT TO COMPLETION, DATED           , 1996
PROSPECTUS

                                1,350,000 Shares

                                     [LOGO]

                                  Common Stock

    Of the 1,350,000 shares of $.01 par value common stock (the "Common Stock"), offered hereby, 1,200,000 shares are being sold by Pomeroy Computer Resources, Inc. ("Pomeroy Computer Resources" or the "Company") and 150,000 shares are being sold by a certain stockholder of the Company (the "Selling Stockholder"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholder.

    The Company's Common Stock is traded on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "PMRY." On May 28, 1996, the last reported sale price for the Common Stock on the Nasdaq National Market was $15.50 per share.

    See "Risk Factors" appearing on pages 6 through 10 for certain factors that should be considered by prospective investors.

                                ----------------
THESE  SECURITIES  HAVE  NOT  BEEN APPROVED  OR  DISAPPROVED  BY  THE SECURITIES
 AND  EXCHANGE  COMMISSION   OR  ANY  STATE   SECURITIES  COMMISSION  NOR   HAS
  THE   SECURITIES   AND   EXCHANGE  COMMISSION   OR   ANY   STATE  SECURITIES
    COMMISSION PASSED  UPON THE  ACCURACY OR  ADEQUACY OF  THIS  PROSPECTUS.
     ANY   REPRESENTATION   TO  THE   CONTRARY   IS  A   CRIMINAL  OFFENSE.

                                                                             Proceeds to
                                      Underwriting        Proceeds to          Selling
                  Price to Public     Discount (1)        Company (2)      Stockholder (2)
Per Share......          $                  $                  $                  $
Total (3)......          $                  $                  $                  $

(1) The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses estimated at $500,000 payable by the Company.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 202,500 additional shares of Common Stock to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discount, Proceeds to Company and Proceeds to
    Selling Stockholder will  be $        , $         , $        and $         ,
    respectively.

                               ------------------

    The shares of Common Stock are offered subject to receipt and acceptance by the several Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that certificates for the shares will be
available for delivery on or about          , 1996.
                               ------------------

J.C.Bradford &Co.  Tucker Anthony
                                                             Incorporated

                                         , 1996.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

1. Photo of Compaq computer box with bar code sticker affixed. A hand with an infrared scanner is shown scanning the sticker.

2. Photo of technicians in configuration room performing configuration and packaging activity.

    -- Text below photos number 1 and 2: "Product Procurement and Distribution"

3.  Photo of man walking with brief case into an office setting.

    -- Text below the photo: "On-Site Services"

4. Photo of two computers with monitors on top. Monitors display cable cords facing each other.

    -- Text below the photo: "Integration Technology Services"

5. Photo of disassembled computer with hand inside depicting maintenance or repair.

    -- Text below the photo: "Maintenance and Repair Services"

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMPANY'S COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING NOTES THERETO CONTAINED ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS SHOULD ALSO REVIEW CAREFULLY THE INFORMATION SET FORTH UNDER "RISK FACTORS." UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN OF THE FACTORS SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. A GLOSSARY OF NAMES AND CERTAIN TECHNICAL TERMS IS LOCATED AFTER THE FINANCIAL STATEMENTS IN THIS PROSPECTUS BEGINNING AT PAGE G-1.

                                  THE COMPANY

    Pomeroy Computer Resources, Inc. ("Pomeroy Computer Resources" or the "Company") sells a broad range of microcomputers and related products and provides professional services ranging from basic equipment selection and procurement to complex network design, integration and system support. The Company provides its products and services to a wide variety of commercial, health care, governmental and educational customers. The Company's operating strategy is to provide its customers with cost-efficient comprehensive solutions that satisfy their computing needs. To achieve this objective, the Company uses its (i) relationships with leading computer hardware manufacturers, software developers and computer product distributors and service providers to deliver and support quality products at competitive prices, (ii) distribution skills to promptly and efficiently manage inventory and deliver products, and (iii) technical expertise to provide a broad range of complementary value-added services.

    The Company offers microcomputer products from an array of manufacturers including Compaq, Hewlett-Packard, IBM, Lexmark, NEC and Toshiba. The Company sells these products together with a broad selection of networking, integration and software products from manufacturers including 3Com, Bay Networks, Intel, Microsoft and Novell. Services provided by the Company allow customers to outsource the selection, installation, integration and maintenance of their microcomputer systems. The Company's services include custom configuration of PC systems, LAN and WAN design, comprehensive project management, installation and integration services including cabling and wiring, user support, on-site network management services, computer repair and on-site staffing.

    The Company, headquartered in northern Kentucky near Cincinnati, Ohio, services and supports its customers through its 182 direct sales and sales support representatives located in 11 regional offices in Kentucky, Iowa, Tennessee, Ohio, Florida, Alabama and Indiana. Pomeroy Computer Resources has more than 12,000 customers, the largest of which include Barnett Bank, Columbia HCA, Commonwealth of Kentucky, General Electric, Principal Insurance and Providian. As of May 15, 1996, the Company had approximately 1,550 service contracts in effect and employed approximately 300 service and technical personnel.

    The continuous technological changes occurring in the computer industry, combined with significant structural changes in the information technology requirements of large companies, have facilitated the Company's growth. Factors that influence organizations to seek the professional expertise of the Company include: the need for information regarding technological advances in microcomputer systems; the reduced price and increased power of PCs; the emergence of open, distributed client/ server systems (LANs and WANs) as a viable alternative to mainframe systems; the increased use of software products for such networks; the increased need to access information from, and equip personnel at, remote sites; and the continued effort by organizations to reduce costs by outsourcing their management information system needs.

    As part of its strategy to expand its geographic locations, add new customers and increase its product and service offerings, the Company seeks acquisition candidates that would complement its ongoing operations. Such acquisition candidates include resellers, value-added resellers, service and support companies and related businesses. In December 1992, the Company entered the Florida and Tennessee markets by acquiring C&N Corp., a computer reseller, and in October 1995, the Company acquired Cabling Unlimited, a provider of communication cable installation services located in Indianapolis, Indiana. See "Business -- Operating and Growth Strategy."

    In March 1996, the Company acquired the assets of The Computer Supply Store, Inc. ("TCSS"), a corporate reseller of microcomputer systems based in Des Moines, Iowa. TCSS provides the Company with expanded geographic coverage in the Midwest, new customers and additional sales and service personnel. In calendar 1995, TCSS reported revenues of $60.5 million and pre-tax income of $2.0 million. The product offerings and types of customer of TCSS are similar to those of the Company and the principals of TCSS have become employees of the Company and will continue to manage the Des Moines branch on an ongoing basis. See "Business -- Acquisition of TCSS."

    The Company is a Delaware corporation with its principal office located at 1020 Petersburg Road, Hebron, KY 41048; its telephone number is (606) 282-7111.

                                  THE OFFERING

Common Stock offered by the Company.....................  1,200,000 shares

Common Stock offered by the Selling Stockholder.........  150,000 shares

Common Stock to be outstanding after the Offering.......  3,952,643 shares (1)

Use of proceeds by the Company..........................  To reduce indebtedness; increase available credit for general
                                                          business purposes and
                                                          acquisitions. See "Use of
                                                          Proceeds."

Nasdaq National Market symbol...........................  PMRY

- ------------------------
(1) Excludes 253,990 shares subject to outstanding options at May 23, 1996 at a weighted average exercise price of $9.24 per share. See Note 15 of the Notes to Consolidated Financial Statements.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 FISCAL YEAR (1)                          THREE MONTHS ENDED APRIL 5,
                                --------------------------------------------------  ---------------------------------------
                                                                        PRO FORMA                               PRO FORMA
                                   1993         1994         1995       1995 (2)      1995         1996         1996 (2)
                                -----------  -----------  -----------  -----------  ---------  -------------  -------------
STATEMENT OF INCOME DATA:
Net sales and revenues........  $   112,178  $   144,575  $   230,710  $   291,209  $  47,990  $   63,224     $   75,041
Gross profit..................       18,027       23,674       33,536       41,531      7,753       9,600         11,075
Income from operations........        4,053        5,557        9,285       10,735      1,988       2,457          2,898
Net income (loss).............        1,900        2,727        4,367        4,794        906      (1,355)(4)     (1,101)(4)
Net income (loss) per share
 (3)..........................  $      0.78  $      1.12  $      1.64  $      1.73  $    0.36  $    (0.49)(4) $    (0.39)(4)
Weighted average shares
 outstanding (5)..............        2,434        2,430        2,670        2,770      2,534       2,745          2,821

                                                                                           AS OF APRIL 5, 1996
                                                                                        -------------------------
                                                                                         ACTUAL    AS ADJUSTED(6)
                                                                                        ---------  --------------
BALANCE SHEET DATA:
Working capital.......................................................................  $   4,666    $   20,844
Total assets..........................................................................     82,403        82,403
Total debt (7)........................................................................     25,091         8,163
Stockholders' equity..................................................................     18,950        35,878

- ------------------------
(1) The Company's fiscal year ends on January 5th of the following year.

(2) The pro forma statement of income data is based on the historical financial information of the Company and TCSS and includes pro forma adjustments to reflect pro forma results of operations as if the acquisition of TCSS had occurred on January 6, 1995. See "Selected Pro Forma Consolidated Financial Data" and "Business -- Acquisition of TCSS."

(3) Fully diluted earnings per share for fiscal years 1993, 1994, 1995, pro forma 1995, the first three months of 1995, the first three months of 1996 and pro forma 1996, were $0.78, $1.12, $1.62, $1.72, $0.35, $(0.49) and
    $(0.39), respectively.

(4) The first three months of 1996 actual and pro forma results reflect the Vanstar litigation settlement and related costs of $4,392. Without this charge, net income would have been $1,258 and $1,511 for the first three months of 1996 actual and pro forma, respectively, and net income per share would have been $0.46 and $0.54 actual and pro forma, respectively.

(5) Reflects a 10% stock dividend declared on May 2, 1995.

(6) Adjusted to reflect the sale by the Company of 1,200,000 shares of Common Stock offered hereby at an assumed public offering price of $15.50 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

(7) Total debt excludes floor plan financing, which is classified as accounts payable. See Note 6 of the Notes to Consolidated Financial Statements.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING SHARES OF THE COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN OF THE FACTORS SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.

DEPENDENCE ON MAJOR CUSTOMERS

    For fiscal years 1993, 1994 and 1995, and the first three months of fiscal 1996, approximately 46%, 44%, 59% and 47% of the Company's total net sales and revenues, respectively, were derived from its top 10 customers and three of the Company's top 10 customers were the same during each of those periods. The composition of the Company's top customers changes from year to year as a result of large roll-outs of equipment which are not recurring on an annual basis. Sales in those periods to the single largest customer of each period comprised approximately 13%, 9%, 19%, and 15% of the Company's total net sales and revenues, respectively. In addition, for fiscal years 1994 and 1995, and the first three months of fiscal 1996, approximately 55%, 57%, and 47% of TCSS' total revenue, respectively, was derived from its top 10 customers, seven of which were the same in each of those periods. Sales in those periods to the single largest customer comprised approximately 29%, 18% and 17% of TCSS' total revenue, respectively. A loss of one or more of the Company's major customers could have a material adverse effect on the Company's operations and financial results. There can be no assurance that the Company will be able to retain its major customers. In addition, there is no assurance that the Company will continue to attract customers with roll-out projects. See "Business -- Marketing and Customers."

    During the third quarter of 1995, P&G, one of the Company's largest customers, discontinued using the Company as its primary computer equipment supplier as part of P&G's program to select a single world-wide supplier. For fiscal years 1993, 1994 and 1995, the Company's total sales to all divisions of P&G were $14.4 million, $16.0 million and $16.1 million, respectively. The Company continues to provide minimal equipment to P&G and certain outsourcing services pursuant to an arrangement with the new world-wide supplier, ISSC, a division of IBM. The total net sales and revenues to P&G (including ISSC) were approximately $241,750 in the first three months of fiscal 1996.

PRODUCT SUPPLY

    The increasing demand for microcomputers has resulted in significant product supply shortages from time to time because manufacturers have been unable to produce sufficient quantities of certain products to meet actual demand. There can be no assurance that manufacturers will be able to maintain an adequate supply of products in order for the Company to fulfill all of its customers' orders in a timely manner. Failure to obtain adequate product supplies could have a material adverse effect on the Company's operations and financial results. In addition, the Company purchases products directly from certain manufacturers including Compaq and IBM. If a manufacturer who sells directly to the Company discontinued direct sales of its products to the Company, the Company would be required to purchase the product from a distributor. This could materially and adversely affect the Company's ability to obtain constrained products or to obtain products at competitive prices. See "Business -- Products."

DEPENDENCE ON KEY MANUFACTURERS' AUTHORIZATIONS

    Authorization is required before the Company may sell certain manufacturers' products. The Company is an authorized reseller for 35 manufacturers, and offers the products of over 1,000 manufacturers. Sales of products manufactured by Compaq, Hewlett-Packard and IBM during fiscal years 1993, 1994 and 1995 and the first three months of fiscal 1996, collectively comprised approximately 48%, 74%, 68% and 55% respectively, of the Company's total sales of equipment and supplies.

The loss of a significant manufacturer's authorization or the deterioration of the Company's relationship with a significant manufacturer could have a material adverse effect on the Company's operations and financial results. There can be no assurance that the Company will continue as an authorized reseller for any manufacturer or that the current terms offered by any manufacturer, including pricing terms, will not adversely change in the future. Substantially all of the Company's agreements may be terminated by the manufacturer without cause upon 30 to 90 days' notice or immediately upon the occurrence of certain events. See "Business -- Products."

RAPID TECHNOLOGICAL CHANGE

    The microcomputer products market is characterized by rapidly changing technology and frequent introductions of new products and product enhancements. The Company's continued success will depend on its ability to keep pace with technological developments of new products and services and its ability to fulfill increasingly sophisticated customer requirements. There can be no assurance that the Company's current manufacturers, suppliers and technical employees will be able to provide the products and support necessary to remain competitive. In addition, there can be no assurance that the Company will be able to obtain authorizations from new manufacturers or for new products that gain market acceptance. If the Company were to incur delays in sourcing and developing new services and product and service enhancements, or delays in obtaining new products, such delays could have a material adverse effect on the Company's operations and financial results. See "Business -- Industry Trends" and "-- Products."

DEPENDENCE ON KEY PERSONNEL

    The success of the Company is dependent on the services of David B. Pomeroy, II, its Chairman of the Board, President and Chief Executive Officer and other key personnel. The loss of the services of Mr. Pomeroy or other key personnel could have a material adverse effect on the Company's business. The Company has entered into employment agreements with certain of its key personnel, including Mr. Pomeroy. The Company's success and plans for future growth will also depend on its ability to attract and retain highly skilled personnel in all areas of its business. See "Management."

MANUFACTURER MARKET DEVELOPMENT FUNDS

    Several manufacturers offer market development funds, cooperative advertising and other promotional programs to computer resellers. These funds (which, together with vendor rebates that reduce cost of goods sold, are collectively referred to on the Company's Consolidated Balance Sheets and related Notes as Vendor Incentive Rebates) are accounted for as a reduction in selling, general and administrative expenses, thereby increasing net income. While such programs have been available to the Company in the past, there is no assurance that these programs will be continued. Although the dollar amount of funds awarded to the Company for fiscal years 1993, 1994 and 1995, and the first three months of fiscal 1996, has increased over the prior year's comparable period, these benefits as a percentage of sales have generally been stable since 1993 representing 1.1%, 1.3%, 1.3% and 1.3% of total net sales and revenues, respectively. Any discontinuance or material reduction of these programs could have a material adverse effect on the Company's operations and financial results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General."

RETENTION OF TECHNICAL EMPLOYEES

    The success of the Company's services business, in particular its network and integration services, depends in large part upon the Company's ability to attract and retain highly skilled technical employees in a competitive labor market. As part of its efforts to attract and retain such employees, the Company typically requires each technical employee to enter into an employment agreement with a term ranging from one to three years, often including bonuses tied to length of service. There can be no assurance that the Company will be able to attract and retain sufficient numbers of skilled technical employees. The loss of a significant number of the Company's existing technical personnel or difficulty in hiring or retaining additional technical personnel could have a material adverse effect on the Company's operations and financial results. See "Business -- Services" and "-- Employees."

RAPID GROWTH

    The Company has experienced rapid growth both internally and, to a lesser extent, through acquisitions, and the Company intends to continue to pursue both types of growth opportunities as part of its business strategy. There can be no assurance that the Company will be successful in maintaining its rapid growth in the future. The Company expects that more of its future growth will result from acquisitions. The Company recently completed its acquisition of TCSS and regularly evaluates expansion and acquisition opportunities that would complement its ongoing operations. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional companies or successfully integrate such additional companies into the Company without substantial costs, delays or other problems. In addition, there can be no assurance that companies acquired in the future will be profitable at the time of their acquisition or will achieve levels of profitability that justify the investment therein. Acquisitions may involve a number of special risks, including, but not limited to, adverse short-term effects on the Company's reported operating results, diversion of management's attention, dependence on retaining, hiring and training key personnel, risks associated with unanticipated problems or legal liabilities and amortization of acquired intangible assets, some or all of which could have a material and adverse effect on the Company's operations and financial results. See "Business -- Operating and Growth Strategy."

INTEGRATION OF TCSS

    While the Company has made other acquisitions, the Company has not previously made an acquisition as large as TCSS. The Company expects that the business operations of TCSS will initially continue in substantially the same manner as in the past. However, the long-term successful integration of TCSS' operations may depend on a number of factors including: (i) the retention of key personnel in order to maintain relationships with significant customers; (ii) the Company's ability to increase the proportion of service revenues of the TCSS operations, as compared to product sales; and (iii) the Company's ability to realize cost savings from the acquisition. Although the Company believes that TCSS has contributed, and will continue to contribute, to the growth and profitability of the Company without full integration, there can be no assurance that the Company will be able to fully and successfully integrate TCSS' operations or that TCSS' operations will not adversely affect the profitability of the Company. See "Business -- Acquisition of TCSS."

CURRENT INDUSTRY CONDITIONS

    Distributors and resellers in the microcomputer industry currently face a number of potentially adverse business conditions, including pricing pressures, evolving distribution channels, market consolidation and a potential decline in the rate of growth in sales of microcomputers. Heightened price competition among various hardware manufacturers has resulted in reduced per unit revenue and declining gross profit margins for many microcomputer resellers. As a result of the intense price competition within the industry, the Company has experienced increasing pressure on its gross profit and operating margins. The Company's inability to compete successfully on the pricing of products sold, or the continuing decline in its gross margins due to competition, could have a material adverse effect on the Company's operations and financial results. See "Business -- General" and "-- Competition."

INVENTORY MANAGEMENT

    The PC industry is characterized by rapid product improvement and technological change resulting in relatively short product life cycles and rapid product obsolescence. While most of the inventory stocked by the Company is for specific customer orders, inventory devaluation or obsolescence could materially and adversely affect the Company. Current industry practice among manufacturers is to provide price protection intended to reduce the risk of inventory devaluation, although such policies are subject to change at any time and there can be no assurance that such price protection will be available to the Company in the future. The Company currently also has the option of returning inventory to certain manufacturers and distributors, subject to certain limitations. The amount of inventory that can be returned to manufacturers without a restocking fee varies under the Company's agreements and such return policies may provide only limited protection against excess inventory. There can be no assurance that new product developments will not have a material and adverse effect on the value of the Company's inventory or that the Company will successfully manage its existing and future inventory. In addition, the Company stocks parts inventory for its services business. Parts inventory is more likely to experience a decrease in valuation as a result of technological change and obsolescence and there are no price protection practices offered by manufacturers with respect to parts.

COMPETITION

    The microcomputer market is highly competitive with respect to performance, quality and price. The Company directly competes with local, regional and national distributors and mail order providers of microcomputer products and services, including network integrators and corporate divisions of superstores. While the Company's competitors vary depending upon the particular market, some of the national and regional competitors of the Company include Ameridata, CompuCom, Dataflex, Entex, InaCom and Sarcom as to product sales and Ameridata, Andersen Consulting, EDS, ISSC, TFN and Vanstar as to services. Also, the computer industry has recently experienced a significant amount of consolidation through mergers and acquisitions. In the future, the Company may face further competition from new market entrants and possible alliances between existing competitors. Certain computer superstores have expanded their marketing efforts to target segments of the Company's customer base, which could have a material adverse impact on the Company's operations and financial results. Some of the Company's competitors have, or may have, greater financial, marketing and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, benefit from greater purchasing economies, offer more aggressive hardware and service pricing to their customers, or devote greater resources to the promotion of their products and services. There can be no assurance that the Company will be able to compete successfully in the future with such competitors.

    The Company also competes with microcomputer manufacturers which market through direct sales forces and distributors. More aggressive competition by the Company's principal manufacturers of microcomputer products such as offering a full range of services in addition to products, could have a material adverse effect on the Company's operations and financial results. See "Business -- Competition."

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

    Quarterly results may fluctuate as a result of a number of factors including: the timing of large roll-out projects; increased competition; changes in pricing policy by the Company, its competitors or manufacturers; the timing of new product introductions by manufacturers; and general economic conditions. Revenues from the sales of product are recognized upon shipment to the customer. The results for a particular quarter could vary significantly due to the timing of large roll-out projects, since such projects are frequently subject to delays associated with large capital expenditures and authorization procedures within large companies and governmental entities. In addition, operating results are sensitive to changes in the mix of revenues derived from the sale of products as compared to service revenues which typically have higher gross margins than product sales. The Company's inability to obtain rebates, other favorable pricing terms, or market development funds could have a material adverse effect on the Company's gross profit margins or operating profit margins. Such fluctuations in quarterly results could cause volatility in the price of the Company's common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MANAGEMENT INFORMATION SYSTEM

    The Company relies upon the accuracy and proper utilization of its management information system to provide timely distribution services and to track properly its financial information. The Company began implementation of a new, integrated management information system in July 1994 and continues to integrate additional functions. The Company anticipates that it will continually need to refine and modify its management information system as the Company grows and the needs of its business change. The occurence of a significant system failure could have a material adverse effect on the Company's operations and financial results. See "Business -- Management Information System."

CONTROL BY PRINCIPAL STOCKHOLDER

    Based on the number of shares of Common Stock that will be outstanding upon completion of this offering, David B. Pomeroy, II, will beneficially own 27.9% of the outstanding Common Stock (approximately 26.6% if the Underwriters' over-allotment option is exercised in full). As a result, Mr. Pomeroy will retain for all practical purposes the voting power to prevent the approval of certain matters requiring approval by at least 66 2/3% of all stockholders, and will continue to have significant influence over the affairs of the Company. See "Description of Capital Stock" and "Principal and Selling Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of a substantial number of shares of Common Stock in the public market following the Offering could materially and adversely affect the market price of the Common Stock. Upon completion of the Offering, the Company will have
3,952,643 shares of Common Stock outstanding (4,155,143 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, 1,350,000 shares offered hereby will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Act"), except for any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144, promulgated under the Act. Of the remaining 2,602,643 shares, 1,201,388 shares of Common Stock are "restricted securities" as defined in Rule 144 (including 1,072,055 shares held by affiliates of the Company), and an additional 24,692 shares which are not restricted securities are held by affiliates, all of which are subject to volume, manner of sale, notice and information requirements of Rule 144. The 1,081,630 shares held by officers and directors are subject to lock-up agreements with the Underwriters and may not be sold for a period of 180 days after the date of this Prospectus, without prior written consent from the Underwriters. See "Shares Eligible for Future Sale" and "Underwriting."

EFFECT OF CERTAIN ANTI-TAKEOVER PROVISIONS

    The Company's Certificate of Incorporation (the "Certificate") authorizes the issuance of one or more series of Preferred Stock, the terms of which may be fixed by the Board of Directors. Additionally, the Certificate limits the ability of shareholders to call special meetings or to amend the Company's Certificate or Bylaws. Each of these provisions, as well as the Delaware business combination statute to which the Company is subject, could have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock -- Certain Certificate and Bylaw Provisions."

                                USE OF PROCEEDS

    The net proceeds from the sale of the 1,200,000 shares of Common Stock offered by the Company hereby, after deducting the underwriting discount and estimated offering expenses payable by the Company, are estimated to be approximately $16.9 million (approximately $19.9 million if the Underwriters' over-allotment option is exercised in full). The Company currently intends to use net proceeds to reduce indebtedness under the Company's revolving credit facility (the "Credit Facility") and to repay $1.0 million of a $2.7 million subordinated note issued in connection with the acquisition of TCSS (the "Subordinated Note"). The Subordinated Note, which matures in March 2000, bears an interest rate equal to Star Bank's prime rate plus 0.50%, subject to minimum and maximum rates. As of May 28, 1996, an aggregate of $22.7 million was outstanding under the Company's Credit Facility. The Credit Facility carries an interest rate of 0.25% below Star Bank's prime rate, subject to reduction under certain conditions, and expires in April 1997. The Company utilizes the Credit Facility primarily for working capital; however, approximately $4.5 million was borrowed in March 1996 to finance a portion of the purchase price for the Company's acquisition of TCSS and $1.65 million was borrowed in April 1996 to finance the initial settlement payment to Vanstar. See "Business -- Legal Proceedings" and "-- Acquisition of TCSS." The reduction in indebtedness will increase the availability of bank credit for general business purposes and possible future acquisitions. No portion of the proceeds of this Offering has been allocated to any specific acquisition, nor has the Company entered into any agreements or letters of intent with respect to any future acquisitions, although the Company continually seeks to identify and evaluate potential acquisition candidates. See "Business -- Operating and Growth Strategy." The Company will not receive any of the proceeds from the sale of the 150,000 shares of Common Stock by the Selling Stockholder. See "Principal and Selling Stockholders."

                                 CAPITALIZATION

    The following table sets forth the short-term debt, long-term debt and total capitalization of the Company at April 5, 1996 and as adjusted to give effect to the receipt of the net proceeds from the sale of 1,200,000 Shares of Common Stock offered by the Company hereby at an assumed offering price of $15.50 per share. This table should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                           APRIL 5, 1996
                                                                       ----------------------
                                                                        ACTUAL    AS ADJUSTED
                                                                       ---------  -----------
                                                                           (IN THOUSANDS)
Short-term debt (1)..................................................  $  22,851   $   6,673
                                                                       ---------  -----------
                                                                       ---------  -----------
Long-term debt.......................................................      2,240       1,490
Stockholders' equity:
  Preferred stock: 2,000,000 shares authorized; none issued..........     --          --
  Common stock: 10,000,000 shares authorized: 2,748,643 shares issued and outstanding; and 3,948,643 shares issued and outstanding, as
   adjusted (2)......................................................         27          39
Additional paid-in capital...........................................     14,384      31,300
Retained earnings....................................................      4,743       4,743
Less treasury stock, at cost (20,900 shares at April 5, 1996)........       (204)       (204)
                                                                       ---------  -----------
Total stockholders' equity...........................................     18,950      35,878
                                                                       ---------  -----------
Total capitalization (3).............................................  $  44,041   $  44,041
                                                                       ---------  -----------
                                                                       ---------  -----------

- ------------------------
(1) Short-term debt excludes floor plan financing which is classified as accounts payable. See Note 6 of the Notes to Consolidated Financial Statements.
(2) Excludes 421,010 shares reserved for additional option grants under the Company's stock option plans and excludes 253,990 shares subject to outstanding options at April 5, 1996. See Note 15 of the Notes to Consolidated Financial Statements.
(3) Consists of short-term debt, long-term debt and total stockholders' equity.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    The following table sets forth, for the periods indicated, the high and low sale prices for the Common Stock for the quarters indicated as reported on the Nasdaq National Market. The following prices have been adjusted to reflect the 10% stock dividend effective on May 22, 1995.

                                                                               PRICE RANGE
                                                                           --------------------
                                                                             HIGH        LOW
                                                                           ---------  ---------
FISCAL 1994
  First Quarter..........................................................  $   12.50  $    8.86
  Second Quarter.........................................................      10.45       8.18
  Third Quarter..........................................................       9.32       6.82
  Fourth Quarter.........................................................      10.68       7.27
FISCAL 1995
  First Quarter..........................................................  $   13.86  $    8.41
  Second Quarter.........................................................      19.00      11.82
  Third Quarter..........................................................      20.75      15.75
  Fourth Quarter.........................................................      18.50      11.25
FISCAL 1996
  First Quarter..........................................................  $   15.75  $   12.00
  Second Quarter (through May 28, 1996)..................................      16.75      13.50

    On May 28, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $15.50. As of May 15, 1996, there were approximately 2,420 holders of record of the Common Stock.

    Since its initial public offering of Common Stock on April 3, 1992, the Company has not paid any cash dividends on the Common Stock. The Company currently intends to retain earnings for use in the operation and expansion of its business and therefore does not anticipate paying cash dividends in the foreseeable future. In addition, the Company's Credit Facility prohibits the payment of cash dividends.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following table summarizes certain selected consolidated financial information for each of the last five fiscal years derived from the Consolidated Financial Statements of the Company. The selected consolidated financial information for the three months ended April 5, 1995 and 1996 are derived from the unaudited financial statements of the Company. In the opinion of management, the unaudited results of operations for the three months ended April 5, 1995 and 1996 include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information. The unaudited results of operations for the three months ended April 5, 1995 and 1996 are not necessarily indicative of the results that may be expected for the full fiscal year. The information set forth below should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                                                                        FISCAL YEARS (1)
                                                                      -----------------------------------------------------
                                                                        1991     1992 (2)     1993     1994 (3)     1995
                                                                      ---------  ---------  ---------  ---------  ---------
INCOME STATEMENT DATA:
  Net sales and revenues:
    Equipment and supplies..........................................  $  43,492  $  53,752  $ 102,442  $ 130,270  $ 211,150
    Services and other..............................................      6,464      7,637      9,736     14,305     19,560
                                                                      ---------  ---------  ---------  ---------  ---------
      Total net sales and revenues..................................     49,956     61,389    112,178    144,575    230,710
  Cost of equipment and supplies....................................     36,217     46,839     92,358    117,594    192,839
  Cost of services and other........................................      1,371      1,337      1,793      3,307      4,335
                                                                      ---------  ---------  ---------  ---------  ---------
      Total cost of sales and revenues..............................     37,588     48,176     94,151    120,901    197,174
                                                                      ---------  ---------  ---------  ---------  ---------
  Gross profit......................................................     12,368     13,213     18,027     23,674     33,536
  Operating expenses:
    Selling, general and administrative.............................      8,653      9,225     12,969     17,231     23,247
    Royalty expense.................................................      1,485      1,732        605     --         --
    Depreciation and amortization...................................        149        203        400        886      1,004
                                                                      ---------  ---------  ---------  ---------  ---------
      Total operating expenses......................................     10,287     11,160     13,974     18,117     24,251
                                                                      ---------  ---------  ---------  ---------  ---------
  Income from operations............................................      2,081      2,053      4,053      5,557      9,285
  Other expense (income):
    Interest expense................................................        754        604        850      1,031      1,999
    Litigation settlement and related costs.........................     --         --         --         --         --
    Miscellaneous...................................................         26        (54)       (57)       (57)       (64)
                                                                      ---------  ---------  ---------  ---------  ---------
      Total other expense...........................................        780        550        793        974      1,935
                                                                      ---------  ---------  ---------  ---------  ---------
  Income (loss) from continuing operations before income taxes......      1,301      1,503      3,260      4,583      7,350
  Income tax expense................................................         40        523      1,360      1,856      2,983
                                                                      ---------  ---------  ---------  ---------  ---------
  Net income (loss) from continuing operations......................  $   1,261  $     980  $   1,900  $   2,727  $   4,367
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------
  Net income (loss) from continuing operations per share (6)........  $    0.85  $    0.47  $    0.78  $    1.12  $    1.64
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------
    Pro forma income (loss) from continuing operations (7)..........  $     702  $     917  $   1,900  $   2,727  $   4,367
    Pro forma net income (loss) (7).................................        684        702      1,900      2,727      4,367
    Pro forma net income (loss) per share (6)(7)....................  $    0.46  $    0.33  $    0.78  $    1.12  $    1.64


                                                                        THREE MONTHS ENDED
                                                                             APRIL 5,
                                                                      -----------------------
                                                                        1995       1996 (4)
                                                                      ---------  ------------
INCOME STATEMENT DATA:
  Net sales and revenues:
    Equipment and supplies..........................................  $  43,570  $  57,305
    Services and other..............................................      4,420      5,919
                                                                      ---------  ------------
      Total net sales and revenues..................................     47,990     63,224
  Cost of equipment and supplies....................................     39,174     52,160
  Cost of services and other........................................      1,063      1,464
                                                                      ---------  ------------
      Total cost of sales and revenues..............................     40,237     53,624
                                                                      ---------  ------------
  Gross profit......................................................      7,753      9,600
  Operating expenses:
    Selling, general and administrative.............................      5,572      6,727
    Royalty expense.................................................     --           --
    Depreciation and amortization...................................        193        416
                                                                      ---------  ------------
      Total operating expenses......................................      5,765      7,143
                                                                      ---------  ------------
  Income from operations............................................      1,988      2,457
  Other expense (income):
    Interest expense................................................        490        435
    Litigation settlement and related costs.........................     --          4,392 (5)
    Miscellaneous...................................................         (8)       (93)
                                                                      ---------  ------------
      Total other expense...........................................        482      4,734
                                                                      ---------  ------------
  Income (loss) from continuing operations before income taxes......      1,506     (2,277   )
  Income tax expense................................................        600       (922   )
                                                                      ---------  ------------
  Net income (loss) from continuing operations......................  $     906  $  (1,355   )(5)
                                                                      ---------  ------------
                                                                      ---------  ------------
  Net income (loss) from continuing operations per share (6)........  $    0.36  $   (0.49   )(5)
                                                                      ---------  ------------
                                                                      ---------  ------------
    Pro forma income (loss) from continuing operations (7)..........  $     906  $  (1,355   )(5)
    Pro forma net income (loss) (7).................................  $     906  $  (1,355   )(5)
    Pro forma net income (loss) per share (6)(7)....................  $    0.36  $   (0.49   )(5)

                                                                                                                    AS OF
                                                                           AS OF FISCAL YEAR END                  APRIL 5,
                                                           -----------------------------------------------------  ---------
                                                             1991       1992       1993       1994       1995       1995
                                                           ---------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
  Working capital........................................  $     301  $   5,768  $   6,522  $   6,556  $  10,340  $   7,794
  Total assets...........................................     18,852     26,813     34,086     57,061     63,985     56,377
  Total debt (8).........................................      6,729      7,053      9,124     16,031     17,386     14,086
  Stockholders' equity...................................      2,766      8,616     10,594     13,130     19,200     14,071


                                                             1996
                                                           ---------
BALANCE SHEET DATA:
  Working capital........................................  $   4,666
  Total assets...........................................     82,403
  Total debt (8).........................................     25,091
  Stockholders' equity...................................     18,950

- ----------------------------------
(1) On December 30, 1992, the Company changed its fiscal year from a 52 or 53-week period ending on the first Saturday following December 31 to a 12-month period ending January 5.
(2) During fiscal 1992, the Company acquired the outstanding stock of C&N Corp. and discontinued the Company's retail operations.
(3) During fiscal 1994, the Company acquired the outstanding stock of Xenas. See
    Note 12 of Notes to Consolidated Financial Statements.
(4) In March 1996, the Company acquired the assets of TCSS. See Note 18 of Notes to Consolidated Financial Statements.
(5) The first three months of 1996 reflect the Vanstar litigation settlement and related costs of $4,392. Without this charge, net income would have been $1,258 and net income per share would have been $0.46 for the first three months of 1996.
(6) Net income per share from continuing operations and pro forma per share amounts are calculated using pro forma weighted average shares outstanding adjusted for the 10% stock dividend effective May 22, 1995.
(7) The pro forma data compares the net operating results of the Company for fiscal years 1991 and 1992 with the comparable results for fiscal years 1993 through 1995 as if the Company had been taxed as a C Corporation on all income in fiscal 1991 and 1992 at an effective rate of 39%. The net operating results for 1991 do not include a charge for compensation of the Company's principal stockholder.
(8) Total debt excludes floor plan financing which is classified as accounts payable. See Note 6 of the Notes to Consolidated Financial Statements.

                 SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The selected pro forma consolidated financial data presented below are derived from the Company's Consolidated Financial Statements and related Notes included elsewhere in this Prospectus, as adjusted to give effect to the acquisition of TCSS. See "Business -- Acquisition of TCSS." The selected pro forma statement of income data give effect to the acquisition of TCSS as if it had occurred on January 6, 1995. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The pro forma financial data do not purport to represent what the Company's results of operations or financial position would actually have been had the acquisition of TCSS in fact occurred at or on such dates, or to project the Company's results of operations for any future period. The selected pro forma consolidated financial data should be read in conjunction with "Risk Factors -- Integration of TCSS," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Acquisition of TCSS," the Company's Consolidated Financial Statements and related Notes appearing elsewhere in this Prospectus and the separate financial statements and related notes of TCSS appearing elsewhere in this Prospectus.

                                                                                                         PRO FORMA
                                                                                              -------------------------------
                                                                                                YEAR ENDED     THREE MONTHS
                                                                                                JANUARY 5,         ENDED
                                                                                                   1996        APRIL 5, 1996
                                                                                              --------------  ---------------
INCOME STATEMENT DATA:
  Net sales and revenues:
    Equipment and supplies..................................................................   $    270,532   $    68,882
    Services and other......................................................................         20,677         6,159
                                                                                              --------------  ---------------
      Total net sales and revenues..........................................................        291,209        75,041
  Cost of equipment and supplies............................................................        245,068        62,455
  Cost of services and other................................................................          4,610         1,511
                                                                                              --------------  ---------------
      Total cost of sales and revenues......................................................        249,678        63,966
                                                                                              --------------  ---------------
Gross profit................................................................................         41,531        11,075
Operating expenses:
  Selling, general and administrative.......................................................         29,050         7,608
  Royalty expense...........................................................................        --              --
  Depreciation and amortization.............................................................          1,746           569
                                                                                              --------------  ---------------
      Total operating expenses..............................................................         30,796         8,177
                                                                                              --------------  ---------------
Income from operations......................................................................         10,735         2,898
Other expense (income):
  Interest expense..........................................................................          2,724           450
  Litigation settlement and related costs...................................................        --              4,392
  Miscellaneous.............................................................................            (59)           (91)
                                                                                              --------------  ---------------
      Total other expense...................................................................          2,665          4,751
                                                                                              --------------  ---------------
Income (loss) from continuing operations before income taxes................................          8,070         (1,853   )
Income tax expense (benefit)................................................................          3,276           (752   )
                                                                                              --------------  ---------------
Net income (loss) from continuing operations................................................  $       4,794   $     (1,101   )(1)
                                                                                              --------------  ---------------
                                                                                              --------------  ---------------
Net income (loss) from continuing operations per share......................................  $        1.73   $      (0.39   )(1)
                                                                                              --------------  ---------------
                                                                                              --------------  ---------------

- ------------------------
(1) The first three months of 1996 pro forma results reflect the Vanstar litigation settlement and related costs of $4,392. Without this charge, pro forma net income would have been $1,511 and pro forma net income per share would have been $0.54.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The Company has experienced significant growth in recent years as total net sales and revenues have increased to $230.7 million in fiscal 1995 from $112.2 million in fiscal 1993, a compound annual growth rate of 43.4%. During the same period, net income increased to $4.4 million from $1.9 million, a compound annual growth rate of 51.6%. During the first three months of 1996, total net sales and revenues were $63.2 million, which represents an increase of $15.2 million, or 31.7%, over total net sales and revenues from the same period in 1995. During the first three months of 1996, the Company incurred a net loss of $1.4 million which represents a decrease of $2.3 million from net income of $0.9 million in the same period in 1995. Excluding the effect of the Vanstar litigation settlement in the first quarter of 1996, net income would have been $1.3 million which represents an increase of $0.4 million or 39.0% over the same period in 1995. The Company has been able to increase its total net sales and revenues by expanding its base of commercial, health care, governmental and educational customers, acquiring and opening new branches and taking advantage of the increased use of and demand for microcomputers.

    The Company offers a wide range of microcomputer products and related services. Typically, equipment and supplies sales carry relatively lower gross profit margins while service revenues carry significantly higher gross profit margins. For fiscal years 1993, 1994 and 1995, and the first three months of fiscal 1996, the gross profit margin on equipment and supplies sales was 9.8%, 9.7%, 8.7% and 9.0%, respectively, while the gross profit margin on service revenues was 81.6%, 76.9%, 77.8% and 75.3%, respectively.

    In fiscal 1995 and 1994, total net sales and revenue growth benefitted from roll-out projects with major customers (including hardware, software and services), which are typically not recurring on an annual basis. Such projects, as well as other high-volume equipment sales, typically have a lower than average gross profit margin on the sale of hardware but are often accompanied by service revenues which have a higher than average gross profit margin. However, the overall gross profit margin contributed by such projects is lower than the Company's average gross profit margin on total net sales and revenues. Because of the magnitude of these projects, they can cause substantial short-term variability in both sales and service revenues and gross profit margins. Roll-out customers in fiscal 1995 and 1994 included GE, KFC, Kroger, Long John Silvers', Providian, Square D and Western-Southern.

    Another major component of revenue growth has been the opening of new branches by either internal expansion or acquisition. Since 1993, the Company has opened two new branches, accounting for $5.5 million and $50.6 million of net sales and revenues in fiscal 1994 and 1995, respectively, and has made two acquisitions, contributing $0.3 million and $2.1 million to total net sales and revenues for the same periods. In 1996, the Company acquired TCSS, contributing $8.0 million to total net sales and revenues for the first quarter of 1996.

    Gross profit margins can vary significantly on a quarterly basis and are affected by a number of factors including the proportion of equipment and supplies sales to service revenues, manufacturers' pricing policies and rebate programs, the availability of product, the number of roll-out projects, competition within the industry and competition within specific markets. The Company obtains rebates (which, together with the market development funds are collectively referred to on the Company's Consolidated Balance Sheets and related Notes as Vendor Incentive Rebates) and other favorable pricing terms from certain manufacturers which are accounted for as a reduction in the cost of goods sold. In addition, the Company's operating profit margins are favorably affected by the receipt of market development funds from a number of its manufacturers since such funds are accounted for as a reduction in selling, general and administrative expenses.

    In March 1996, the Company acquired TCSS, a computer reseller based in Des Moines, Iowa. TCSS has also experienced substantial growth in recent years as total revenues increased $12.4 million, or 25.8%, to $60.5 million in fiscal 1995 from $48.1 million in fiscal 1994. During the same period, pre-tax income increased $0.3 million, or 14.0%, to $2.0 million in fiscal 1995 from $1.7 million in fiscal 1994. Total sales of equipment were $59.4 million in fiscal 1995, compared to $47.6 million in fiscal 1994, while total service revenues were $1.1 million compared to $0.5 million, for the same periods. The gross profit margin on equipment sales was 12.0% and 12.9%, respectively, for fiscal 1995 and 1994, while the gross profit margin on service revenues was 75.4% and 74.7%, respectively. Total gross margin was 13.2% in 1995, compared to 13.5% in 1994. In the first three months of fiscal 1996, TCSS posted total revenue of $20.0 million which was a 44.7% increase over the same period in 1995. Total gross margin was 14.0% in the first three months of 1996, compared to 13.1% for the same period in 1995. See the Financial Statements of TCSS and Notes thereto and Pro Forma Financial Statements of the Company appearing elsewhere in this Prospectus.

RESULTS OF OPERATIONS

    The following table presents, for the periods indicated, the components of the Company's statement of income as a percentage of total net sales and revenues.

                                                                                                         THREE MONTHS ENDED
                                                                                FISCAL YEARS                  APRIL 5,
                                                                       -------------------------------  --------------------
                                                                         1993       1994       1995       1995       1996
                                                                       ---------  ---------  ---------  ---------  ---------
INCOME STATEMENT DATA:
Net sales and revenues:
  Equipment and supplies.............................................       91.3%      90.1%      91.5%      90.8%      90.6%
  Services and other.................................................        8.7        9.9        8.5        9.2        9.4
                                                                       ---------  ---------  ---------  ---------  ---------
    Total net sales and revenues.....................................      100.0      100.0      100.0      100.0      100.0
Cost of equipment and supplies.......................................       82.3       81.3       83.6       81.6       82.5
  Cost of services and other.........................................        1.6        2.3        1.9        2.2        2.3
                                                                       ---------  ---------  ---------  ---------  ---------
    Total cost of sales and revenues.................................       83.9       83.6       85.5       83.8       84.8
                                                                       ---------  ---------  ---------  ---------  ---------
  Gross profit.......................................................       16.1       16.4       14.5       16.2       15.2
Operating expenses:
  Selling, general and administrative................................       11.6       11.9       10.1       11.6       10.6
  Royalty expense....................................................        0.5        0.0        0.0        0.0        0.0
  Depreciation and amortization......................................        0.4        0.6        0.4        0.4        0.7
                                                                       ---------  ---------  ---------  ---------  ---------
    Total operating expenses.........................................       12.5       12.5       10.5       12.0       11.3
                                                                       ---------  ---------  ---------  ---------  ---------
Income from operations...............................................        3.6        3.9        4.0        4.2        3.9
Other expense (income):
  Interest expense...................................................        0.8        0.7        0.8        1.0        0.7
  Litigation settlement and related costs............................     --         --         --         --            6.9
  Miscellaneous......................................................       (0.1)       0.0        0.0        0.0       (0.1)
    Total other expense..............................................        0.7        0.7        0.8        1.0        7.5
                                                                       ---------  ---------  ---------  ---------  ---------
Income (loss) before income tax......................................        2.9        3.2        3.2        3.2       (3.6)
Income tax expense (benefit).........................................        1.2        1.3        1.3        1.3       (1.5)
                                                                       ---------  ---------  ---------  ---------  ---------
Net income (loss)....................................................        1.7%       1.9%       1.9%       1.9%      (2.1)%
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                       ---------  ---------  ---------  ---------  ---------

THREE MONTHS ENDED APRIL 5, 1996 COMPARED TO THREE MONTHS ENDED APRIL 5, 1995

    TOTAL NET SALES AND REVENUES. Total net sales and revenues increased $15.2 million, or 31.7%, to $63.2 million in the first quarter of 1996 from $48.0 million in the first quarter of 1995. Of the increase, approximately $8.0 million resulted from the acquisition of TCSS in March 1996, and approximately $7.2 million resulted from sales to existing customers. Sales of equipment and supplies increased $13.7 million, or 31.5%, to $57.3 million in the first quarter of 1996 from $43.6 million in the first quarter of 1995. Of the increase, approximately $7.9 million was a result of the acquisition of TCSS and approximately $5.8 million resulted from internal growth. Service revenues increased $1.4 million, or 33.3%, to $5.4 million in the first quarter of 1996 from $4.0 million in the first quarter of 1995. This increase relates primarily to internal growth.

    GROSS PROFIT. Gross profit margin was 15.2% in the first quarter of 1996 compared to 16.2% in the first quarter of 1995. This decrease was primarily attributable to continued price competition. However, the gross profit margin for this quarter as well as the fourth quarter of 1995 improved relative to the second and third quarter results of 1995 when gross profit margins were approximately 13.5%. This improvement in margin in the two most recent quarters is the result of purchasing through lower cost sources, the closing of the Kingsport branch and the limited number of lower margin large roll-outs or other large equipment sales which were prevalent during the second and third quarters of 1995.

    OPERATING EXPENSES. Selling, general and administrative expenses (also including rent expense and provision for doubtful accounts) expressed as a percentage of total net sales and revenues declined to 10.6% in the first quarter of 1996 from 11.6% in the first quarter of 1995, as the increase in these costs was slower than the increase in total net sales and revenues. Total operating expenses expressed as a percentage of sales declined to 11.3% in the first quarter of 1996 from 12.0% in the first quarter of 1995 as the increase in these costs was slower than the increase in total net sales and revenues.

    INCOME FROM OPERATIONS. Income from operations increased $0.5 million, or 23.6%, to $2.5 million in the first quarter of 1996 from $2.0 million in the first quarter of 1995. The Company's operating margin declined to 3.9% in the first quarter of 1996 from 4.2% in the first quarter of 1995 because the decline in gross margin was not offset fully by a decline in operating expenses as a percentage of net sales and revenues.

    INTEREST EXPENSE. Interest expense was $0.4 million in the first quarter of 1996 compared with $0.5 million in the first quarter of 1995. The average levels of debt increased during the first quarter of 1996 compared to the first quarter of 1995 in order to support increased levels of accounts receivable and inventory. However, the effective interest rate for the bank revolving credit agreement decreased as the bank's prime rate dropped during the first quarter of 1996.

    INCOME TAXES.   The  Company's effective  tax rate  was 40.5%  in the  first quarter of 1996 compared to 39.8% in the first quarter of 1995.

    LITIGATION SETTLEMENT AND RELATED COSTS. On April 29, 1996, the Company agreed to a settlement of the litigation with Vanstar. The settlement of $3.3 million consisted of a payment made by the Company to Vanstar of $1.65 million in cash and a $1.65 million note that is due August 27, 1996 and bears interest at 8.0% per annum. The settlement agreement also provides for mutual forgiveness of any and all claims or obligations of the parties, resulting in a charge-off of $0.5 million of receivables from Vanstar and additional expense of $0.5 million for costs related to the litigation. See "Business -- Legal Proceedings."

    NET INCOME (LOSS). The Company incurred a net loss of $1.4 million, a decrease of $2.3 million in the first quarter of 1996, from net income of $0.9 million in the first quarter of 1995 due to the factors described above. Excluding the impact of the Vanstar settlement, net income would have been $1.3 million.

FISCAL YEAR 1995 COMPARED TO FISCAL YEAR 1994

    TOTAL NET SALES AND REVENUES. Total net sales and revenues increased $86.1 million, or 59.6%, to $230.7 million in fiscal 1995 from $144.6 million in fiscal 1994. Of the increase, approximately $82.3 million resulted from increased sales to existing customers, including $35.6 million from one customer and $18.4 million from two roll-out projects. The remainder of the increase, approximately $3.8 million, was attributable to the opening of a new branch office in Birmingham, Alabama in January 1995 and the acquisition of Xenas in November 1994.

    Sales of equipment and supplies increased $80.9 million, or 62.1%, to $211.2 million in fiscal 1995 from $130.3 million in fiscal 1994. Of the increase, approximately $77.5 million resulted from internal growth and approximately $3.4 million was attributable to the opening of the Birmingham branch and Xenas acquisition described above. Total services revenue increased $4.5 million, or 33.8%, to $17.9 million in fiscal 1995 from $13.4 million in fiscal 1994. Of this increase, approximately $0.2 million resulted from the opening of the Birmingham branch, with the remainder due to internal growth. As part of an overall strategy to gain market share in 1995, the Company increased its hardware sales by more aggressively bidding on large volume projects which resulted in an increase in the proportion of equipment and supplies sales to total net sales and revenues in 1995 as compared to 1994.

    During the third quarter of 1995, the Company experienced a decline in its sales of equipment to P&G. P&G discontinued using the Company as its primary computer equipment supplier as part of P&G's program to select a single world-wide supplier. See "Risk Factors -- Dependence on Major Customers." Additionally, the Company closed its Kingsport, Tennessee branch in an effort to focus on more profitable business opportunities.

    GROSS PROFIT. Gross profit margin was 14.5% in fiscal 1995 compared to 16.4% in fiscal 1994. This decrease was attributable to a combination of strong price competition and large volume equipment roll-outs which increased the proportion of total net sales and revenues derived from relatively lower gross margin sales of products as compared to relatively higher gross margin revenues derived from services.

    OPERATING EXPENSES. Selling, general and administrative expenses (also including rent expense and provision for doubtful accounts) expressed as a percentage of total net sales and revenues declined to 10.1% in fiscal 1995 from 11.9% for fiscal 1994. This was attributable to the large volume increase in sales in 1995 and continued emphasis on expense control. Another contributing factor was the implementation of a new management information system which has allowed the Company to reduce overhead costs as a percentage of sales. Total operating expenses expressed as a percentage of total net sales and revenues declined to 10.5% in fiscal 1995 from 12.5% in fiscal 1994 as the increase in these costs slowed relative to the growth in total net sales and revenues.

    INCOME FROM OPERATIONS. Income from operations increased $3.7 million, or 67.1%, to $9.3 million in fiscal 1995 from $5.6 million in fiscal 1994. The Company's operating margin was essentially unchanged in 1995 as compared to 1994 as the decline in gross margin was offset by a decline in total operating expenses as a percentage of total net sales and revenues.

    INTEREST EXPENSE. Total interest expense was $2.0 million in fiscal 1995 compared with $1.0 million in fiscal 1994. The increase was attributable to higher average levels of debt outstanding on the bank line of credit and the floor plan financing arrangements during fiscal 1995 as compared to fiscal 1994. At January 5, 1996, the amounts outstanding on the bank line of credit and floor plan lines of credit were $16.9 million and $17.7 million, respectively. The additional levels of financing were necessary primarily to support the increased levels of accounts receivable and inventory needed to finance the higher total net sales and revenues. In addition, the weighted average interest rate on bank borrowings increased to 8.7% in fiscal 1995 compared with 7.1% in fiscal 1994, because of higher interest rates in the first quarter of 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    INCOME TAXES. The Company's effective tax rate was 40.6% in fiscal 1995 compared to 40.5% in fiscal 1994.

    NET INCOME. Net income increased $1.6 million, or 59.3%, to $4.4 million in fiscal 1995 from $2.7 million in fiscal 1994. The increase was a result of the factors described above.

FISCAL YEAR 1994 COMPARED TO FISCAL YEAR 1993

    TOTAL NET SALES AND REVENUES. Total net sales and revenues increased $32.4 million, or 28.9%, to $144.6 million in fiscal 1994 from $112.2 million in fiscal 1993. Of the increase, approximately $23.4 million resulted from internal growth, $8.7 million was attributable to the opening of branch offices in Nashville and Kingsport, Tennessee and $0.3 million was attributable to the acquisition of Xenas.

    Sales of equipment and supplies increased $27.9 million, or 27.2%, to $130.3 million in fiscal 1994 from $102.4 million in fiscal 1993. Of this increase, approximately $19.7 million resulted from internal growth including $9.7 million from a major roll-out to a single customer, $7.8 million from the opening of branch offices in Nashville and Kingsport, Tennessee and $0.3 million from the acquisition of Xenas. Service revenues increased approximately $4.2 million, or 46.1%, to $13.4 million in fiscal 1994 from $9.2 million in fiscal 1993. Of this increase, approximately $1.1 million resulted from an increase in revenues derived from the Company's cabling division which completed a large cabling installation for a multi-site customer, $0.9 million resulted from the opening of the Nashville and Kingsport, Tennessee branch offices with the remainder due to internal growth.

    GROSS PROFIT. Gross profit margin was 16.4% in fiscal 1994 and 16.1% in fiscal 1993. The Company was able to maintain its gross profit margins despite a major equipment roll-out in 1994 at a lower than average gross profit margin primarily by increasing service revenues, which contribute a higher gross profit margin, and by using multiple sources for product to achieve lower equipment costs.

    OPERATING EXPENSES. Selling, general and administrative expenses (also including rent expense and provision for doubtful accounts) expressed as a percentage of total net sales and revenues increased to 11.9% for fiscal 1994 from 11.6% for fiscal 1993. This increase was attributable to the start-up expenses of the new Nashville and Kingsport, Tennessee branches. Total operating expenses expressed as a percentage of total net sales and revenues remained constant at 12.5% for fiscal 1994 and 1993.

    INCOME FROM OPERATIONS. Income from operations increased $1.5 million, or 37.1%, to $5.6 million in fiscal 1994 from $4.1 million in fiscal 1993. The Company's operating margin was essentially unchanged in 1994 as compared to 1993 as the decline in gross margin was offset by a decline in total operating expenses as a percentage of total net sales and revenues.

    INTEREST EXPENSE. Interest expense was $1.0 million in fiscal 1994 compared with $0.9 million in fiscal 1993. The increase was attributable to higher average levels of debt outstanding on the bank line of credit and the floor plan financing arrangements during fiscal 1994 as compared to fiscal 1993. The additional levels of financing were necessary primarily to support increased accounts receivable and inventory needed to support the higher total net sales and revenues and to a lesser degree to finance the start-up of the two new branches in Tennessee and the acquisition of Xenas.

    INCOME TAXES. The Company's effective tax rate was 40.5% in fiscal 1994 compared to 41.7% in fiscal 1993.

    NET INCOME. Net income increased $0.8 million, or 43.5%, to $2.7 million in fiscal 1994 from $1.9 million in fiscal 1993. The increase was a result of the factors described above.

QUARTERLY RESULTS

    The following table presents unaudited consolidated quarterly operating data for each of the Company's last nine fiscal quarters. This information has been prepared by the Company on a basis consistent with the Company's audited consolidated financial statements, including all adjustments, consisting of normal recurring accruals, that the Company considers necessary for a fair presentation of the data. Such quarterly results are not necessarily indicative of future results of operations. This information should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                  1994                                        1995                       1996
                               ------------------------------------------  ------------------------------------------  ---------
                                 FIRST     SECOND      THIRD     FOURTH      FIRST     SECOND      THIRD     FOURTH      FIRST
                                QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales and revenues.......  $  28,013  $  30,566  $  41,905  $  44,101  $  47,990  $  58,487  $  64,982  $  59,252  $  63,224
Gross profit.................      4,587      5,492      6,033      7,562      7,753      7,882      8,765      9,137      9,600
Income from operations.......        897      1,281      1,403      1,976      1,988      2,277      2,332      2,688      2,457
Net income...................        422        634        716        955        906      1,055      1,088      1,319     (1,355)
Earnings per share...........  $    0.17  $    0.26  $    0.30  $    0.39  $    0.36  $    0.40  $    0.40  $    0.48  $   (0.49)

Gross profit margin..........       16.4%      18.0%      14.4%      17.1%      16.2%      13.5%      13.5%      15.4%      15.2%
Operating margin.............        3.2        4.2        3.3        4.5        4.1        3.9        3.6        4.5        3.9
Net income margin............        1.5        2.1        1.7        2.2        1.9        1.8        1.7        2.2       (2.1)

    The Company's quarterly results have varied in the past and are expected to vary in the future primarily as a result of the timing of roll-out projects or major service projects since the gross profit margins on the sales of product are substantially lower than the gross profit margins on the sales of services. In addition to the effect of roll-out projects, the gross profit margins for the second and third quarters of fiscal 1995 were also adversely affected by strong price competition in the marketplace and the Company's strategic decision to aggressively bid for certain large volume equipment projects. The first quarter of 1996 includes the effect of the Vanstar litigation settlement and related costs of $4.4 million. Without this charge, net income would have been $1.3 million, net income per share would have been $0.46 and net income margin would have been 2.0%.

LIQUIDITY AND CAPITAL RESOURCES

    Cash provided by operating activities was $4.7 million in the first quarter of 1996. Cash used in investing activities included $4.5 million for the acquisition of TCSS and $1.0 million for capital expenditures. Cash provided by financing activities included $2.5 million of net proceeds from bank notes payable less $1.1 million of repayments on various notes payable and $0.3 million for the redemption of warrants. The Company's litigation with Vanstar Corporation was settled on April 29, 1996 resulting in an initial payment of $1.65 million in early May 1996, which the Company borrowed under the Credit Facility. The Company anticipates that the final settlement payment of $1.65 million, due August 27, 1996, will be financed with internally generated funds or available credit under its existing lending arrangements.

    Cash used in operating activities was $0.4 million in fiscal 1995. Cash used in investing activities included $1.1 million for capital expenditures including furniture, office equipment and leasehold improvements and $0.4 million for two small acquisitions. Cash provided by financing activities included $1.6 million from the exercise of stock options and $1.4 million of net proceeds from bank notes payable less $0.3 million of repayments on various notes payable.

    A significant part of the Company's inventories are financed by floor plan arrangements with third parties. At May 23, 1996, these lines of credit totaled $32.5 million, including $7.5 million with IBM Credit Corporation ("ICC") and $25.0 million with Deutsche Financial Services ("DFS"). Borrowings are made on sixty day notes, with one-half of the note amount due in thirty days. All such borrowings are secured by the related inventory. Interest on these arrangements, which are sponsored by certain vendors, is a 0.4% flat charge for both DFS and ICC, which approximates an annual interest rate of 3.2%.

    The Company's financing of receivables is provided through its Credit Facility, which permits the Company to borrow up to the lesser of $25.0 million (which amount decreases to $19.0 million as of July 1, 1996) or an amount based upon a formula of eligible trade receivables. The Credit Facility carries an interest rate of 0.25% less than Star Bank's prime rate. At May 28, 1996, the amount outstanding was $22.7 million and the interest rate charged was 8.0%. The Company's Credit Facility expires in April 1997 and is collateralized by substantially all of the assets of the Company, except those assets that collateralize certain other financing arrangements. Under the terms of the Credit Facility, the Company is prohibited from paying any cash dividends and is subject to various restrictive covenants. The Company is currently negotiating with Star Bank to increase the amount available under the Credit Facility as well as to modify certain terms for the purpose of reflecting the effects of the settlement of the Vanstar litigation on certain financial covenants.

    The Company believes that the net proceeds of this Offering, together with anticipated cash flow from operations and current financing arrangements, will be sufficient to satisfy the Company's capital requirements for the next twelve months. Historically, the Company has financed acquisitions using a combination of cash, shares of its Common Stock and seller financing. The Company anticipates that any future acquisitions will be financed in a similar manner. However, if an acquisition included a significant cash portion, the Company may have to renegotiate its credit line or seek alternative financing. See "Use of Proceeds."

    On March 14, 1996, the Company executed the Subordinated Note in connection with the acquisition of TCSS. The principal amount of the Subordinated Note is $2.7 million and bears interest at an annual rate equal to the prime rate of Star Bank plus 0.5%, provided that the interest rate may not increase or decrease by more than 0.75% during the term of the Subordinated Note. Interest is due and payable quarterly and principal is payable in four equal installments of $675,000 on each of the first, second, third and fourth anniversary dates of the Subordinated Note. The note is subordinated to the indebtedness of the Company to Star Bank. The Subordinated Note further requires the Company to repay $1.0 million of principal to TCSS concurrently with the closing of this Offering, in which case repayment of the remaining principal balance will be pro-rated over the term of the Subordinated Note. See "Business -- Acquisition of TCSS."

    On April 29, 1996, in connection with the settlement of the Vanstar litigation, the Company executed a promissory note in the principal amount of $1.65 million. The note bears interest at 8.0% per annum and is due and payable on August 27, 1996.

    The Company recently moved to its new headquarters facility and a new distribution facility in Hebron, Kentucky. The Company has executed a ten year lease agreement with Pomeroy Investments, LLC. See "Management -- Compensation Committee Interlocks and Insider Participation." The Company estimates that of the approximately $1.2 million in total leasehold improvements, approximately $0.4 million has not been expended. In addition, the Company expects that most of the approximately $1.0 million in equipment for the new facilities is, or will be, leased. In conjunction with the new facility, the Company has been approved for state tax credits by the Kentucky Economic Development Finance Authority. See "Business -- Properties."

    In October 1995, the Company acquired the assets of Cabling Unlimited, a provider of computer cable installation services located in Indianapolis, Indiana with annual revenues of approximately $1.0 million and in March 1996, the Company acquired the assets of TCSS. The Company regularly evaluates expansion and acquisition opportunities including the acquisition of resellers or related businesses in growing market areas and service and support companies that complement its ongoing operations. See "Risk Factors -- Rapid Growth" and "Business -- Operating and Growth Strategy."

    There are various legal actions arising in the normal course of business that have been brought against the Company. Management believes that the matters currently subject to litigation will not have a material adverse effect on the Company's operations and financial results. However, because of the inherent uncertainties associated with any litigation, including attorneys' fees and other costs, should any of the pending matters proceed to trial, the results of operations for an individual quarter could be materially and adversely affected. See "Business -- Legal Proceedings."

                                    BUSINESS

GENERAL

    Pomeroy Computer Resources sells a broad range of microcomputers and related products and provides professional services ranging from basic equipment selection and procurement to complex network design, integration and system support . The Company provides products and services to a wide variety of commercial, health care, governmental and educational customers. The Company's operating strategy is to provide its customers with cost-efficient comprehensive solutions that satisfy their computing needs. To achieve this objective, the Company uses its (i) relationships with leading computer hardware manufacturers, software developers and computer product distributors and service providers to deliver and support quality products at competitive prices, (ii) distribution skills to promptly and efficiently manage inventory and deliver products, and
(iii) technical expertise to provide a broad range of complementary value-added services.

    The Company offers microcomputer products from an array of manufacturers including Compaq, Hewlett-Packard, IBM, Lexmark, NEC and Toshiba. The Company sells these products together with a broad selection of networking, integration and software products from manufacturers including 3Com, Bay Networks, Intel, Microsoft, and Novell. Services provided by the Company allow customers to outsource the selection, installation, integration and maintenance of their microcomputer systems. The Company's services include custom configuration of PC systems, LAN and WAN design, comprehensive project management, installation and integration services including cabling and wiring, user support, on-site network management services, computer repair, and on-site staffing.

INDUSTRY TRENDS

    In recent years, the ease of use and relatively low cost of PCs in conjunction with the development of personal productivity software has led to rapid growth in the number of PCs used by organizations. These organizations, or individual departments within these organizations, have increasingly sought to interconnect their PCs into LANs in order to share files, data and printers. Separate LANs within a single facility or in geographically dispersed locations may be interconnected through a WAN. Through LANs and WANs, computing capability is distributed through interconnected PCs using a client/server design. The typical client/server installation consists of a LAN with multiple centralized PCs operating as "servers" dedicated to performing specific functions, such as file storage, communications routing and print queing for multiple "client" PCs connected to the LANs. These configurations are powerful information management tools and are considered important and necessary corporate assets.

    Historically, large mainframe computer systems possessed greater speed and capacity than PCs. Over time, PCs have evolved into more powerful tools while decreasing in price. PCs are now able to perform, on a stand-alone basis, tasks for which mainframes were historically required. Larger companies are augmenting or replacing their mainframe computers with LANs and WANs, while medium and smaller companies are becoming computerized with installations of LANs and WANs. Furthermore, many companies that already have LANs and WANs are upgrading their systems.

    The advent of LANs, WANs and open systems has changed the manner in which computer products are distributed in the market place by increasing the demand for technical services offered together with hardware and software. The Company believes that the growing need for increasingly complex microcomputer systems has increased outsourcing of significant levels of sophisticated support services by commercial and institutional customers. Outsourcing provides the customer with state-of-the-art technical expertise on a cost-effective basis. Through outsourcing, a customer contracts for services, including technical support, that traditionally had been provided in-house by the customer.

    The increased performance characteristics and networking capabilities of PCs allow for customized solutions to a wide variety of customer needs. However, networks frequently contain products from numerous manufacturers. As a result, providers of microcomputer systems and services are increasingly being required to offer products from many manufacturers and have the service expertise to help companies plan for and implement new technologies, select and obtain PCs and software at competitive prices, and coordinate the multiple PCs, peripheral products and network communication devices into integrated systems.

OPERATING AND GROWTH STRATEGY

    The Company's objective is to provide a single source, cost-effective solution to its customers' information management needs. To achieve its objective, the Company's strategy is to:

    PROVIDE COMPREHENSIVE, COST-EFFICIENT PRODUCT SELECTION. Cost and breadth of product offerings are significant considerations in a customer's selection of a computer provider. The Company intends to meet or exceed customers' expectations on a cost-effective basis by providing a wide range of advanced microcomputer products from over 1,000 manufacturers. The Company uses its sophisticated management information system to (i) facilitate timely delivery of a wide range of products, (ii) give sales people access to up-to-date product availability and pricing information and (iii) tightly control inventory and accounts receivable.

    PROVIDE COMPLEMENTARY PROFESSIONAL SERVICES. In addition to cost and selection, customers demand a full range of professional computer services from a single source. The Company seeks to form broad-based relationships with its customers by providing a comprehensive range of services that allows a customer to effectively outsource its microcomputer purchasing, installation and maintenance functions to the Company. The Company provides a broad range of network and integration services including on-site staffing, product configuration, design and installation of voice and data cabling systems, service and support contracts and network and technology consulting and related training. As of May 15, 1996, the Company employed approximately 300 service and technical personnel.

    PURSUE ACQUISITION AND EXPANSION OPPORTUNITIES. Acquisitions allow the Company to service existing customers in new geographic locations and to add new customers as well as expand its product and service offerings and obtain more competitive pricing as a result of increased purchasing volumes of particular products. The Company focuses on value-added resellers located in growing market areas and service and support companies that complement its existing operations. In March 1996, the Company expanded its geographic coverage in the Midwest through its acquisition of TCSS, a corporate reseller of microcomputer systems located in Des Moines, Iowa. In 1995, the Company acquired Cabling Unlimited, a provider of communications cabling installation services in Indianapolis, Indiana. The Company believes that the industry in which it operates has experienced consolidation in recent years. In response to this trend, the Company has sought to expand through selective acquisitions of computer and related service providers. The Company is regularly engaged in evaluating strategic acquisitions and geographic markets in which to open new regional offices.

PRODUCTS

    The Company has access to a wide variety of microcomputer product lines, networking and interconnectivity application tools and software. The Company is an authorized reseller for 35 manufacturers and offers the products of over 1,000 manufacturers, including:

Apple             Genicom           Lotus
AST               Hayes             Microsoft
Bay Networks      Hewlett-Packard   NEC
Canon             IBM               Novell
Compaq            Intel             3Com
Epson             Lexmark           Toshiba

    For the fiscal years 1993, 1994 and 1995, and the first three months of fiscal 1996, sales by the Company of products manufactured by Compaq, Hewlett-Packard and IBM, accounted for approximately 48%, 74%, 68%, and 55% respectively, of the Company's total sales of equipment and supplies. The total dollar volume of products purchased directly from manufacturers was $18.6 million, $69.6 million, $69.4 million and $17.2 million for fiscal years 1993, 1994 and 1995, and the first three months of fiscal 1996, respectively, and as a percentage of total purchases was 20%, 54%, 35% and 39%, respectively.

    As new hardware and software products are introduced by manufacturers, the utility of particular products may change substantially. Concern over these changes in product utility may result in confusion by customers as to which product is best suited to the customer's needs which, in turn, can result in volatility of demand for products. The Company attempts to address this confusion and volatility by being "platform neutral" in its marketing and offering a variety of hardware solutions, software packages and support services that address virtually all applicable industry standards.

    The Company's profitability has been enhanced by its ability to obtain volume discounts for large customer orders directly from manufacturers and through aggregators and distributors. Any change in the volume discount schedules or other marketing programs offered by manufacturers that results in the reduction or elimination of discounts currently received by the Company could materially and adversely affect the Company's profit margins.

    Vendor authorization is normally required for the Company to be able to sell a vendor's products which are purchased from an aggregator or distributor. The Company's direct purchase and authorized dealer agreements are typically subject to periodic renewal and may be terminated without cause on thirty to ninety days' notice and immediately with cause.

SERVICES

    The Company provides expertise in (i) selecting and evaluating new equipment and technologies, (ii) technical and project management for implementation and ongoing support, (iii) advanced network/connectivity problem diagnosis and (iv) training.

    NETWORKING. The Company provides network design and consulting services related to LANs and WANs and installation, training and technical support for a variety of microcomputer equipment. Technical expertise provided by the Company's system engineers ("SEs") includes consultation regarding microcomputer communications requirements, configuring proposed solutions, system integration, installation, training and ongoing technical support of customers. Each of the markets served by the Company has SEs available for technical support. Since 1993, the number of the Company's SEs has increased from 19 to 68 to support the growth in this segment of the Company's business.

    ON-SITE STAFFING AND OUTSOURCING. A growing part of the Company's business is to provide on-site staffing services to commercial, health care, governmental and educational customers. The Company's on-site staffing and outsourcing capabilities include project management, hardware and facilities management, network consulting, vendor negotiations and support and training. The Company believes that the demand for on-site services is being driven, in part, by the increasing complexity of microcomputer systems and networks. As of May 15, 1996, approximately 10% of the Company's employees were engaged in on-site assignments. The Company currently provides on-site services to a variety of customers including Barnett Bank, Belcan Engineering, Blue Cross and Blue Shield of Kentucky, Champion, Jergens, Ohio National Life, University of Alabama at Birmingham and University of Kentucky.

    HARDWARE MAINTENANCE AND MANAGEMENT. The Company offers customers on-site repair and warranty service as well as centralized off-site repair service from the Company's depot repair center. Hardware service agreements sold by the Company generally have terms of one or more years and have various coverage options ranging from all encompassing on-site coverage to less expensive, less comprehensive programs. The Company also offers time and material service coverage for those customers who do not purchase a service agreement.

    At its depot repair center, the Company provides repairs including component level repairs, upgrades, refurbishment and redeployment services that can minimize computer-related downtime for customers who have geographically dispersed field personnel. Customers may deliver their systems to the Company's depot repair center or arrange scheduled or as-required pick-ups of their systems. The depot repair center currently has the capability to process more than 75,000 desktop and laptop PCs, monitors and printers annually.

    In addition to offering hardware maintenance services, the Company offers warehousing for customers' products not currently in use, hardware management, which includes asset tagging, identifying and tracking inventory and software support agreements. Typically, these software support agreements provide for "blocks of time" during which the Company's SEs may be called upon by customers for installation of additional equipment, training and problem resolution. As of May 15, 1996, the Company had approximately 1,550 service contracts in effect.

    INTEGRATED MEDIA AND COMMUNICATION TECHNOLOGIES. The Company's Xenas subsidiary provides services including integrated multimedia solutions, videoconferencing, and satellite communication technology. Xenas also sells and rents high-end presentation equipment. The Company's cabling division specializes in the design and installation of cabling and wiring systems for LANs and WANs. The Company offers customers assistance with data, voice, video, security and multimedia cabling systems including service and maintenance contracts and also has expertise in fiber optic and copper cabling.

MARKETING AND CUSTOMERS

    The Company focuses its marketing efforts on large and medium sized commercial, health care, governmental and educational customers. The Company's sales are generated primarily by its 182 person direct sales force and sales support personnel located in 11 regional offices in Kentucky, Iowa, Tennessee, Ohio, Florida, Alabama and Indiana. The Company's marketing representatives typically have college degrees and three or more years of sales experience in the microcomputer and related services industry. Territory assignments are based on skill, experience, and demonstrated sales results. Compensation programs for marketing representatives include salary, commission and Company stock option awards. Commissions are based on volume, gross profit and strategic importance of the sale, including services. The Company provides additional incentives in the form of contests to encourage the representatives to sell various products.

    The Company currently has more than 12,000 customers. In fiscal 1995, the largest customers of TCSS included Pioneer HiBred and Principal Insurance, and the largest customers of Pomeroy Computer Resources included:

Alliant                                National Pen
Bank of Mississippi                    P&G
Barnett Bank                           Providian
Champion                               Regis
Columbia/HCA                           Saint Thomas Hospital
Commonwealth of Kentucky               Square D
GE                                     Star Bank
Great Financial                        Sun Trust Bank
Kroger                                 UPS
Lexmark                                Western-Southern
Milacron                               University of Tennessee

    In recent years the Company has handled large roll-out projects with major customers. Typically, roll-out projects involve large volumes of similar equipment with standard configurations which are to be delivered on a specific time table over a relatively short period of time. Roll-out projects include support capabilities such as project management, product scheduling, central receiving, software loading and testing, coordination of shipments to multiple sites and overall quality control. Roll-out projects, which frequently utilize highly complex and sophisticated hardware and software configurations, are often accompanied by other services offered by the Company.

    The Company has a return policy for customers which generally allows customers to return hardware and unopened software, without restocking charges, within 30 days of the original invoice date subject to advance approval and certain other conditions.

    The Company grants credit to certain well-established major customers which meet specified criteria. The Company maintains a centralized credit department that reviews credit applications. Accounts are regularly monitored for collectibility and appropriate action is taken upon indication of risk. The Company also offers leasing arrangements tailored to the customer's needs. See "Business -- Leasing."

LEASING

    As part of its full service approach, the Company offers flexible equipment leasing arrangements to customers. As leased equipment is returned at the end of the lease term, the Company is ensured a dependable source of used equipment for resale.

    The principal leasing company used by the Company has been Information Leasing Corporation ("ILC"). Pursuant to a Remarketing and Agency Agreement (the "Agency Agreement") with ILC, the Company obtains rights to 50% of the proceeds from the re-lease or resale of used equipment for services rendered in connection with remarketing the used equipment at the end of the original term of the lease. The Company also invests in certain leases of equipment which do not involve the sale of equipment and related support services by the Company to ILC. ILC has a right of first refusal with respect to all proposed equipment lease financings for the Company's customers. During fiscal years 1993, 1994 and 1995, and the first three months of fiscal 1996, the Company sold equipment and related support services to ILC, for lease to ILC's customers, in the amounts of $3.0 million, $4.2 million, $23.7 million and $1.6 million, respectively.

    The Company has established a wholly-owned subsidiary to directly provide its customers with leasing alternatives. The Company will continue to utilize ILC through the term of the Agency Agreement (May 1, 1997) for leases which ILC elects to finance. Depending on its ability to finance leases, the Company may elect to utilize its subsidiary for leases which ILC elects not to finance. After May 1997, the Company anticipates that its leasing subsidiary will finance a greater proportion of leases for its customers.

ACQUISITION OF TCSS

    In March 1996, the Company acquired the assets of TCSS, a computer reseller based in Des Moines, Iowa, whose primary geographic market area is central Iowa. The Company has transitioned TCSS into its Des Moines branch office. Like the Company, TCSS provides a broad range of microcomputer products and related professional services to a variety of businesses and other organizations. The purchase price consisted of approximately $4.5 million in cash, $2.7 million in subordinated notes, the assumption of certain liabilities and 100,000 unregistered shares of Common Stock. In addition, the Company has entered into 5-year employment agreements with key employees of TCSS.

    For its fiscal year ended December 31, 1995 and the first three months of fiscal 1996, TCSS had total revenues of $60.5 million and $20.0 million, respectively and pre-tax income of $2.0 million and $1.9 million, respectively. TCSS' service revenues have historically accounted for a smaller percentage of total revenues (1.3% in 1995) than the percentage of service revenues of the Company. As of May 15, 1996, the Des Moines branch had approximately 130 service contracts in effect.

    As of May 15, 1996, the Des Moines branch had more than 5,300 customers, the largest of which included Principal Insurance, Pioneer HiBred, Norwest Mortgage, Iowa Medical Center, AMCO (formerly Allied Mutual) and Blue Cross and Blue Shield of Iowa. As of that date, this branch had 133 total full-time employees of which 52 were service and technical personnel including 8 systems engineers; 26 direct sales and sales support representatives; 5 management personnel; and 50 administrative and distribution personnel.

    Consistent with the Company's operating strategy, the Des Moines branch offers its customers quality products at low prices along with a wide range of value-added services to provide cost-efficient comprehensive solutions to meet their computing needs. The growth strategy of the Company is to expand its presence to the entire state of Iowa. To this end, the Company has hired marketing representatives in Cedar Rapids, Iowa, signed a lease for office space and plans to open a regional office in the third quarter of 1996.

MANAGEMENT INFORMATION SYSTEM

    The Company relies upon the accuracy and proper utilization of its management information system which is designed to yield accurate and timely financial and operational information. This integrated information system is a real-time, on-line repository which enables instantaneous access and processing regardless of geographic location or business function. The Company began implementation of this system in July 1994 and continues to integrate additional functions. The Company anticipates that it will continually need to refine and modify its management information system as the Company grows and the needs of its business change.

    The nature of the Company's business requires a management information system that adjusts to the changing price, availability, and source of the Company's products as well as provides timely data transmission to and from major customers in order for the Company to manage its inventory, receivables and collections. The Company has established Electronic Data Interchange ("EDI") trading partnerships with a number of its major suppliers and key customers. When fully utilized, this allows the Company to automatically receive customer purchase orders, send purchase orders to its suppliers, send invoices and asset management data to customers and receive price and availability data from its suppliers.

COMPETITION

    The microcomputer products and services market is highly competitive. Distribution has evolved from manufacturers selling through direct sales forces to sales by manufacturers to aggregators (wholesalers), resellers and value-added resellers. Competition, in particular the pressure on pricing, has resulted in industry consolidation. In response to continuing competitive pressures, including specific price pressure from the direct telemarketing and mail order distribution channels, the microcomputer distribution channel is currently undergoing segmentation into value-added resellers who emphasize advanced systems together with service and support for business networks, as compared to computer "superstores," who offer retail purchasers a relatively low cost, low service alternative and direct-mail suppliers which offer low cost and limited service. Certain superstores have expanded their marketing efforts to target segments of the Company's customer base, which could have a material adverse impact on the Company's operations and financial results.

    While price is an important competitive factor in the Company's business, the Company believes that its sales are principally dependent upon its service, technical expertise, reputation and experience. The Company's principal competitive strengths include: (i) quality assurance; (ii) service and technical support; (iii) lower pricing of products through alternative distribution sources; (iv) prompt delivery of products to customers; and (v) creative financing alternatives.

    The Company competes for product sales directly with local and national distributors and resellers such as Ameridata, CompuCom, Dataflex, Entex, InaCom and Sarcom. In addition, the Company competes with microcomputer manufacturers that sell their products through their own direct sales forces and to distributors. Although the Company believes its prices and delivery terms are competitive, certain competitors offer more aggressive hardware pricing to their customers. The Company's services and outsourcing business competes with Ameridata, Andersen Consulting, EDS, ISSC, TFN and Vanstar, among others.

EMPLOYEES

    As of May 15, 1996, the Company had 686 full-time employees consisting of the following: 300 service and technical personnel including 68 systems engineers; 182 direct sales and sales support representatives; 49 management personnel; and 155 administrative and distribution personnel. The Company has no collective bargaining agreements and believes its relations with its employees are good.

PATENTS AND TRADEMARKS

    The Company owns no trademarks or patents. Although the Company's various dealer agreements do not generally allow the Company to use the trademarks and trade names of these various manufacturers, the agreements do permit the Company to refer to itself as an "authorized dealer" of the products of those manufacturers and to use their trademarks and tradenames for marketing purposes. The Company considers the use of these trademarks and trade names in its marketing efforts to be important to its business.

PROPERTIES

    The Company leases its branch offices located in Kentucky, Iowa, Tennessee, Ohio, Florida, Alabama and Indiana. In early 1996, the Company moved into a new distribution center in Hebron, Kentucky. In May 1996, the Company moved into the new headquarters facility on the same site. The new facilities will allow the Company to consolidate all of its greater Cincinnati operations, including distribution, sales, multimedia, order desk and related headquarters functions. The new headquarters is owned by a limited liability company controlled by David
B. Pomeroy, II and leased to the Company. See "Management -- Compensation Committee Interlocks and Insider Participation." The Company believes that its facilities are well maintained and are adequate for the its present requirements.

    The following table identifies the Company's principal leased facilities, some of which are directly leased by subsidiaries of the Company. The Company does not own any real property.

                                                                                                    EXPIRATION DATE
                                                                                   APPROXIMATE        (INCLUDING
        FACILITY                          LOCATION                  DATE OPENED  SQUARE FOOTAGE        RENEWALS)
- ------------------------  ----------------------------------------  -----------  ---------------  -------------------
Corporate                 1020 Petersburg Road                            5/96         36,000           5/2016
Headquarters              Hebron, KY
Distribution              1050 Elijah Creek Rd.                           1/96         91,417           5/2016
Facility                  Hebron, KY
Lexington Branch          2041 Creative Dr.                              10/95          8,867           10/2004
                          Suite 400
                          Lexington, KY
Louisville Branch         908 Dupont Cir.                                 9/90         10,000           7/2000
                          Louisville, KY
Louisville Branch         115 Willshire Ave.                             10/95          1,500       month-to-month
Cabling Unlimited         Louisville, KY
Des Moines Branch         1408 Locust Street                              3/96         32,000           3/2011
TCSS                      Des Moines, IA
Des Moines Branch         1310-12-14 Locust St.                           3/96         40,800           6/1999
TCSS                      Des Moines, IA
Knoxville Branch          Crosspark Drive                                 4/96          7,500           3/2006
                          Knoxville, TN
Nashville Branch          717 Airpark Center Dr.                          5/94          6,000           4/1999
                          Nashville, TN
Cincinnati Branch         1045 W. 8th St.                                 9/90         16,000           8/1997
                          Cincinnati, OH
Jacksonville Branch       3740 St. Johns Bluff Rd.                       12/92          4,800           11/1998
                          Jacksonville, FL
Birmingham Branch         1208 3rd Avenue South                          12/94          2,200       month-to-month
                          Birmingham, AL
Indiana Branch            8770 Commerce Park Pl.                         10/95          2,401       month-to-month
Cabling Unlimited         Indianapolis, IN

    The Company's former distribution facility was occupied as a distribution facility until January 1996 and former corporate headquarters was occupied until May 1996 in Erlanger, Kentucky. The Company is using the former distribution facility for its depot repair center until the expiration date of the lease. The Company is actively seeking a tenant to sublet the former headquarters for its remaining lease term. The Company has sublet the Xenas branch office to ILC.

    The following table identifies the former facilities.

                                                                                 EXPIRATION DATE
                                                                APPROXIMATE        (EXCLUDING
        FACILITY                 LOCATION        DATE OPENED  SQUARE FOOTAGE        RENEWALS)
- -------------------------  --------------------  -----------  ---------------  -------------------
Corporate                  1840 Airport                1/93          7,800           1/1998
Headquarters               Exchange Blvd.
                           Erlanger, KY
Distribution Facility/     1850 Airport               11/92         40,000           11/1997
Temporary Depot Repair     Exchange Blvd.
                           Erlanger, KY
Xenas                      1021 W 8th St.              8/90          8,000           7/1997
                           Cincinnati, OH

HISTORY

    The Company was organized in February 1992 to consolidate and reorganize (the "Reorganization") the Company's predecessor businesses (the "Pomeroy Companies"). The Pomeroy Companies, all of which were controlled by David B. Pomeroy, II, the Company's Chairman of the Board, President, Chief Executive Officer and principal stockholder, first began operations in 1981. In April 1992, the Company made the initial public offering of its Common Stock. The Company moved to a new headquarters facility in Hebron, KY in May 1996.

LEGAL PROCEEDINGS

    The Company is involved in various legal proceedings that are incidental to the conduct of its business. These proceedings are not, in the opinion of management, material.

    On April 29, 1996, the Company and David B. and Catherine Pomeroy entered into a Settlement Agreement with Vanstar Corporation ("Vanstar"), Merisel, Inc. and Merisel FAB, Inc. Vanstar (f/k/a ComputerLand) was the Company's franchisor from 1981 to 1993, when the Company changed from a franchisee to a "Datago" purchaser under the terms of a purchase agreement (the "Datago Agreement"). In December 1994, Vanstar filed a complaint against the Company alleging that the Company failed to comply with the terms of the Datago Agreement. In January 1995, the Company filed a cross-complaint against Vanstar alleging numerous breaches of the Datago Agreement. In September 1995, Vanstar amended its complaint to add Mr. and Mrs. Pomeroy as co-defendants because they had guaranteed the Company's obligations under the Datago Agreement. The Settlement Agreement settles any and all claims between Vanstar, the Company and Mr. and Mrs. Pomeroy that were raised or could have been raised in Vanstar's lawsuit against the Company and Mr. and Mrs. Pomeroy and includes a mutual release among all parties.

    The Company has agreed to pay to Vanstar $3.3 million consisting of $1.65 million in cash and a promissory note in the amount of $1.65 million. The note is due August 27, 1996 and bears interest at 8.0% per annum. The note is secured by 100,000 shares of common stock of the Company owned by Mr. Pomeroy. All agreements between the Company and Vanstar were terminated as of the effective date of the Agreement. See "Management -- Compensation Committee Interlocks and Insider Participation."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

    The following table sets forth certain information with respect to each person who is a director or executive officer of the Company.

                   NAME                         AGE                                POSITION
- ------------------------------------------      ---      ------------------------------------------------------------
David B. Pomeroy, II (1)(2)...............          46   Chairman of the Board, President and Chief Executive Officer
Edwin S. Weinstein........................          49   Director, Chief Financial Officer, Treasurer and Secretary
Richard C. Mills..........................          40   Vice President of Operations
Carol Teufel Weinstein....................          43   Vice President of Finance and Administration
James C. Eck..............................          47   Vice President of Sales and Services
James H. Smith, III (1)(2)(3).............          46   Director
Dr. David W. Rosenthal (3)................          44   Director
Michael E. Rohrkemper (1)(2)(3)...........          49   Director

- ------------------------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.
(3) Member of Stock Option Committee.

    Executive officers serve at the discretion of the Company's Board of Directors and are appointed on an annual basis.

    DAVID B. POMEROY, II was a founder of the first of the Pomeroy Companies in 1981. Mr. Pomeroy controlled the Pomeroy Companies until their reorganization into Pomeroy Computer Resources in 1992 and has served as Chairman of the Board, President and Chief Executive Officer since 1992.

    EDWIN S. WEINSTEIN has been with the Pomeroy Companies in substantially his present capacity since January 1983. Mr. Weinstein became a Director and Chief Financial Officer of the Company when it was organized in February 1992.

    RICHARD C. MILLS joined the Company in January 1993 and has been Vice President of Operations since July 1993. Prior to that time, Mr. Mills was the founder and president of The Computer Store of Kentucky, Inc., a Louisville-based retailer of computer products.

    CAROL TEUFEL WEINSTEIN has been Vice President of Finance and Administration since January 1993. Prior to that time, Mrs. Weinstein was Vice President of Operations of the Company from October 1992 to July 1993 and Controller from March 1987 to February 1992.

    JAMES C. ECK joined the Company in September 1995 and was made Vice President of Sales and Services effective February 1996. From 1983 until 1995, Mr. Eck was employed by Canon USA Incorporated, a New York-based manufacturer of digital and analog office equipment, and served as the director and general manager of the National Accounts Division Office Equipment Group for Canon since 1991.

    JAMES H. SMITH, III has been a Director of the Company since April 1992. Mr. Smith is a shareholder in the law firm of Lindhorst & Dreidame Co., L.P.A., Cincinnati, Ohio, where he has practiced law since 1979. Lindhorst & Dreidame acts as outside general counsel to the Company.

    DR. DAVID W. ROSENTHAL has been a Director of the Company since April 1992. Dr. Rosenthal is a Professor of Marketing at Miami University, Oxford, Ohio, a position he has held for sixteen years. Dr. Rosenthal has also served as a consultant with Stratvertise, a marketing research and strategic consulting firm since 1975.

    MICHAEL E. ROHRKEMPER has been a Director of the Company since July 1993. Mr. Rohrkemper is a certified public accountant and has been a partner in the accounting firm of Rohrkemper and Ossege Ltd. since January 1991.

    Edwin S. Weinstein and Carol Teufel Weinstein are husband and wife. There are no other family relationships among the Company's directors and executive officers.

BOARD OF DIRECTORS

    COMMITTEES OF THE BOARD OF DIRECTORS. The Company has a standing audit committee composed of two non-employee directors, Messrs. Smith and Rohrkemper, and Mr. Pomeroy, Chairman of the Board, President and Chief Executive Officer. The audit committee consults with the independent auditors regarding their examination of the financial statements of the Company and regarding the adequacy of internal controls. It reports to the Board of Directors on these matters and recommends the independent auditors to be designated for the ensuing year.

    The Company has a standing compensation committee composed of Mr. Pomeroy and two non-employee directors, Messrs. Rohrkemper and Smith. This committee reviews the compensation paid by the Company and makes recommendations on these matters to the Board of Directors.

    The  Company has  a standing  stock option  committee consisting  of Messrs.
Rosenthal,  Rohrkemper   and  Smith.   This  committee   administers  the   1992
Non-Qualified and Incentive Stock Option Plan.

    COMPENSATION OF THE BOARD OF DIRECTORS. Each Director who is not an employee of the Company, except for Mr. Smith, receives a quarterly retainer of $2,000 plus $500 for each Board of Directors meeting attended (including as part of each such meeting any committee meetings held on the same date), and $500 for any committee meetings attended which were not held on the same date as a Board of Directors meeting. Since the fourth quarter of fiscal 1993, the Company has automatically deposited the amount earned by such Directors, on a quarterly basis, into an account at PaineWebber established for each such Director unless the Director requests receipt of the cash instead. A broker at PaineWebber is directed to utilize the funds deposited for each Director to purchase shares of Common Stock of the Company on the open market. Mr. Smith's law firm, Lindhorst & Dreidame Co., L.P.A. is compensated for Mr. Smith's time in attendance at Board of Directors' meetings based on the hourly rate charged for his professional services.

    The Company's Outside Directors' Stock Option Plan provides outside directors of the Company with options to purchase Common Stock of the Company at an exercise price equal to the fair value of the shares at the date of grant. Under the plan, 75,000 shares of Common Stock of the Company are reserved for issuance. The plan will terminate ten years from the date of adoption. Pursuant to the plan, an option to purchase 10,000 shares of Common Stock automatically is granted on the first day of the initial term of a director. An option for an additional 2,500 shares of Common Stock automatically is granted to an eligible director upon the first day of each consecutive year of service on the board. Options may be exercised after one year from the date of grant for not more than one-third of the shares subject to the option and an additional one-third of the shares subject to the option may be exercised for each of the next two years thereafter. To the extent not exercised, options expire five years after the date of grant.

EXECUTIVE COMPENSATION

    The following table is a summary for fiscal years 1993, 1994 and 1995 of certain information concerning the compensation paid or accrued by the Company to the Chief Executive Officer and to each person who was at any time during 1995 an executive officer of the Company and whose aggregate total salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                   LONG-TERM
                                                                                              COMPENSATION AWARDS
                                                                                           -------------------------
                                                      ANNUAL COMPENSATION                                NUMBER OF
                                      ---------------------------------------------------  RESTRICTED    SECURITIES
                                                                            OTHER ANNUAL      STOCK      UNDERLYING
NAME AND PRINCIPAL POSITION             YEAR     SALARY (1)      BONUS      COMPENSATION   AWARDS (2)     OPTIONS
- ------------------------------------  ---------  -----------  -----------  --------------  -----------  ------------
David B. Pomeroy, II ...............       1995  $   350,000  $   329,812           --         --          27,500
 Chairman of the Board, President          1994      300,000      274,000  $    55,540(3)      --              --
 and Chief Executive Officer               1993      225,000       79,002      154,113(4)      --            --
Edwin S. Weinstein .................       1995      109,500       25,000       21,500(5)   $  20,000        --
 Chief Financial Officer, Treasurer        1994       98,000        4,000           --         20,000        --
 and Secretary                             1993       91,300           --           --         20,000        --
                                           1995      144,500       81,496                      20,000        --
Frank D. Friedersdorf ..............       1994      157,450           --           --         20,000        --
 Vice President of Sales                   1993      132,000        5,000           --         20,000        --
                                           1995      137,875       62,205        --            --              --
Richard C. Mills ...................       1994      129,000           --        --            --              --
 Vice President of Operations              1993      106,303       10,000        --            --          47,665(6)

- ------------------------
(1) Includes amounts deferred at the direction of the executive officer pursuant to the Company's 401(k) Retirement Plan.
(2) At January 5, 1996 a total of 15,534 restricted shares were held with an aggregate value of approximately $186,000.
(3) Includes $25,000 for personal guarantee of the Datago Agreement with Vanstar and $14,787 for reimbursement of automobile expenses. Other amounts individually were less than 25% of the total perquisites and other benefits reported for Mr. Pomeroy.

(4) Includes $50,000 for signing new employment agreement and $75,000 for personal guarantee of the Datago Agreement with Vanstar. Other amounts individually were less than 25% of the total perquisites and other benefits reported for Mr. Pomeroy.
(5) Represents reimbursement for taxes related to stock awards incurred because the stock awards resulted in immediate taxation.
(6) Adjusted for the 10% stock dividend effective May 22, 1995. Of this total, options for 45,832 shares are presently vested.

OPTION GRANTS
    The following table sets forth certain information concerning the grant of options to purchase Common Stock to David B. Pomeroy, II. No grant of options to purchase Common Stock was made to any other Named Executive Officer during fiscal year 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          NUMBER OF   PERCENT OF                              POTENTIAL REALIZABLE
                                          SHARES OF      TOTAL                              VALUE AT ASSUMED ANNUAL
                                           COMMON       OPTIONS                               RATES OF STOCK PRICE
                                            STOCK     GRANTED TO                            APPRECIATION FOR OPTION
                                         UNDERLYING    EMPLOYEES   EXERCISE OR                        TERM
                                           OPTIONS     IN FISCAL   BASE PRICE   EXPIRATION  ------------------------
NAME AND PRINCIPAL POSITION              GRANTED (1)     YEAR        ($/SH)        DATE         5%           10%
- ---------------------------------------  -----------  -----------  -----------  ----------  -----------  -----------
David B. Pomeroy, II ..................      27,500      52.6%      $    8.98     1/6/2000  $    72,124  $   155,682
 Chairman of the Board,
 President and Chief
 Executive Officer

- ------------------------
(1) The number of shares underlying the options was adjusted for the 10% stock dividend effective May 22, 1995.

FISCAL YEAR-END VALUE OF STOCK OPTIONS

    The following table sets forth information concerning aggregated option exercises in fiscal year 1995 and the number and value of unexercised options held by each of the Named Executive Officers at January 5, 1996.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END STOCK OPTION
                                     VALUES

                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED    VALUE OF UNEXERCISED
                                        SHARES                  OPTIONS AT FISCAL YEAR    IN- THE-MONEY OPTIONS
                                      ACQUIRED ON     VALUE        END EXERCISABLE/        AT FISCAL YEAR END
NAME                                   EXERCISE     REALIZED         UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
- ------------------------------------  -----------  -----------  -----------------------  -----------------------
David B. Pomeroy, II................      --           --                  27,500/0                   $83,050/0
Edwin S. Weinstein..................      10,175   $   175,450              3,575/0                  $16,910/0
Frank D. Friedersdorf...............      --           --                   13,750/0                  $65,037/0
Richard C. Mills....................      --           --               45,832/1,833             $230,093/4,088

EMPLOYMENT AGREEMENTS

    Mr. Pomeroy has an employment agreement with the Company for a term of three years, which is extended on a daily basis resulting in a perpetual three year term.

    The Board of Directors amended Mr. Pomeroy's employment agreement, effective January 6, 1996, to provide an annual base salary of $395,000 during 1996 and for each subsequent year unless modified by the Compensation Committee. The amended employment agreement provides for annual bonuses, based on the applicable percentage of the Company's income from operations in the following categories:

INCOME FROM OPERATIONS                                  BONUS PERCENTAGE      MAXIMUM
- -----------------------------------------------------  -------------------  -----------
$2 million to $4 million.............................             10%       $   200,000
$4 million to $8 million.............................              5%       $   200,000

Mr. Pomeroy may also be paid a discretionary bonus under any compensation, benefit or management incentive plan. Fifty percent of any discretionary bonus, will be paid in cash and fifty percent will be treated as incentive deferred compensation. The amended employment agreement also provides for a supplemental compensation agreement to provide supplemental income of up to $50,000 per year, subject to a seven year vesting schedule, for a period of ten years commencing on the earliest to occur of the following events: (i) death, (ii) disability,
(iii) retirement, or (iv) the expiration of seven years from the effective date of the agreement.

    Pursuant to his employment agreement, Mr. Pomeroy was granted an option to purchase 25,000 shares of Common Stock, effective January 6, 1996, at the fair market value of the Common Stock on January 5, 1996. Upon the occurrence of a change in control, Mr. Pomeroy is entitled to receive (a) through the date of termination of his employment and thereafter for the balance of the three year term of the agreement, his full base salary, bonus and all other amounts under any compensation plan or program of the Company (other than the amounts referred to in (b) below) at the time such payments are due and to continue participation in all medical, life and other employee welfare benefit plans in which Mr. Pomeroy was entitled to participate immediately prior to the date of termination (or substantially similar benefits if a continued participation is not possible under such plans and programs) and (b) a lump sum payment equal to the present value of his benefits under the supplemental compensation agreement based upon a 100% vesting percentage. For purposes of Mr. Pomeroy's employment agreement, a change in control occurs: (i) upon the sale or other disposition to a person, entity or a group (as such term is used in Rule 13d-5 promulgated under the Securities and Exchange Act of 1934, as amended) of 50% or more of the consolidated assets of the Company taken as a whole; or (ii) in the event shares representing a majority of the voting power of the Company are acquired by a person or a group (as such term is used in Rule 13d-5) of persons other than holders of shares of Common Stock on March 1, 1992.

    Mr. Weinstein has an employment agreement with the Company effective February 13, 1992. The initial term of Mr. Weinstein's agreement continued until December 31, 1994, but the agreement is extended annually for additional one-year periods unless either party gives 60 days written notice of termination. The agreement provides for a stated base salary of $103,000 and a discretionary bonus to be determined by the Board of Directors. The parties have mutually agreed to adjust Mr. Weinstein's stated base salary from time to time. For fiscal 1996, the parties have agreed that Mr. Weinstein's base salary will be $110,000. In addition, the Company agreed to issue, on an annual basis, shares of Common Stock having a fair market value as of such date equal to $20,000, commencing on January 15, 1993 and terminating after the distribution on January 15, 1997. Generally, these payments of shares of Common Stock are due to Mr. Weinstein whether he remains employed by the Company, dies or becomes disabled, unless his termination of employment is by him without cause or by the Company with cause.

    Mr. Mills has an employment agreement with the Company effective January 1, 1993. The term of Mr. Mills' agreement is three years and is extended annually for additional one-year periods unless either party gives 60 days written notice of termination. The agreement provides for a stated base salary of between $100,000 and $138,000, based on the financial performance of the Company, and an incentive bonus based on the Company achieving certain financial performance goals. The parties have mutually agreed to adjust Mr. Mills' base salary from time to time. For fiscal 1996, the parties have agreed that Mr. Mills' base salary will be $160,000. The agreement also provides that Mr. Mills is to receive an option to purchase 20,000 shares on the closing date of the Offering described herein.

    Mr. Eck has an employment agreement with the Company extending from September 18, 1995 to January 5, 1999, which is extended annually for successive one-year periods unless either party gives 30 days written notice of termination. Mr. Eck's compensation under the agreement consists of a base salary of $150,000 for fiscal 1996, annual and quarterly bonuses, monthly commissions based on gross sales, and stock options. Mr. Eck's base salary is subject to percentage increases in subsequent fiscal years if certain profit goals are attained. The amount of any annual bonuses are determined on the basis of attainment of certain economic goals, and are to be paid 50% in cash and 50% as incentive deferred compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In fiscal 1995, the Compensation Committee consisted of David B. Pomeroy, II, James H. Smith, III and Michael E. Rohrkemper. Mr. Pomeroy is the Chairman of the Board, President and Chief Executive Officer of the Company.

    On September 15, 1992, the Company loaned $100,000 to David B. Pomeroy, II, the Company's Chairman of the Board, President and Chief Executive Officer, to pay income taxes on distributions he received in connection with the
Reorganization. See "Business -- History." In connection with the loan, Mr. Pomeroy executed a promissory note which provided for interest at a rate of 1.0% above the prime rate. In addition, the Company from time to time has advanced Mr. Pomeroy additional sums. The largest amount due the Company at any time during fiscal 1995 as a result of such advances was $106,000. Pomeroy Investments, LLC (an entity controlled by David B. Pomeroy, II, as described below) has agreed to purchase the $100,000 note from the Company at its face value and repay the advances in full.

    Mr. Pomeroy and his spouse personally guaranteed the Company's obligations under the Datago Agreement. The Company entered into an agreement, dated October 14, 1993, with Mr. Pomeroy to compensate him and his spouse for the economic risk of such guarantee. The sum of $75,000 was paid on the effective date of the agreement. On the first day of each year thereafter that their guarantee remained in effect, the Company was required to pay the sum of $25,000. The Company made only one such $25,000 payment. The Company and Mr. and Mrs. Pomeroy have terminated the annual payments.

    In connection with the settlement of the Vanstar litigation and the Company's payment of $3.3 million to the plaintiffs, Mr. Pomeroy secured the Company's payment obligations to Vanstar by pledging 100,000 shares of Common Stock owned by him. Further, as partial consideration for the settlement payments, the Company obtained the release of any liability of Mr. and Mrs. Pomeroy under their personal guarantee of the Company's obligations under the Datago Agreement. In consideration of his pledge, the Company has agreed to indemnify Mr. Pomeroy against any loss, including attorneys' fees, as a result of the pledge of his shares. Also in connection with the settlement, the Company has expensed approximately $0.4 million for legal fees, which included the defense of the Company and the Pomeroys. See "Business -- Legal Proceedings."

    In September 1995, Pomeroy Investments, LLC ("Pomeroy Investments"), a Kentucky limited liability company controlled by David B. Pomeroy, II, acquired from Paul Hemmer & Associates, III (the "Seller") approximately 11.5 acres of property at AirPark International in Boone County, Kentucky, and contracted with Paul Hemmer Construction Company, an affiliate of the Seller, for the construction of a new headquarters and distribution facility on the site. In addition, under the purchase agreement with the Seller, Pomeroy Investments was granted an option to purchase the contiguous 15.5 acres of land during the three
(3) years following completion of the construction project, subject to certain extensions and related rights. Pomeroy Investments has entered into a ten year triple-net lease with the Company (subject to an option to extend the term for two consecutive five year periods) for the new headquarters and distribution facility for an initial annual base rent of $7.50 per square foot for approximately 36,000 square feet of office use, $3.50 per square foot for approximately 88,084 square feet of service, sales and distribution use, and $1.50 per square foot for approximately 3,333 square feet of storage (calculated on a weighted average basis). The total base rent to be paid by the Company under the lease for all types of uses is $583,294 per year (plus pass-through costs such as taxes and insurance). These terms were determined on the basis of an independent fair market rental opinion commissioned by the Company. In addition, in connection with the construction of the new facilities, Pomeroy Investments advanced approximately $0.4 million to the Company for leasehold improvements that are to be paid for by the Company under the terms of the lease. No interest has been charged on the advanced funds, which will be paid by the Company on or before June 30, 1996.

    Stephen E. Pomeroy, the son of David B. Pomeroy, II, is employed by the Company as Director of New Market Development. His annual compensation for fiscal year 1995 was $117,442.

    James H. Smith, a director of the Company, is a stockholder in the law firm of Lindhorst & Dreidame Co., L.P.A. Lindhorst & Dreidame Co. serves as general counsel to the Company. The legal services provided by Lindhorst & Dreidame Co. to the Company constituted less than 5% of the firm's business and less than 20% of Mr. Smith's personal practice in 1995.

INDEMNIFICATION AND LIMITATION OF LIABILITY FOR DIRECTORS AND OFFICERS

    INDEMNIFICATION. The Company's Certificate of Incorporation and Bylaws provide for indemnification of directors and officers to the fullest extent authorized under the Delaware General Corporation Law ("DGCL"). The Company believes that such indemnification will assist the Company in continuing to attract and retain talented directors and officers in light of the growing risk of litigation directed against directors and officers of publicly held corporations. The Company's Certificate of Incorporation provides that the Company shall indemnify, to the fullest extent authorized under the DGCL, each person who was or is made a party to, or is threatened to be made a party to, or is involved in, any action, suit or proceeding by reason of the fact such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or enterprise, including service with respect to employee benefit plans, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such person in connection therewith provided that the applicable standards of conduct under the DGCL are satisfied. These standards are, with respect to civil proceedings, that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company or its stockholders and, with respect to criminal proceedings, such person had no reasonable cause to believe his or her conduct was unlawful. Such indemnification is in addition to any other rights to which those indemnified may be entitled under any law, bylaw, agreement, vote of stockholders or otherwise.

    LIMITATIONS OF DIRECTOR LIABILITY. The DGCL permits Delaware corporations to limit the personal liability of directors for a breach of their fiduciary duty. The Company's Certificate of Incorporation limits liability to the maximum extent permitted by the DGCL. The Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of the director's fiduciary duty except for liability (1) for a breach of the director's duty of loyalty to the Company or its stockholders (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (3) for liability in respect of certain unlawful dividends, distributions, redemptions and stock repurchases and (4) for a transaction from which the director derives an improper personal benefit. As a result of the inclusion of such a provision, stockholders of the Company may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against the challenged conduct.

                              CERTAIN TRANSACTIONS

    James H. Smith, a director of the Company, is a stockholder in the law firm of Lindhorst & Dreidame Co., L.P.A. Lindhorst & Dreidame Co. serves as general counsel to the Company. See "Management -- Compensation Committee Interlocks and Insider Participation."

    David B. Pomeroy, II, the Chairman of the Board, President and Chief Executive Officer of the Company, engaged in certain transactions with the Company in the last fiscal year. See "Management -- Compensation Committee Interlocks and Insider Participation."

    Addie W. Rosenthal, the spouse of David W. Rosenthal, a director of the Company, has been employed by the Company as Director of Marketing and Investor Relations since May 1993. From January 1992 until May 1993, she was retained by the Company to provide consulting services. Ms. Rosenthal's annual compensation for fiscal year 1995 was $97,241.

    Since the initial public offering of the Company, the policy of the Company has been that proposed transactions with affiliates of the Company must have the prior approval of a majority of the disinterested members of the Board of Directors and such transactions will be made on terms no less favorable to the Company than can be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information, provided by the persons indicated, with respect to the beneficial ownership of the Company's Common Stock as of May 20, 1996, and as adjusted to reflect the sale of the Common Stock offered hereby, by: (i) each person or entity known to the Company to be the beneficial owner of more than 5% of the Common Stock; (ii) each of the Company's directors and the executive officers; and (iii) all directors and officers as a group. Except as otherwise indicated in the footnotes to the table, the individual named has sole voting and investment power over the shares indicated.

                                               BENEFICIAL OWNERSHIP PRIOR TO              BENEFICIAL OWNERSHIP AFTER
                                                         OFFERING             NUMBER OF            OFFERING
                                               -----------------------------   SHARES    -----------------------------
NAME                                                NUMBER         PERCENT     OFFERED        NUMBER         PERCENT
- ---------------------------------------------  ----------------  -----------  ---------  ----------------  -----------
David B. Pomeroy, II.........................     1,309,266(1)        46.7%     150,000     1,159,266           28.9%
Edwin S. Weinstein...........................        58,368(2)         2.1       --            58,368            1.5
Frank D. Friedersdorf........................        27,140(3)         1.0       --            27,140           *
Richard C. Mills.............................        49,903(4)         1.8       --            69,903(4)         1.7
Carol Teufel Weinstein.......................         4,691(5)        *          --             4,691           *
James C. Eck.................................         1,000           *          --             1,000           *
James H. Smith...............................        11,050(6)        *          --            11,050           *
Dr. David W. Rosenthal.......................         5,864(7)        *          --             5,864           *
Michael E. Rohrkemper........................         9,389(8)        *          --             9,389           *
Pomeroy Computer Resources, ESOP.............        41,487(9)         1.5       --            41,487            1.0
All directors and executive officers as a
 group ( 9 persons)..........................     1,434,730(10)       49.7%     150,000     1,304,730(10)       31.8%

- ------------------------
 *  Less than one percent

(1) Includes 10,061 shares of Common Stock owned by his spouse and 1,650 shares of Common Stock owned by his adult daughter and 3,630 shares of Common Stock owned by his adult son, as to which Mr. Pomeroy disclaims beneficial ownership. Also includes 52,500 shares of Common Stock issuable upon exercise of stock options and 41,487 shares owned by the ESOP. See Note (9) below. Of the 41,487 shares owned by the ESOP, 16,561 shares are allocated to the account of Mr. Pomeroy which shares he has the right to vote under the Plan. Beneficial ownership after the Offering excludes the 150,000 shares of Common Stock to be sold in this Offering. Mr. Pomeroy's address is 1020 Petersburg Road, Hebron, KY 41048.

(2) Includes 7,575 shares of Common Stock issuable upon exercise of stock options and 41,487 shares owned by the ESOP. See Note (9) below. Of the 41,487 shares owned by the ESOP, 2,174 shares are allocated to Mr. Weinstein which shares he has the right to vote under the Plan. Excludes shares owned by his spouse.

(3) Includes 84 shares held by the ESOP allocated to the account of Mr. Friedersdorf which shares he has the right to vote under the Plan.

(4) Includes 49,832 shares of Common Stock issuable upon exercise of stock options prior to the Offering and 71 shares held by the ESOP allocated to the account of Mr. Mills, which shares he has the right to vote under the Plan. Beneficial ownership after the Offering also includes 20,000 shares of Common Stock issuable upon exercise of stock options awardable upon completion of the Offering.

(5) Excludes shares owned by her spouse. Includes 2,000 shares of Common Stock issuable upon exercise of stock options and 281 shares held by the ESOP allocated to the account of Mrs. Weinstein which shares she has the right to vote under the Plan.

(6) Includes 10,500 shares of Common Stock issuable upon exercise of stock options.

(7) Includes 103 shares of Common Stock owned by his spouse, and 18 shares held by the ESOP allocated to the account of his spouse (which shares she has the right to vote under the Plan), as to which Dr. Rosenthal disclaims beneficial ownership. Includes 3,900 shares of Common Stock issuable upon exercise of stock options.

(8) Includes 66 of the 110 shares of Common Stock held by Rohrkemper & Ossege Ltd., a partnership in which Mr. Rohrkemper has a 60% interest. Also includes 8,250 shares of Common Stock issuable upon exercise of stock options.

(9) David B. Pomeroy, II and Edwin S. Weinstein, both officers of the Company, are trustees of the ESOP and may have voting control over the 41,487 shares of Common Stock held in the ESOP in certain situations.

(10) Includes all of the shares owned by Pomeroy Computer Resources ESOP.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The following summary is a description of certain provisions of the Company's Certificate of Incorporation and Bylaws. Such summary does not purport to be complete and is subject to, and qualified in its entirety by, all of the provisions of the Company's Certificate of Incorporation and Bylaws.

    The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, $.01 par value per share, of which 3,952,643 shares will be outstanding upon completion of this Offering, and 2,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"), none of which have been issued.

COMMON STOCK

    Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Price Range of Common Stock and Dividend Policy." Upon dissolution or liquidation, holders of Common Stock are entitled to share ratably in the net assets of the Company remaining after payment to creditors and senior equity holders, if any. All outstanding shares of Common Stock are, and the Common Stock offered hereby will be, duly authorized, validly issued, fully paid and nonassessable. Holders of Common Stock are entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders. Holders of Common Stock are not entitled to preemptive rights or any conversion or sinking fund rights or provisions.

CERTAIN CERTIFICATE AND BYLAW PROVISIONS

    The Company's Certificate of Incorporation provides that the affirmative vote of not less than 66 2/3% of the outstanding shares of voting stock of the Company, voting as a class, is required to remove any director (and then only for cause) or to amend or repeal certain provisions in the Bylaws relating to calling special meetings of stockholders, nomination procedures for election of directors, removal of directors and amendment of the Bylaws. The affirmative vote of at least 66 2/3% of the outstanding shares of voting stock is also required to amend or repeal these provisions in the Certificate of Incorporation.

    The Bylaws of the Company provide that special meetings of stockholders may only be called by the Chairman of the Board pursuant to a resolution of a majority of the then authorized number of directors except as otherwise provided by law. The Bylaws further provide that the number of directors that shall constitute the whole Board of Directors shall be determined from time to time by not less than 66 2/3% of the then authorized number of directors, but shall not be less than three. The Bylaws also set forth required procedures for the nomination of directors, and give the Chairman of the Board (who shall also be the Chief Executive Officer) the authority to determine that a nomination was not made in accordance with these procedures. These provisions of the Bylaws may not be amended or repealed without the affirmative vote of at least 66 2/3% of the voting stock of the Company voting together as a single class.

    The foregoing provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of delaying, deferring or preventing a change in control of the Company.

PREFERRED STOCK

    The Board of Directors has the authority, without prior stockholder approval, to issue Preferred Stock in one or more series and to determine the designations, preferences and relative, participating, optional or other special rights, qualifications, limitations and restrictions of Preferred Stock, including voting powers, dividend and redemption rights, dividend rates, dissolution and liquidation preferences, conversion and exchange privileges, and sinking fund provisions. The issuance of Preferred Stock by the Board of Directors could affect the rights of holders of shares of Common Stock. For example, the issuance of Preferred Stock could result in a class of securities outstanding that would have certain preferences as to dividends and in liquidation over the Common Stock, and would enjoy certain voting rights, contingent or otherwise, in addition to that of the Common Stock, and such issuance would result in the dilution of voting rights, net income per share and net book value per share of the Common Stock. Shares of Preferred Stock issued by the Board of Directors could be utilized, under certain circumstances, to render more difficult or to discourage a merger, tender offer or proxy contest or removal of incumbent management. As of the date of this Prospectus, the Board of Directors has not authorized the issuance of any series of Preferred Stock, and there are no agreements or understandings for the issuance of any shares of such stock.

VOTING FOR DIRECTORS

    The Board of Directors consists of five directors. Stockholders do not have cumulative voting rights in the election of directors. Mr. Pomeroy will own 27.9% of the Common Stock after completion of the Offering described herein, including shares owned by his family members (approximately 26.6% if the Underwriters' over-allotment option is exercised) and, therefore, will for all practical purposes be able to substantially influence the election of the Company's Board of Directors and to prevent the approval of all matters requiring stockholder approval of at least 66 2/3% of the outstanding voting stock of the Company.

DELAWARE BUSINESS COMBINATION STATUTE

    The Company is a Delaware corporation and is subject to Section 203 of the DGCL. Section 203 provides that a corporation shall not engage in any Business Combination (as defined) with any interested stockholder (as defined) for a period of three years following the date that such stockholder became an interested stockholder, unless (a) prior to such date the board of directors of the corporation approved either the Business Combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (c) on or subsequent to such date the Business Combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding stock of the corporation which is not owned by the interested stockholder.

    An "interested stockholder" is defined in Section 203 as any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (a) is the owner of 15% or more of the outstanding voting stock of the corporation or (b) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person.

    The restrictions contained in Section 203 of the DGCL do not apply if, among other things, (a) the corporation's original certificate of incorporation contains provisions expressly electing not to be governed by Section 203, (b) the corporation, by action of its board of directors, adopts an amendment to its bylaws within 90 days of the effective date of February 2, 1988, expressly electing not to be governed by Section 203, (c) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203, or (d) the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on the Nasdaq Stock Market or held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is The Fifth Third Bank, Cincinnati, Ohio.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this Offering, the Company will have 3,952,643 outstanding shares of Common Stock (4,155,143 shares if the Underwriter's over-allotment option is exercised in full). Of these shares, approximately 2,754,305 shares, including the 1,350,000 shares sold in the Offering, plus any of the 202,500 shares sold upon the exercise of the Underwriters' over-allotment option, will be freely tradeable without restriction or registration under the Act, except for any shares held by "affiliates" of the Company, as that term is defined in Rule 144 under the Act. The remaining 1,201,388 shares are restricted securities.

    The 1,081,630 shares held by officers and directors are subject to lock-up agreements with the Underwriters and may not be sold for a period of 180 days after the date of this Prospectus, without prior written consent of the Underwriters. Following the expiration of the 180-day period, these shares will be eligible for sale in the public market, subject to the conditions and restrictions of Rule 144 under the Securities Act, as described below.

    Any shares held by affiliates of the Company will be subject to certain resale limitations of Rule 144. As currently in effect, Rule 144 permits the public sale in ordinary trading transactions of "restricted securities" and of securities owned by "affiliates" subject to certain conditions. Restricted securities are securities acquired directly or indirectly from an issuer or an affiliate in a transaction not involving a public offering. In general, under Rule 144, a person who has beneficially owned restricted securities for at least two years, or any person who may be deemed an affiliate of the Company may, subject to certain conditions, sell within any three-month period a number of shares which does not exceed the greater of 1% of the Company's then outstanding shares of Common Stock, or the average weekly trading volume in shares of Common Stock for the four calendar week period preceding each such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions and requirements as to notice and the availability of current public information about the Company. A person who is not and has not been an affiliate of the Company at any time during the three months preceding the sale of the restricted securities, and who has beneficially owned the securities for at least three years, is entitled to sell such securities under Rule 144 without regard to the volume limitations, manner-of-sale provisions and notice and public information requirements of Rule 144.

    TCSS was granted both "demand" and "piggyback" registration rights with respect to its 100,000 shares of Common Stock pursuant to a Registration Rights Agreement (the "Rights Agreement") between the Company and TCSS. The Rights Agreement was entered into in connection with the Company's acquisition of substantially all of TCSS' assets. TCSS may exercise its demand registration rights with respect to 33,333 shares on each of the first, second and third anniversary dates of the closing of the acquisition, provided that if the Company does not complete a public offering within six months of the closing, TCSS may exercise its demand registration rights with respect to 50,000 shares immediately thereafter. Rights with respect to the remaining 50,000 shares may be exercised in equal amounts on each of the first and second anniversary of the closing. TCSS has piggyback registration rights if at any time during the four-year period after the closing, the Company proposes to conduct an offering of its Common Stock; however, the Company will not be required to register fewer than the lesser of (i) shares with a market value of less than $250,000 or (ii) the aggregate number of shares still held by TCSS unless the inclusion of such remaining unregistered shares would have a material adverse impact on the offering in the opinion of the managing underwriter of such offering. The Company is required to pay the expenses of the registration except for TCSS' fees of legal counsel and accountants and underwriting commissions and discounts. See "Business -- Acquisition of TCSS."

                                  UNDERWRITING

    Pursuant to the Underwriting Agreement, and subject to the terms and conditions thereof, the Underwriters named below, acting through J.C. Bradford & Co. and Tucker Anthony Incorporated, as representatives of the several underwriters (the "Representatives"), have agreed severally, to purchase from the Company and the Selling Stockholder the number of shares of Common Stock set forth below opposite their respective names.

                                                                                               NUMBER
NAME OF UNDERWRITERS                                                                          OF SHARES
- -------------------------------------------------------------------------------------------  -----------
J.C. Bradford & Co.........................................................................
Tucker Anthony Incorporated................................................................

                                                                                             -----------
    Total..................................................................................    1,350,000
                                                                                             -----------
                                                                                             -----------

    In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions contained therein, to purchase all the shares of Common Stock offered hereby if any of such shares are purchased.

    The Company has been advised by the Representatives that the Underwriters propose initially to offer the Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such a price less a concession not in excess of $ per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to certain other dealers. After this Offering, the price to public and such concessions may be changed.

    The offering of the Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of the shares.

    The Company has granted the Underwriters an option, exercisable not later than 30 days from the date of this Prospectus, to purchase up to 202,500 additional shares of Common Stock to cover over-allotments. To the extent the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the table above bears to 1,350,000, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby. If purchased, the Underwriters will sell such additional shares on the same terms as those on which the 1,350,000 shares are being offered.

    The Company, the Selling Stockholder and all executive officers and directors of the Company have agreed not to offer, sell or otherwise dispose of any shares of Common Stock owned by them prior to the expiration of 180 days from the date of the prospectus without the prior written consent of the Representatives.

    The Underwriting Agreement provides that the Company and the Selling Stockholder will indemnify the Underwriters and controlling persons, if any, against certain liabilities, including liabilities under the Securities Act or to contribute to payments which the Underwriters or any such controlling persons may be required to make in respect thereof.

    In connection with this Offering, certain Underwriters and selling group members who in the past have acted as market makers in the Common Stock may engage in passive market making activities in the Common Stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act. Underwriters and other participants in the distribution of the Common Stock generally are prohibited during a specified time during (the "qualifying period") determined in light of the timing of the distribution, from bidding for or purchasing the Common Stock or a related security except the extent permitted under applicable rules, primarily Rules 10b-6 and 10b-6A. Rule 10b-6A allows, among other things, an Underwriter or member of the selling group for the Common Stock to effect "passive market making" transactions on the Nasdaq National Market in the Common Stock during the qualifying period at a price that does not exceed the highest independent bid for that security at the time of the transaction. Such a passive market maker must not display a bid for the subject security at a price in excess of the highest independent bid, and generally must lower its bid if all independent bids are lowered. Moreover, the passive market maker's net purchases of such security on each day of the qualifying period shall not exceed 30% of its average daily trading volume during a reference period preceding the distribution.

                                 LEGAL MATTERS

    The legality of the shares of Common Stock and certain other legal matters offered hereby will be passed upon for the Company by Cors & Bassett, Cincinnati, Ohio. Certain legal matters related to the Offering will be passed upon for the Underwriters by Alston & Bird, Atlanta, Georgia.

                                    EXPERTS

    The Consolidated Financial Statements of the Company as of January 5, 1996 and January 5, 1995, and for the fiscal years then ended, appearing in this Prospectus and Registration Statement have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The Consolidated Financial Statements of the Company for the fiscal year ended January 5, 1994, appearing in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The Financial Statements of TCSS for the fiscal year ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The Financial Statements of TCSS for the fiscal year ended December 31, 1994, appearing in this Prospectus and Registration Statement have been audited by Northup, Haines, Kaduce, Schmid, Macklin, P.C., independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the Common Stock offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement, including the exhibits and schedules filed therewith. Copies of the Registration Statement, together with its exhibits and schedules, may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1027, Washington, D.C. 20549 and also at the following regional offices of the Commission: Citicorp Center, 500 West Madison Street,

Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048, upon payment of the charges prescribed therefor by the Commission. In addition, the Common Stock is included in the Nasdaq National Market, and the aforementioned materials may also be inspected at the offices of the Nasdaq National Market at 1735 K Street, N.W., Washington, D.C. 20006.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at the addresses set forth above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Consolidated Financial Statements of The Company:
  Report of Independent Certified Public Accountants.......................................................        F-1
  Independent Auditors' Report.............................................................................        F-2
  Consolidated Balance Sheets as of January 5, 1995 and 1996 and April 5, 1996 (unaudited).................        F-3
  Consolidated Statements of Income for the Years Ended January 5, 1994, 1995 and 1996 and for the Three
   Months Ended April 5, 1995 and 1996 (Unaudited).........................................................        F-5
  Consolidated Statements of Cash Flows for the Years Ended January 5, 1994, 1995 and 1996 and for the
   Three Months Ended April 5, 1996 (Unaudited)............................................................        F-6
  Consolidated Statements of Equity for the Years Ended January 5, 1994, 1995 and 1996 and for the Three
   Months Ended April 5, 1996 (Unaudited)..................................................................        F-7
  Notes to Consolidated Financial Statements...............................................................        F-8

Financial Statements of The Computer Supply Store, Inc.:
  Independent Auditors' Report.............................................................................       F-18
  Independent Auditors' Report.............................................................................       F-19
  Balance Sheets as of December 31, 1995 and 1994..........................................................       F-20
  Statements of Operations and Retained Earnings for the Years ended December 31, 1995 and 1994............       F-21
  Statements of Cash Flows for the years Ended December 31, 1995 and 1994..................................       F-22
  Notes to Financial Statements............................................................................       F-23

Unaudited Pro Forma Consolidated Financial Statements of the Company:
  Pro Forma Condensed Consolidated Statement of Income (Unaudited) for the Year Ended January 5, 1996 and
   Three Months Ended April 5, 1996........................................................................       F-27

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
Pomeroy Computer Resources, Inc.

    We have audited the accompanying consolidated balance sheets of Pomeroy Computer Resources, Inc. as of January 5, 1996 and 1995, and the related consolidated statements of income, equity, and cash flows for each of the two years in the period ended January 5, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pomeroy Computer Resources, Inc. at January 5, 1996 and 1995, and the consolidated results of its operations and its consolidated cash flows for each of the two years in the period ended January 5, 1996 in conformity with generally accepted accounting principles.

                                          Grant Thornton LLP

Cincinnati, Ohio
February 6, 1996, except for Note 18
as to which the date is March 14, 1996

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Pomeroy Computer Resources, Inc.

    We have audited the accompanying consolidated statements of income, equity, and cash flows of Pomeroy Computer Resources, Inc. for the year ended January 5, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provided a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations of Pomeroy Computer Resources, Inc., its cash flows and its changes in equity for the year ended January 5, 1994, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Cincinnati, Ohio
March 24, 1994

                        POMEROY COMPUTER RESOURCES, INC.
                          CONSOLIDATED BALANCE SHEETS
                                     ASSETS

                                                                             JANUARY 5,
                                                                   ------------------------------
                                                                        1995            1996
                                                                   --------------  --------------  APRIL 5, 1996
                                                                                                   --------------
                                                                                                    (UNAUDITED)
Current assets:
  Cash...........................................................  $       73,620  $      596,321  $    1,098,882
Accounts receivable:
  Trade, less allowance of $65,000, $200,737 and $177,344 at
   January 5, 1995 and 1996 and April 5, 1996 respectively.......      26,631,488      27,098,141      38,133,365
  Vendor product returns, less allowance of $225,000, $210,000 and $65,897 at January 5, 1995 and 1996 and April 5, 1996,
   respectively..................................................       3,542,761       3,484,709       3,835,349
  Vendor incentive rebates.......................................       1,551,121       3,141,847       2,494,458
  Amount due from stockholder....................................         140,633         205,525         205,525
  Other..........................................................         129,360         389,336         262,964
                                                                   --------------  --------------  --------------
    Total receivables............................................      31,995,363      34,319,558      44,931,661
                                                                   --------------  --------------  --------------
Inventories......................................................      17,326,486      18,986,807      18,684,588
Other............................................................         624,344         487,515         528,617
                                                                   --------------  --------------  --------------
    Total current assets.........................................      50,019,813      54,390,201      65,243,748
                                                                   --------------  --------------  --------------
Equipment and leasehold improvements:
  Furniture, fixtures and equipment..............................       4,213,290       5,407,799       6,905,519
  Leasehold improvements.........................................       1,073,079       1,151,606       2,940,469
                                                                   --------------  --------------  --------------
    Total........................................................       5,286,369       6,559,405       9,845,988
  Less accumulated depreciation..................................       1,079,677       1,968,271       3,260,724
                                                                   --------------  --------------  --------------
    Net equipment and leasehold improvements.....................       4,206,692       4,591,134       6,585,264
                                                                   --------------  --------------  --------------
Investment in lease residuals....................................       1,302,117       2,596,499       2,746,000
Goodwill and other intangible assets.............................         953,172       1,445,994       7,036,904
Other assets.....................................................         578,866         961,581         791,125
                                                                   --------------  --------------  --------------
    Total assets.................................................  $   57,060,660  $   63,985,409  $   82,403,041
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

                See notes to consolidated financial statements.

                        POMEROY COMPUTER RESOURCES, INC.
                          CONSOLIDATED BALANCE SHEETS
                             LIABILITIES AND EQUITY

                                                                     JANUARY 5,      JANUARY 5,
                                                                        1995            1996
                                                                   --------------  --------------     APRIL 5,
                                                                                                        1996
                                                                                                   --------------
                                                                                                    (UNAUDITED)
Current liabilities:
  Notes payable..................................................  $      422,175  $      408,864  $    2,584,750
  Accounts payable:
    Floor plan financing.........................................      18,974,900      17,676,926      19,820,183
    Trade........................................................       4,631,468       3,966,820      12,274,141
                                                                   --------------  --------------  --------------
      Total accounts payable.....................................      23,606,368      21,643,746      32,094,324
Bank notes payable...............................................      15,441,901      16,877,040      20,266,551
Deferred revenue.................................................       1,700,412       2,286,390       1,906,999
Accrued liabilities:
  Employee compensation and benefits.............................         785,276         800,629       1,071,754
  Income taxes...................................................       1,051,009       1,117,855        --
  Interest.......................................................          56,137          41,995          71,683
  Miscellaneous..................................................         400,848         874,038       2,581,484
                                                                   --------------  --------------  --------------
    Total current liabilities....................................      43,464,126      44,050,557      60,577,545
                                                                   --------------  --------------  --------------
Notes payable....................................................         166,800         100,000       2,240,019
Deferred income taxes............................................         300,000         635,000         635,000
Equity:
  Preferred stock (no shares issued or outstanding)..............        --              --              --
  Common stock (2,228,908, 2,625,917 and 2,748,643 shares issued and outstanding at January 5, 1995 and 1996, and April 5,
   1996, respectively)...........................................          22,289          26,259          27,460
  Paid-in capital................................................       8,158,080      13,279,697      14,384,113
  Retained earnings..............................................       5,153,371       6,097,902       4,742,910
                                                                   --------------  --------------  --------------
                                                                       13,333,740      19,403,858      19,154,483
  Less treasury stock, at cost (20,900 shares at January 5, 1995
   and 1996, and April 5, 1996, respectively)....................         204,006         204,006         204,006
                                                                   --------------  --------------  --------------
    Total equity.................................................      13,129,734      19,199,852      18,950,477
                                                                   --------------  --------------  --------------
    Total liabilities and equity.................................  $   57,060,660  $   63,985,409  $   82,403,041
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

                See notes to consolidated financial statements.

                        POMEROY COMPUTER RESOURCES, INC.
                       CONSOLIDATED STATEMENTS OF INCOME

                                                       FISCAL YEARS ENDED                    THREE MONTHS ENDED APRIL 5,
                                      ----------------------------------------------------  ------------------------------
                                      JANUARY 5, 1994   JANUARY 5, 1995   JANUARY 5, 1996        1995            1996
                                      ----------------  ----------------  ----------------  --------------  --------------
                                                                                                     (UNAUDITED)
Net sales and revenues:
  Sales -- equipment and supplies...  $    102,442,073  $    130,270,342  $    211,149,458  $   43,569,807  $   57,305,349
  Service...........................         9,177,515        13,409,559        17,939,868       4,069,591       5,424,128
  Other.............................           558,702           895,085         1,620,516         350,106         494,614
                                      ----------------  ----------------  ----------------  --------------  --------------
    Total net sales and revenues....       112,178,290       144,574,986       230,709,842      47,989,504      63,224,091
                                      ----------------  ----------------  ----------------  --------------  --------------
Cost of sales and service:
  Equipment and supplies............        92,357,597       117,594,334       192,838,684      39,173,751      52,160,271
  Service...........................         1,794,165         3,306,736         4,334,806       1,063,530       1,463,507
                                      ----------------  ----------------  ----------------  --------------  --------------
    Total cost of sales and
     service........................        94,151,762       120,901,070       197,173,490      40,237,281      53,623,778
                                      ----------------  ----------------  ----------------  --------------  --------------
  Gross profit......................        18,026,528        23,673,916        33,536,352       7,752,223       9,600,313
                                      ----------------  ----------------  ----------------  --------------  --------------
Operating expenses:
  Selling, general and
   administrative...................        12,172,592        16,268,236        21,862,576       5,341,186       6,436,269
  Royalty expense...................           604,968         --                --               --              --
  Rent expense......................           730,721           699,341           894,258         230,913         290,703
  Depreciation......................           199,972           330,628           770,540         139,779         318,183
  Amortization......................           200,363           555,259           233,916          52,564          98,435
  Provision for doubtful accounts...            65,000           263,289           489,813        --              --
                                      ----------------  ----------------  ----------------  --------------  --------------
    Total operating expenses........        13,973,616        18,116,753        24,251,103       5,764,442       7,143,590
                                      ----------------  ----------------  ----------------  --------------  --------------
Income from operations..............         4,052,912         5,557,163         9,285,249       1,987,781       2,456,723
                                      ----------------  ----------------  ----------------  --------------  --------------
Other expense (income):
  Interest expense..................           850,206         1,030,892         1,999,399         490,087         435,039
  Litigation settlement and related
   costs............................         --                --                --               --             4,392,102
  Miscellaneous.....................           (57,205)          (56,718)          (64,083)         (8,012)        (93,426)
                                      ----------------  ----------------  ----------------  --------------  --------------
    Total other expense.............           793,001           974,174         1,935,316         482,075       4,733,715
                                      ----------------  ----------------  ----------------  --------------  --------------
Income (loss) before income tax.....         3,259,911         4,582,989         7,349,933       1,505,706      (2,276,992)
Income tax expense (benefit)........         1,360,000         1,856,000         2,983,000         600,000        (922,000)
                                      ----------------  ----------------  ----------------  --------------  --------------
Net income (loss)...................  $      1,899,911  $      2,726,989  $      4,366,933  $      905,706  $   (1,354,992)
                                      ----------------  ----------------  ----------------  --------------  --------------
                                      ----------------  ----------------  ----------------  --------------  --------------
Weighted average shares outstanding:
  Primary...........................         2,433,694         2,429,502         2,669,854       2,533,544       2,744,959
                                      ----------------  ----------------  ----------------  --------------  --------------
                                      ----------------  ----------------  ----------------  --------------  --------------
  Fully diluted.....................         2,433,694         2,429,502         2,695,886       2,597,374       2,753,068
                                      ----------------  ----------------  ----------------  --------------  --------------
                                      ----------------  ----------------  ----------------  --------------  --------------
Net income (Loss) per common share:
  Primary...........................  $           0.78  $           1.12  $           1.64  $         0.36  $        (0.49)
                                      ----------------  ----------------  ----------------  --------------  --------------
                                      ----------------  ----------------  ----------------  --------------  --------------
  Fully diluted.....................  $           0.78  $           1.12  $           1.62  $         0.35  $        (0.49)
                                      ----------------  ----------------  ----------------  --------------  --------------
                                      ----------------  ----------------  ----------------  --------------  --------------

 .

                 See notes to consolidated financial statements

                        POMEROY COMPUTER RESOURCES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           THREE MONTHS ENDED
                                                  FISCAL YEARS ENDED JANUARY 5,                 APRIL 5,
                                            -----------------------------------------  --------------------------
                                                1994          1995           1996          1995          1996
                                            ------------  -------------  ------------  ------------  ------------
                                                                                              (UNAUDITED)
Cash Flows from Operating Activities:
  Net income (Loss).......................  $  1,899,911  $   2,726,989  $  4,366,933  $    905,706  $ (1,354,992)
  Adjustments to reconcile net income to
   net cash flows from operating
   activities:
    Litigation settlement.................       --            --             --            --          3,300,000
    Depreciation..........................       199,972        330,628       770,540       139,779       318,183
    Amortization..........................       200,363        555,259       233,916        52,564        98,435
    Deferred income taxes.................        90,000        112,000       258,000        11,000        58,000
    Net acquisition of lease residuals....      (199,412)      (252,518)   (1,294,382)     (150,000)      (75,000)
    Issuance of common shares of stock
     awards...............................        73,401         40,000        40,000        40,000        40,000
    Changes in working capital accounts,
     net of effects of subsidiary
     companies purchased:
      Accounts receivable.................    (5,165,976)   (12,611,901)   (2,129,559)    1,447,163    (4,408,319)
      Inventories.........................    (1,049,351)    (8,619,599)   (1,814,197)     (237,059)      442,692
      Floor plan financing................     1,278,050     11,398,614    (1,297,974)    1,197,748     2,143,257
      Trade payables......................     1,724,829        457,791      (687,885)     (707,704)    4,438,840
      Deferred revenue....................       210,677        503,311       585,978        81,547      (460,864)
      Other, net..........................        62,930        343,123       554,260      (346,232)      148,101
                                            ------------  -------------  ------------  ------------  ------------
 Net operating activities.................      (674,606)    (5,016,303)     (414,370)    2,434,512     4,688,333
                                            ------------  -------------  ------------  ------------  ------------
Cash Flows from Investing Activities:
  Capital expenditures....................      (600,889)    (1,242,771)   (1,070,424)     (294,266)     (968,145)
  Payments for covenants not to compete...       --            (219,750)     (238,250)     (142,750)      --
  Acquisition of subsidiary companies, net
   of cash acquired.......................       (14,000)      (113,803)      (19,514)      (19,414)      --
  Acquisition of reseller assets..........      (435,150)      --            (424,695)      --         (4,460,094)
                                            ------------  -------------  ------------  ------------  ------------
  Net investing activities................    (1,050,039)    (1,576,324)   (1,752,883)     (456,430)   (5,428,239)
                                            ------------  -------------  ------------  ------------  ------------
Cash Flows from Financing Activities:
  Payments on notes payable...............      (125,000)       (57,600)     (305,111)      (71,400)   (1,087,660)
  Net proceeds under bank notes payable...     1,483,128      6,302,644     1,435,139    (1,872,541)    2,539,510
  Proceeds from long term note payable....       --             500,000       --            --            --
  Purchase of treasury stock..............       --            (204,006)      --            --            --
  Offering costs..........................       --            (168,573)      --            --            --
  Proceeds from exercise of stock
   options................................       --            --           1,559,926       --            120,617
  Retirement of stock warrants............       --            --             --            --           (330,000)
                                            ------------  -------------  ------------  ------------  ------------
Net financing activities..................     1,358,128      6,372,465     2,689,954    (1,943,941)    1,242,467
                                            ------------  -------------  ------------  ------------  ------------
Increase (decrease) in cash...............      (366,517)      (220,162)      522,701        34,141       502,561
Cash:
  Beginning of period.....................       660,299        293,782        73,620        73,620       596,321
                                            ------------  -------------  ------------  ------------  ------------
  End of period...........................  $    293,782  $      73,620  $    596,321  $    107,761  $  1,098,882
                                            ------------  -------------  ------------  ------------  ------------
                                            ------------  -------------  ------------  ------------  ------------

                 See notes to consolidated financial statements

                        POMEROY COMPUTER RESOURCES, INC.

                       CONSOLIDATED STATEMENTS OF EQUITY

 (INFORMATION PRESENTED FOR PERIODS SUBSEQUENT TO JANUARY 5, 1996 IS UNAUDITED)

                                                   COMMON       PAID-IN        RETAINED       TREASURY
                                                    STOCK       CAPITAL        EARNINGS        STOCK       TOTAL EQUITY
                                                  ---------  --------------  -------------  ------------  --------------
Balances at January 5, 1993.....................  $  22,000  $    8,067,967  $     526,471  $    --       $    8,616,438
  Net income....................................                                 1,899,911                     1,899,911
  12,764 common shares issued for stock
   awards.......................................        128          73,273                                       73,401
  Tax benefit of costs related to initial public
   offering.....................................                      4,000                                        4,000
                                                  ---------  --------------  -------------  ------------  --------------
Balances at January 5, 1994.....................     22,128       8,145,240      2,426,382       --           10,593,750
  Net income....................................                                 2,726,989                     2,726,989
  3,168 common shares issued for stock awards...         32          39,968                                       40,000
  12,976 common shares issued for acquisition of
   subsidiary...................................        129         136,445                                      136,574
  Purchases of treasury stock...................                                                (204,006)       (204,006)
  Costs associated with initial public
   offering.....................................                   (168,573)                                    (168,573)
  Tax benefit of costs related to initial public
   offering.....................................                      5,000                                        5,000
                                                  ---------  --------------  -------------  ------------  --------------
Balances at January 5, 1995.....................     22,289       8,158,080      5,153,371      (204,006)     13,129,734
  Net income....................................                                 4,366,933                     4,366,933
  4,000 common shares issued for stock awards...         40          39,960                                       40,000
  5,755 common shares issued for acquisition....         58          99,942                                      100,000
  Stock options exercised and related tax
   benefit......................................      1,664       1,557,921                                    1,559,585
  Stock dividend................................      2,208       3,420,194     (3,422,402)
  Tax benefit of costs related to initial public
   offering.....................................                      3,600                                        3,600
                                                  ---------  --------------  -------------  ------------  --------------
Balances at January 5, 1996.....................     26,259      13,279,697      6,097,902      (204,006)     19,199,852
  Net income (loss).............................                                (1,354,992)                   (1,354,992)
  3,076 common shares issued for stock awards...         40          39,960                                       40,000
  100,000 common shares issued for
   acquisition..................................      1,000       1,274,000                                    1,275,000
  Retirement of stock warrants..................                   (330,000)                                    (330,000)
  Stock options exercised.......................        161         120,456                                      120,617
                                                  ---------  --------------  -------------  ------------  --------------
Balances at April 5, 1996.......................  $  27,460  $   14,384,113  $   4,742,910  $   (204,006) $   18,950,477
                                                  ---------  --------------  -------------  ------------  --------------
                                                  ---------  --------------  -------------  ------------  --------------

                 See notes to consolidated financial statements

                        POMEROY COMPUTER RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    FISCAL YEARS ENDED JANUARY 5, 1994, JANUARY 5, 1995 AND JANUARY 5, 1996
                                      AND
                  THREE MONTHS ENDED APRIL 5, 1996 (UNAUDITED)

1.  COMPANY DESCRIPTION
    February 13, 1992, Pomeroy Computer Resources, Inc. was formed and on April 2, 1992 was merged with eight related businesses ("predecessor businesses") (collectively the "Company"), five of which owned and operated franchises of ComputerLand Corporation ("ComputerLand") in Ohio and Kentucky. The Company has 10 million shares of $.01 par value common stock authorized, with 2.6 million shares outstanding. The Company is also authorized to issue 2.0 million shares of $.01 par value preferred stock. Since the owner of the Company and the predecessor businesses were the same, this transaction constituted a combination of the predecessor businesses under common control and was accounted for at historical cost in a manner similar to that followed for a pooling of interests. The Company purchased C&N Corp. ("C&N") in fiscal 1992 and Xenas Communications Corp. ("Xenas") in fiscal 1994 (see Note 13). In fiscal 1995, the Company formed a wholly-owned subsidiary, Pomeroy Computer Leasing Company, Inc., ("PCL"), for the purpose of leasing computer equipment to the Company's customers.

    The Company sells, installs and services microcomputers and microcomputer equipment primarily for business, professional, educational and governmental customers. The Company also derives revenue from customer support services, including network analysis and design, systems configuration, cabling, custom installation, training, maintenance and repair. The Company has eleven branch offices in Kentucky, Iowa, Tennessee, Ohio, Florida, Alabama and Indiana, and grants credit to substantially all customers in these areas.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION -- The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries C&N, Xenas and PCL. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to the 1994 financial statements included herein to conform with the presentation used in 1995.

    FISCAL YEAR -- The Company's fiscal year is a 12-month period ending January
5. References to fiscal 1993, 1994 and 1995 are for the fiscal years ended January 5, 1994, January 5, 1995 and January 5, 1996, respectively.

    GOODWILL AND OTHER INTANGIBLE ASSETS -- Goodwill is amortized using the straight-line method over periods of fifteen to twenty-five years. The Company evaluates its goodwill on an ongoing basis to determine potential impairment by comparing the carrying value to the undiscounted estimated expected future cash flows of the related assets. Other intangible assets are amortized using the straight-line method over periods up to ten years.

    EQUIPMENT AND LEASEHOLD IMPROVEMENTS -- Equipment and leasehold improvements are stated at cost. Depreciation on equipment is computed using the straight-line method over estimated useful lives. Depreciation on leasehold improvements is computed using the straight-line method over estimated useful lives or the term of the lease, whichever is less. Expenditures for repairs and maintenance are charged to expense as incurred and additions and improvements that significantly extend the lives of assets are capitalized. Upon sale or retirement of depreciable property, the cost and accumulated depreciation are removed from the related accounts and any gain or loss is reflected in the results of operations.

    INCOME TAXES -- Deferred income tax liabilities and assets are provided for temporary differences between the tax basis and reported amounts of assets and liabilities that will result in taxable or

                        POMEROY COMPUTER RESOURCES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
deductible amounts in future years. The Company's temporary differences primarily result from revenue from the acquisitions of lease residuals not taxable until received, the use of accelerated depreciation for tax purposes and accrued expenses not deductible for tax purposes until paid.

    VENDOR INCENTIVE REBATES -- Certain vendors provide market development funds and incentive rebates to perform product training, advertising and other sales and market development activities. The Company recognizes these rebates when it has completed its obligation to perform under the specific incentive arrangement. Incentive rebates are recorded as reductions of selling, general and administrative expense or, if volume based, cost of sales. Market development funds and incentive rebates are collectively referred to as Vendor Incentive Rebates in the Company's Consolidated Balance Sheets.

    INVENTORIES -- Inventories are stated at the lower of cost or market. Cost is determined on the average cost method.

    REVENUE RECOGNITION -- The Company recognizes revenue on the sale of equipment and supplies when the products are shipped. Service revenue is recognized when the applicable services are provided.

    DEFERRED  REVENUE  --  Revenues   received  on  maintenance  contracts   are
recognized ratably over the lives of the contracts. Costs related to maintenance contracts are recognized when incurred.

    STOCK OPTIONS -- The Financial Accounting Standards Board issued SFAS No. 123 - Accounting for Stock-Based Compensation in the Fall of 1995. The statement defines a fair value based method of accounting for an employee stock option to determine compensation cost at date of grant. However, the statement allows a company to continue measuring compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25 - Accounting for Stock Issued to Employees. The Company elected to continue measuring compensation cost for stock options based on APB Opinion No. 25 and will provide the required pro forma disclosures prescribed in SFAS No. 123.

    NET INCOME PER SHARE -- The computation of primary net income per common and common equivalent share is based upon the weighted average number of common shares outstanding during the period plus, in periods in which they have a dilutive effect, the effect of common shares contingently issuable, primarily from stock options and warrants. Fully diluted net income per common share also reflects dilution due to the use of the market price at the end of the period, when higher than the average price for the period.

    USE OF ESTIMATES IN FINANCIAL STATEMENTS -- In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    FAIR   VALUE  DISCLOSURES  --  The   fair  value  of  financial  instruments
approximates carrying value.

    INTERIM FINANCIAL STATEMENTS -- The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulations S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In

                        POMEROY COMPUTER RESOURCES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the interim periods are not necessarily indicative of the results that may be expected for the full year.

3.  ACCOUNTS RECEIVABLE
    following table summarizes the activity in the allowance for doubtful accounts for fiscal 1994 and 1995, and the first three months of fiscal 1996 (unaudited).

                                                                                               VENDOR
                                                                                              PRODUCT
                                                                                  TRADE       RETURNS
                                                                               -----------  ------------
Balance January 5, 1994......................................................  $    65,000  $    --
  Provision 1994.............................................................       38,289       225,000
  Accounts written-off.......................................................      (38,289)      --
                                                                               -----------  ------------
Balance January 5, 1995......................................................       65,000       225,000
  Provision 1995.............................................................       93,491       416,474
  Accounts written-off.......................................................      (89,125)     (443,737)
  Recoveries.................................................................      131,371        12,263
                                                                               -----------  ------------
Balance January 5, 1996......................................................      200,737       210,000
  Accounts written-off.......................................................      (28,146)     (180,838)
  Recoveries.................................................................        4,753        36,735
                                                                               -----------  ------------
Balance April 5, 1996........................................................  $   177,344  $     65,897
                                                                               -----------  ------------
                                                                               -----------  ------------

4.  INVENTORIES
    Inventories consist of items held for resale and are comprised of the following components as of the end of fiscal 1994 and 1995, and as of April 5, 1996:

                                                                                                   APRIL 5, 1996
                                                                        1994            1995        (UNAUDITED)
                                                                   --------------  --------------  --------------
Equipment and supplies...........................................  $   16,738,759  $   17,926,478  $   17,666,840
Service parts....................................................         587,727       1,060,329       1,017,748
                                                                   --------------  --------------  --------------
  Total..........................................................  $   17,326,486  $   18,986,807  $   18,684,588
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

5.  GOODWILL AND OTHER INTANGIBLE ASSETS
    Goodwill and other intangible assets consist of the following as of the end of the fiscal year and the three months ended April 5, 1996, net of accumulated amortization of $442,232 (1994), $489,348 (1995) and $587,533 (April 5, 1996),
respectively:

                                                                                           APRIL 5, 1996
                                                                  1994          1995        (UNAUDITED)
                                                               -----------  -------------  -------------
Goodwill.....................................................  $   458,886  $     450,729  $   6,101,472
Covenants not to compete.....................................      311,782        394,029        337,637
Customer lists...............................................      182,504        601,236        597,795
                                                               -----------  -------------  -------------
                                                               $   953,172  $   1,445,994  $   7,036,904
                                                               -----------  -------------  -------------
                                                               -----------  -------------  -------------

    As a result of its litigation with Vanstar Corporation, the Company in fiscal 1994 wrote-off unamortized costs in the amount of $251,000 related to its agreement with Vanstar which are included

                        POMEROY COMPUTER RESOURCES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. GOODWILL AND OTHER INTANGIBLE ASSETS (CONTINUED) in amortization expense. On April 29, 1996 the Company and Vanstar entered into a settlement agreement (the "Settlement Agreement") which in effect terminated all agreements between the parties.

    In 1993, the Company acquired certain assets, principally customer lists, of a computer reseller in Louisville, Kentucky. Also, the Company entered into a five year covenant not to compete with the reseller and its owners. Amounts paid to the reseller for these intangibles were $194,150 for customer lists and $241,000 for the covenant not to compete. The Company entered into an additional covenant not to compete with a former owner of the reseller whereby the Company paid a total of $277,000 in two installments during 1994 and 1995.

6.  BORROWING ARRANGEMENTS
    The Company has an available line of credit up to the lesser of $25,000,000 (which amount decreases to $19,000,000 July 1, 1996) or an amount based upon a formula of eligible trade receivables at an interest rate of 0.25% below the bank's prime rate (see Note 18). At January 5, 1995 and 1996 and April 5, 1996, bank notes payable include $2,301,000, $624,000 and $1,181,000, respectively, of overdrafts in accounts with the Company's primary lender. These amounts were subsequently funded through the normal course of business. The interest rate charged was 8.75%, 8.25% and 8.0% at January 5, 1995 and 1996 and April 5, 1996, respectively. The agreement, which expires in April 1997 (See Note 18), calls for the payment of a 0.25% commitment fee based on the unused portion of the line of credit. The revolving credit agreement is collateralized by substantially all assets of the Company, except those assets which collateralize certain other financing arrangements. Under the revolving credit agreement, the Company may not make any cash dividend payments.

    The maximum amount outstanding and the average amount outstanding on bank revolving credit agreements were as follows:

                                                                    MAXIMUM AMOUNT    AVERAGE AMOUNT
PERIOD ENDING                                                         OUTSTANDING       OUTSTANDING
- -----------------------------------------------------------------  -----------------  ---------------
January 5, 1994..................................................   $     9,116,000    $   8,046,000
January 5, 1995..................................................   $    15,442,000    $   9,382,000
January 5, 1996..................................................   $    19,000,000    $  14,741,000
April 5, 1996....................................................   $    22,365,000    $  17,737,000

    The average amounts outstanding in fiscal 1994 and 1995 are calculated by dividing the sum of the average daily balances for each month by the number of months in the period. The average amount outstanding in fiscal year 1993 is calculated by dividing the sum of the outstanding balances at the end of each month by the number of months in the applicable period. The weighted average interest rate on the bank revolving credit agreements was 6.3%, 7.1%, 8.7% and 8.0% in fiscal 1993, 1994 and 1995 and the quarter ended April 5, 1996, respectively.

    In November 1994 the Company exercised an option in its revolving credit agreement to borrow $500,000 on a term note with interest at a rate of 0.5% above the bank's prime rate. The interest rate on this term note was revised to the bank's prime rate in March, 1995. The interest rate charged was 8.5% at January 5, 1996. As of January 5, 1996, the outstanding balance under the term loan was $166,800. The term note was repaid on March 14, 1996 with the amendment and restatement of the Company's loan agreement.

    The Company finances inventory through floor plan arrangements with two finance companies. As of January 5, 1996 and April 5, 1996, the floor plan lines of credit were $7,500,000 with IBM Credit Corporation ("ICC") and $25,000,000 with Deutsche Financial Services ("DFS"). Borrowings are

                        POMEROY COMPUTER RESOURCES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.  BORROWING ARRANGEMENTS (CONTINUED)
made on sixty day notes, with one-half of the note amount due in thirty days. Interest on these arrangements, which are sponsored by certain vendors, is a 0.4% flat charge for both DFS and ICC, which approximates an annual interest rate of 3.2%.

    The maximum amount outstanding and the average amount outstanding on each of the floor plan arrangements were as follows:

                                                ICC                                 DFS
                                 ----------------------------------  ----------------------------------
                                  MAXIMUM AMOUNT    AVERAGE AMOUNT    MAXIMUM AMOUNT    AVERAGE AMOUNT
PERIOD ENDING                       OUTSTANDING       OUTSTANDING       OUTSTANDING       OUTSTANDING
- -------------------------------  -----------------  ---------------  -----------------  ---------------
January 5, 1994................    $   4,192,000     $   2,592,000    $     4,780,000    $   3,570,000
January 5, 1995................    $   5,391,000     $   3,579,000    $    14,225,000    $   7,703,000
January 5, 1996................    $   6,300,000     $   4,190,970    $    21,045,000    $  15,979,000
April 5, 1996..................    $   5,002,000     $   3,359,000    $    13,923,000    $  12,108,000

    The average amount outstanding is calculated by dividing the sum of the outstanding balances for each month by the number of months in the applicable period.

    At April 5, 1996 subordinated debt in the amount of $2,700,000 was outstanding related to the acquisition of TCSS as described below. See Note 18 of Notes to Consolidated Financial Statements.

7.  INCOME TAXES
    The provision for income taxes consists of the following:

                                                                                          THREE MONTHS
                                                                                           ENDED APRIL
                                                 1993           1994           1995          5, 1996
                                             -------------  -------------  -------------  -------------
Current:
  Federal..................................  $     940,000  $   1,338,000  $   2,071,000   $  (707,000)
  State....................................        330,000        406,000        654,000      (273,000)
                                             -------------  -------------  -------------  -------------
    Total current..........................      1,270,000      1,744,000      2,725,000      (980,000)
                                             -------------  -------------  -------------  -------------
Deferred:
  Federal..................................         78,000        100,000        206,000        46,000
  State....................................         12,000         12,000         52,000        12,000
                                             -------------  -------------  -------------  -------------
    Total deferred.........................         90,000        112,000        258,000        58,000
                                             -------------  -------------  -------------  -------------
Total income tax provision.................  $   1,360,000  $   1,856,000  $   2,983,000   $  (922,000)
                                             -------------  -------------  -------------  -------------
                                             -------------  -------------  -------------  -------------

    The approximate tax effect of the temporary differences giving rise to the Company's deferred income tax assets (liabilities) are:

                                                                                           THREE MONTHS
                                                                                            ENDED APRIL
                                                                   1994          1995         5, 1996
                                                               ------------  ------------  -------------
Deferred Tax Asset:
  Bad debt provision.........................................  $     90,000  $    167,000   $   109,000
                                                               ------------  ------------  -------------
Deferred Tax Liability:
  Acquisition of lease residuals.............................      (314,000)     (609,000)     (639,000)
  Other temporary differences................................        14,000       (26,000)        4,000
                                                               ------------  ------------  -------------
                                                                   (300,000)     (635,000)     (635,000)
                                                               ------------  ------------  -------------
    Net deferred tax liability...............................  $   (210,000) $   (468,000)  $  (526,000)
                                                               ------------  ------------  -------------
                                                               ------------  ------------  -------------

                        POMEROY COMPUTER RESOURCES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.  INCOME TAXES (CONTINUED)
    The Company's effective income tax rate differs from the Federal statutory rate as follows:

                                                                                                      THREE MONTHS
                                                                                                     ENDED APRIL 5,
                                                                 1993         1994         1995           1996
                                                              -----------  -----------  -----------  ---------------
Tax at Federal statutory rate...............................       34.0%        34.0%        34.0%          34.0%
State taxes.................................................        6.9          6.0          6.3            6.2
Other.......................................................        0.8          0.5          0.3            0.3
                                                                    ---          ---          ---            ---
    Effective tax rate......................................       41.7%        40.5%        40.6%          40.5%
                                                                    ---          ---          ---            ---
                                                                    ---          ---          ---            ---

8.  OPERATING LEASES
    The Company leases office and warehouse space, vehicles and certain office equipment from various lessors. Lease terms vary in duration and include various option periods. The leases generally require the Company to pay taxes and insurance. Future minimum lease payments under noncancelable operating leases with initial or remaining terms in excess of one year as of January 5, 1996 and April 5, 1996 are as follows:

FISCAL YEAR                                          JANUARY 5, 1996  APRIL 5, 1996
- ---------------------------------------------------  ---------------  -------------
1996...............................................   $   1,619,000    $ 1,554,000
1997...............................................       1,526,000      1,513,000
1998...............................................       1,071,000      1,138,000
1999...............................................         824,000        933,000
2000...............................................         800,000        928,000
                                                     ---------------  -------------
    Total minimum lease payments...................   $   5,840,000    $ 6,066,000
                                                     ---------------  -------------
                                                     ---------------  -------------

9.  EMPLOYEE BENEFIT PLANS
    As of July 1, 1992 the Company converted its profit sharing plan, which covers substantially all employees, to an Employee Stock Ownership Plan ("ESOP"). No less than a majority and no more than 75% of the assets of the ESOP will be invested in common stock of the Company purchased on the open market. As of January 5, 1996, the ESOP held 41,000 shares of Company stock. No contributions were accrued in fiscal 1993 and 1995. A contribution of $100,000 was accrued in fiscal 1994.

    The Company has a savings plan intended to qualify under sections 401(a) and 401(k) of the Internal Revenue Code. The plan covers substantially all employees of the Company. The Company does not contribute to the plan.

10. INVESTMENT IN LEASE RESIDUALS
    The Company participates in a Remarketing and Agency Agreement ("Agreement") with Information Leasing Corporation ("ILC") whereby the Company obtains rights to 50% of lease residual values for services rendered in connection with locating the lessee, selling the equipment to ILC and agreeing to assist in remarketing the used equipment.

    During fiscal 1993, 1994, 1995 and the first quarter of 1996, the Company sold equipment and related support services to ILC, for lease to ILC's customers, in amounts of $3,010,000, $4,188,000, $23,661,000 and $1,625,000,
respectively. The Company also obtained rights to lease residuals from ILC in the amount of $235,000, $300,000, $875,000 and $75,000 in 1993, 1994, 1995 and
the first quarter of 1996, respectively. Such amounts are recorded as a reduction of the related cost of sales. Residuals acquired in this manner are recorded at the estimated present value of interest retained.

                        POMEROY COMPUTER RESOURCES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. INVESTMENT IN LEASE RESIDUALS (CONTINUED)
    The Company also purchases residuals associated with separate leasing arrangements entered into by ILC. Such transactions do not involve the sale of equipment and related support services by the Company to ILC. Residuals acquired in this manner are accounted for at cost.

    The carrying value of investments in lease residuals is evaluated on a quarterly basis, and is subject only to downward market adjustments until ultimately realized through a sale or re-lease of the equipment.

11. MAJOR CUSTOMERS
    Sales to two major customers were approximately $13,196,000 and $12,714,000 for fiscal 1993. Sales to a major customer totaled approximately $16,030,000 for fiscal 1994. Sales to a major customer were approximately $43,849,000 for fiscal 1995. During the first quarter of 1996, sales to two major customers were $9,460,000 and $4,630,000.

12. ACQUISITION
    On November 14, 1994, the Company acquired all of the outstanding stock of Xenas for approximately $546,000. The purchase price consisted of $273,000 in cash, notes payable in the amount of $136,000 with interest at the rate of 0.5% above the prime rate of the Company's primary lender, and 12,976 unregistered shares of the Company's common stock with a value of $137,000. The acquisition was accounted for as a purchase, and accordingly the purchase price was allocated to assets and liabilities based on the estimated value as of the date of acquisition. The results of Xenas's operations have been included in the consolidated statements of income from the date of acquisition. The acquisition agreement provides for the payment of contingent consideration if certain levels of net operating income, as defined in the agreement, are achieved periodically from the date of acquisition through fiscal 1997. Any future payments under this provision would adjust the recorded cost in excess of fair market value of net assets acquired. Had Xenas been acquired at the beginning of fiscal 1993, the pro-forma inclusion of its operating results would not have had a significant effect on the reported consolidated net income for that year.

13. RELATED PARTIES
    During fiscal 1995 the Company entered into a ten year triple-net lease agreement commencing in 1996 for a new headquarters and distribution facility with a company that is controlled by the Chief Executive Officer of the Company. The base rental for 1996 on an annualized basis is $583,294. The annual rental for these properties was determined on the basis of a fair market value rental opinion provided by an independent real estate company.

    During fiscal 1992 the Company loaned $100,000 to an officer of the Company. This loan is evidenced by a promissory note with an annual interest rate of 1% over the prime rate and is due April 4, 1996. In addition, a total of $106,000 was advanced to the officer in fiscal years 1993 through 1995. Pomeroy Investments, LLC (an entity controlled by David B. Pomeroy, II) has agreed to purchase the note from the Company at its face value and repay the advances in full. Also in 1993 and 1994, the Company paid the officer $75,000 and $25,000, respectively, in return for his and his spouse's personal guarantee of the Company's obligation under the Datago agreement.

                        POMEROY COMPUTER RESOURCES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14. SUPPLEMENTAL CASH FLOW DISCLOSURES
    Supplemental disclosures with respect to cash flow information and non-cash investing and financing activities are as follows:

                                                                                                    THREE MONTHS
                                                                                                       ENDED
                                                           1993          1994           1995       APRIL 5, 1996
                                                        -----------  -------------  -------------  --------------
Interest paid.........................................  $   865,000  $     996,000  $   2,037,000  $      405,000
                                                        -----------  -------------  -------------  --------------
                                                        -----------  -------------  -------------  --------------
Income taxes paid.....................................  $   517,000  $   1,719,000  $   2,658,000  $      572,000
                                                        -----------  -------------  -------------  --------------
                                                        -----------  -------------  -------------  --------------
Business combination accounted for as purchase:
  Assets acquired.....................................               $     680,000  $     774,000  $   14,830,000
  Liabilities assumed.................................                    (355,000)       (24,000)     (6,395,000)
  Note payable........................................                    (136,000)      (225,000)     (2,700,000)
  Stock issued........................................                    (137,000)      (100,000)     (1,275,000)
                                                                     -------------  -------------  --------------
  Net cash paid.......................................               $      52,000  $     425,000  $    4,460,000
                                                                     -------------  -------------  --------------
                                                                     -------------  -------------  --------------
Cost of executing the Datago Agreement through a
 release of amounts owed by ComputerLand..............  $   316,000
                                                        -----------
                                                        -----------
Note issued and accrued liabilities for litigation
 settlement...........................................                                             $    3,300,000
                                                                                                   --------------
                                                                                                   --------------

15. STOCK OPTION PLANS
    The Company's Non-Qualified and Incentive Stock Option Plan provides certain employees of the Company with options to purchase common stock of the Company through options at an exercise price equal to the market value on the date of grant. 600,000 shares of the common stock of the Company are reserved for issuance under the plan. The plan will terminate ten years from the date of adoption. Stock options granted under the plan are exercisable in accordance with various terms as authorized by the Compensation committee. To the extent not exercised, options will expire not more than ten years after the date of grant.

    The Company's Outside Directors' Stock Option Plan provides outside directors of the Company with options to purchase common stock of the Company at an exercise price equal to the fair value of the shares at the date of grant. 75,000 shares of common stock of the Company are reserved for issuance under the plan. The plan will terminate ten years from the date of adoption. Pursuant to the plan, an option to purchase 10,000 shares of common stock automatically will be granted on the first day of the initial term of a director. An additional 2,500 shares of common stock automatically will be granted to an eligible director upon the first day of each consecutive year of service on the board. Options may be exercised after one year from the date of grant for not more than one-third of the shares subject to the option and an additional one-third of the shares subject to the option may be exercised for each of the next two years thereafter. To the extent not exercised, options will expire five years after the date of grant.

                        POMEROY COMPUTER RESOURCES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. STOCK OPTION PLANS (CONTINUED)
    The following summarizes the stock option transactions under the plans for the three fiscal years ended January 5, 1996:

                                                                                   OPTION PRICE PER
                                                                        SHARES        SHARE ($)
                                                                      ----------  ------------------
Options outstanding January 5, 1993.................................      86,000        $8.00
  Granted...........................................................     114,332   $6.62 to $10.75
  Surrendered.......................................................     (21,000)       $8.00
                                                                      ----------
Options outstanding January 5, 1994.................................     179,332   $6.62 to $10.75
  Granted...........................................................     106,500   $8.00 to $10.75
  Surrendered.......................................................      (2,000)  $7.81 to $ 9.50
                                                                      ----------
Options outstanding January 5, 1995.................................     283,832   $6.62 to $10.75
  Granted...........................................................      66,300   $9.88 to $17.88
  Stock dividend effect.............................................      33,383
  Exercised.........................................................    (164,975)  $7.10 to $ 9.88
                                                                      ----------
Options outstanding January 5, 1996.................................     218,540   $6.02 to $17.88
  Granted...........................................................      51,500        $12.50
  Exercised.........................................................     (16,050)  $7.27 to $ 9.88
                                                                      ----------
Options outstanding April 5, 1996...................................     253,990   $6.02 to $17.88
                                                                      ----------
                                                                      ----------
Options exercisable at:
  January 5, 1994...................................................     115,999   $6.88 to $10.75
  January 5, 1995...................................................     241,348   $6.62 to $10.75
  January 5, 1996...................................................     199,540   $6.02 to $17.88
  April 5, 1996.....................................................     234,990   $6.02 to $17.88

    In 1993, 1994, 1995 and the first quarter of 1996, shares of common stock were awarded to officers of the Company totalling 12,764, 3,168, 4,000, and 3,076, respectively. Compensation expense resulting from the awards was $73,400 in 1993, $40,000 in each of fiscal years 1994 and 1995, and $10,000 in the first quarter of 1996.

16. LITIGATION
    There are various legal actions arising in the normal course of business that have been brought against the Company. Management believes these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

    On April 29, 1996, the Company and David B. and Catherine Pomeroy entered into the Settlement Agreement with Vanstar. Vanstar was the Company's franchisor from 1981 to 1993, when the Company changed from a franchisee to a "Datago" purchaser. In December 1994, Vanstar filed a complaint against the Company alleging that the Company failed to comply with the terms of the Datago Agreement. In September 1995, Vanstar amended its complaint to add Mr. and Mrs. Pomeroy as co-defendants because they had guaranteed the Company's obligations under the Datago Agreement. The Settlement Agreement settles any and all claims between Vanstar, the Company and Mr. and Mrs. Pomeroy that were raised or could have been raised in Vanstar's lawsuit against the Company and Mr. and Mrs. Pomeroy and includes a mutual release among all the parties.

    The Company has agreed to pay to Vanstar $3.3 million consisting of $1.65 million in cash and a promissory note in the amount of $1.65 million. The note is due 120 days from the effective date of the Settlement Agreement and bears interest at 8%. The note is secured by 100,000 shares of common stock of the Company owned by Mr. Pomeroy. All agreements between the Company and Vanstar were

                        POMEROY COMPUTER RESOURCES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

16. LITIGATION (CONTINUED)
terminated as of the effective date of the Settlement Agreement. The Company is in the process of modifying certain terms of its revolving credit agreement for the purpose of reflecting the effects of the settlement of this litigation on certain financial covenants under the revolving credit agreement.

17. RISK OF LOSS FROM CONCENTRATIONS
    During fiscal 1995, approximately 59% of the Company's total net sales and revenues were derived from its top ten customers, including one customer which accounted for 19% of total net sales and revenues. A loss of one or more of the Company's major customers could have a material adverse effect on the Company.

    Due to the demand for the products sold by the Company, significant product shortages occur from time to time because manufacturers are unable to produce sufficient quantities of certain products to meet increased demand. Failure to obtain adequate product shipments could have a material adverse effect on the Company's operations and financial results.

    The Company is required to have authorizations from manufacturers in order to sell their products. The loss of a significant vendor's authorization could have a material adverse effect on the Company's business.

18. BUSINESS COMBINATION
    On March 14, 1996, the Company acquired substantially all of the assets and assumed substantially all of the liabilities of The Computer Supply Store ("TCSS"), a privately held computer reseller located in Des Moines, Iowa. The purchase price consisted of $4,500,000 in cash, a $2,700,000 subordinated note and 100,000 unregistered shares of the Company's common stock with an approximate value of $1,300,000. Interest on the subordinated note, which is calculated at prime plus 0.5%, is payable quarterly and principal is payable in four equal annual installments of $675,000. The acquisition will be accounted for as a purchase, accordingly the purchase price will be allocated to assets and liabilities based on their estimated value as of the date of the
acquisition.  The  results  of  TCSS's  operations  will  be  included  in   the
consolidated statement of income from the date of acquisition. The following table summarizes, on an unaudited pro forma basis, the estimated combined results of the Company and TCSS assuming the acquisition had occurred on January 6, 1995. These results include certain adjustments, primarily goodwill amortization and interest expense, and are not necessarily indicative of what results would have been had the Company owned TCSS during the period presented:

                                                                          APRIL 5,
                                                      FISCAL YEAR 1995      1996
                                                      ----------------  ------------
Net sales and revenues..............................  $    291,209,000   $   75,041
Net income..........................................         4,794,000       (1,101)
Net income per common share:
  Primary...........................................             $1.73       $(0.39)
  Fully Diluted.....................................             $1.72       $(0.39 )

    The Company renewed its revolving credit agreement in March 1996. The agreement permits the Company to borrow up to the lesser of $25,000,000 (reducing to $19,000,000 as of July 1, 1996) or an amount based on eligible trade receivables. Borrowings under this agreement, which expires April, 1997, carry an interest rate of 0.25% below the Bank's prime rate. There were no significant changes to the financial covenants under the revolving credit agreement.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
The Computer Supply Store, Inc.
Des Moines, Iowa

    We have audited the accompanying balance sheet of The Computer Supply Store, Inc. ("Company") as of December 31, 1995, and the related statements of operations and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company for the year ended December 31, 1994 were audited by other auditors whose report, dated February 21, 1995, expressed an unqualified opinion on those statements.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provided a reasonable basis for our opinion.

    In our opinion, the 1995 financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

        [SIGNATURE]

Des Moines, Iowa
February 26, 1996

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
The Computer Supply Store, Inc.

    We have audited the accompanying balance sheet of The Computer Supply Store, Inc. as of December 31, 1994, and the related statements of income, retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Computer Supply Store, Inc. as of December 31, 1994, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

    The financial statements and supplementary information for 1993 were compiled by us and our report dated March 1, 1994, stated we did not audit or review the financial statements or supplementary information and, accordingly, expressed no opinion or other form of assurance on them.

Northup, Haines, Kaduce, Schmid, Macklin, P.C.
February 21, 1995
West Des Moines, Iowa

                        THE COMPUTER SUPPLY STORE, INC.
                                 BALANCE SHEETS
                               DECEMBER 31, 1995
                                     ASSETS

                                                                                          1995           1994
                                                                                     --------------  -------------
Current assets:
  Cash and cash equivalents........................................................  $      367,444  $      19,306
  Accounts receivable..............................................................       5,025,310      3,607,015
  Inventories......................................................................       1,968,319      2,750,999
  Prepaid expenses and other.......................................................          21,893         25,939
                                                                                     --------------  -------------
    Total current assets...........................................................       7,382,966      6,403,259
                                                                                     --------------  -------------
Property and equipment:
  Land.............................................................................          87,425         87,425
  Building and improvements........................................................       1,424,258      1,054,923
  Computer equipment...............................................................         774,048        447,387
  Vehicles.........................................................................         306,439        299,271
  Other equipment and displays.....................................................         272,197        237,362
  Equipment held under capital lease...............................................         186,792        182,630
                                                                                     --------------  -------------
                                                                                          3,051,159      2,308,998
Accumulated depreciation...........................................................      (1,046,167)      (544,870)
                                                                                     --------------  -------------
  Property and equipment, net......................................................       2,004,992      1,764,128
                                                                                     --------------  -------------
Other assets.......................................................................          46,984         20,003
                                                                                     --------------  -------------
    Total assets...................................................................  $    9,434,942  $   8,187,390
                                                                                     --------------  -------------
                                                                                     --------------  -------------
                                                   LIABILITIES
Current liabilities:
  Note payable, bank...............................................................  $     --        $     300,000
  Accounts payable.................................................................       4,183,513      3,561,980
  Dividend distributions payable...................................................         894,752        205,752
  Accrued expenses.................................................................         572,403        327,572
  Unearned service contracts.......................................................          74,184         78,589
  Current portion of long-term debt................................................         167,682        164,952
  Current portion of obligations under capital lease...............................          33,024         30,987
                                                                                     --------------  -------------
    Total current liabilities......................................................       5,925,558      4,669,832
Long-term debt:
  Long-term debt, less current portion.............................................         464,280        635,028
  Obligations under capital lease, less current portion............................          57,627         94,703
                                                                                     --------------  -------------
    Total liabilities..............................................................       6,447,465      5,399,563
                                                                                     --------------  -------------
Stockholders' equity:
  Common stock, no par value; 10,000 shares authorized, 2,000 shares issued and
   outstanding.....................................................................          10,000         10,000
  Retained earnings................................................................       2,977,477      2,777,827
                                                                                     --------------  -------------
    Total stockholders' equity.....................................................       2,987,477      2,787,827
                                                                                     --------------  -------------
    Total liabilities and stockholders' equity.....................................  $    9,434,942  $   8,187,390
                                                                                     --------------  -------------
                                                                                     --------------  -------------

                       See notes to financial statements.

                        THE COMPUTER SUPPLY STORE, INC.
                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                                        1995            1994
                                                                                   --------------  --------------
Revenues:
  Sale and service...............................................................  $   60,347,663  $   47,907,731
  Other..........................................................................         151,301         202,667
                                                                                   --------------  --------------
    Total revenue................................................................      60,498,964      48,110,398
Cost of sales and services.......................................................      52,503,474      41,610,404
                                                                                   --------------  --------------
Gross profit.....................................................................       7,995,490       6,499,994
Operating expenses:
  Selling, general and administrative............................................       5,469,050       4,423,071
  Rent...........................................................................          61,168          60,796
  Depreciation...................................................................         400,917         236,743
                                                                                   --------------  --------------
    Total operating expenses.....................................................       5,931,135       4,720,610
                                                                                   --------------  --------------
Income from operations...........................................................       2,064,355       1,779,384
                                                                                   --------------  --------------
Other income (expense):
  Interest.......................................................................        (106,808)        (87,993)
  Other..........................................................................          (5,234)         21,178
                                                                                   --------------  --------------
    Total other expense..........................................................        (112,042)        (66,815)
                                                                                   --------------  --------------
Net income.......................................................................       1,952,313       1,712,569
Retained earnings, beginning of year.............................................       2,777,827       2,300,789
Distributions to stockholders....................................................      (1,752,663)     (1,235,531)
                                                                                   --------------  --------------
Retained earnings, end of year...................................................  $    2,977,477  $    2,777,827
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                       See notes to financial statements.

                        THE COMPUTER SUPPLY STORE, INC.

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                                         1995            1994
                                                                                     -------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.......................................................................  $   1,952,313  $    1,712,569
  Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation.....................................................................        400,917         236,743
  Loss on sale of property and equipment...........................................          3,827          10,912
  Change in:
    Accounts receivable............................................................     (1,418,295)     (1,032,840)
    Inventories....................................................................        782,680        (869,955)
    Prepaid expenses and other.....................................................        (22,935)        (19,312)
    Accounts payable...............................................................        621,533         971,790
    Accrued expenses...............................................................        244,831         225,933
    Unearned service contracts.....................................................         (4,405)         78,589
                                                                                     -------------  --------------
      Net cash provided by operating activities....................................      2,560,466       1,314,429
                                                                                     -------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and equipment.....................................         56,474
  Purchases of property and equipment..............................................       (702,082)       (896,237)
                                                                                     -------------  --------------
      Net cash used in investing activities........................................       (645,608)       (896,237)
                                                                                     -------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance borrowings of long-term debt..............................                      2,200,000
  Principal payments on debt and obligations under capital leases..................       (503,057)     (1,638,367)
  Dividend distributions to stockholders...........................................     (1,063,663)     (1,235,531)
                                                                                     -------------  --------------
      Net cash used in financing activities........................................     (1,566,720)       (673,898)
                                                                                     -------------  --------------
Net change in cash and cash equivalents............................................        348,138        (255,706)
Cash and cash equivalents, beginning of year.......................................         19,306         275,012
                                                                                     -------------  --------------
Cash and cash equivalents, end of year.............................................  $     367,444  $       19,306
                                                                                     -------------  --------------
                                                                                     -------------  --------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest...........................................................  $     106,808  $       77,506
                                                                                     -------------  --------------
                                                                                     -------------  --------------
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Equipment purchased by issuance of long-term debt................................                 $       51,345
  Equipment acquired under capital lease obligations...............................  $       4,162  $       25,191
                                                                                     -------------  --------------
                                                                                     -------------  --------------

                       See notes to financial statements.

                        THE COMPUTER SUPPLY STORE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

1.  LINE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

    LINE OF BUSINESS -- The Computer Supply Store, Inc. ("Company") is principally engaged in the retail sale of computer equipment, software, supplies and supporting services which include repairs, equipment rentals and installation of computer systems. Trade receivables are principally due from customers throughout central Iowa.

    CASH AND CASH EQUIVALENTS -- For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less from the date of purchase to be cash equivalents.

    INVENTORIES -- Inventories are stated at the lower of cost (first-in, first-out method) or market. Warranty parts are expensed when purchased and not carried as a component of inventory as it is uncertain as to whether the parts will be sold before becoming obsolete.

    PROPERTY AND EQUIPMENT -- Property and equipment is recorded at cost and depreciated over the estimated useful lives on a straight-line method. Useful lives are:

Buildings and improvements                    10 to 40 years
Computer equipment                              3 to 7 years
Vehicles                                             5 years
Other equipment and displays                   5 to 10 years

    ACCOUNTS PAYABLE -- Accounts payable includes amounts financed under various wholesale financing agreements arranged by Company suppliers. Payment terms under these arrangements are similar to those offered by the suppliers with the Company subject to interest only on late payments. Amounts owed under these credit facilities are secured by the specific chattel.

    REVENUE RECOGNITION -- The Company recognizes revenue on the sale of inventory and supplies when the products are shipped. Service revenue is recognized when the applicable services are provided.

    UNEARNED SERVICE CONTRACTS -- Revenues received on service contracts are recognized ratably over the life of the contracts. Costs related to maintenance contracts are recognized when incurred.

    INCOME TAXES -- The stockholders have elected for the Company to be treated as an S Corporation; therefore, no income taxes have been provided as the income is taxable to the stockholders and not to the Company.

    USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    FAIR VALUE DISCLOSURES -- The carrying value of accounts payable approximates the fair value because of the short maturity of those instruments. It is not practicable to estimate the fair value of long-term debt as the current incremental rates for similar liabilities is not known. The other pertinent information required to estimate the fair value of long-term debt is presented in long-term debt footnote.

    RECLASSIFICATIONS -- Certain amounts in the 1994 financial statements are reclassified to conform with 1995 presentation.

                        THE COMPUTER SUPPLY STORE, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2.  LONG-TERM DEBT
    Long-term debt consisted of the following at December 31, 1995 and 1994:

                                                                                             1995         1994
                                                                                          -----------  -----------
Note payable to bank, monthly payments of $9,370 through October 1997, interest at
 bank's base rate (8.25% at December 31, 1995) collateralized by accounts receivable....  $   194,025  $   284,598
Note payable to bank, monthly payments of $3,339 through May 1997, interest at 10.25%,
 collateralized by building and land....................................................      189,593      208,691
Note payable to a Des Moines not-for-profit agency, monthly payments of $1,687 through
 July 2012, interest at 7.67%, collateralized by building and land......................      188,402      194,664
Notes payable to bank, monthly payments range from $400 to $780, interest ranging from
 7.5% to 9.9%, secured by vehicles......................................................       59,942      112,027
                                                                                          -----------  -----------
                                                                                              631,962      799,980
Less current maturities.................................................................      167,682      164,952
                                                                                          -----------  -----------
Total long-term debt....................................................................  $   464,280  $   635,028
                                                                                          -----------  -----------
                                                                                          -----------  -----------

    Payments required on long-term debt in future years are as follows:

                                                                                                  AMOUNT
                                                                                             -----------
Years Ending December 31
  1996.....................................................................................  $   167,682
  1997.....................................................................................      287,463
  1998.....................................................................................       14,600
  1999.....................................................................................       10,668
  2000.....................................................................................        8,062
  Thereafter...............................................................................      143,487
                                                                                             -----------
                                                                                             $   631,962
                                                                                             -----------
                                                                                             -----------

    The Company has a $1,000,000 revolving line of credit with a bank which expires June 1, 1996. Interest is payable monthly and computed at the bank's base rate plus .5% (9.0% at December 31, 1995). The line of credit is secured by a blanket security interest in all Company assets and is personally guaranteed by the stockholders of the Company. Under the terms of the line of credit, the Company is required to maintain a debt to tangible net worth of not greater than
2.5 to 1.0 and minimum collateral coverage of 75% of accounts receivable less than 60 days old plus 25% of inventory. At December 31, 1995, the Company was in compliance with all bank covenants. There was no outstanding balance on the line of credit at December 31, 1995.

3.  RELATED PARTY TRANSACTIONS
    As of and for the years ending December 31, 1995 and 1994, related party transactions consisted of the following:

                                                                                   1995         1994
                                                                                -----------  -----------
Divided distributions payable to stockholders.................................  $   894,562  $   205,652
                                                                                -----------  -----------
                                                                                -----------  -----------
Interest paid to stockholder..................................................  $     2,398  $     9,073
                                                                                -----------  -----------
                                                                                -----------  -----------

                        THE COMPUTER SUPPLY STORE, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4.  OBLIGATIONS UNDER CAPITAL LEASES
    The Company leases certain equipment under capital lease obligations through November 1998. Obligations under capital leases have been recorded in the accompanying financial statements at the present value of future minimum lease payments and discounted at interest rates ranging from 7.84% to 14.43%.

    At   December  31,  1995   and  1994,  the   capitalized  cost,  accumulated
depreciation and depreciation expense relating to this equipment were as follows:

                                                                                   1995         1994
                                                                                -----------  -----------
Capitalized cost..............................................................  $   186,792  $   182,630
Accumulated depreciation......................................................      (91,437)     (49,695)
                                                                                -----------  -----------
                                                                                $    95,355  $   132,935
                                                                                -----------  -----------
                                                                                -----------  -----------
Depreciation expense..........................................................  $    41,742  $    44,830
                                                                                -----------  -----------
                                                                                -----------  -----------

    The future minimum lease payments under the capital leases and the net present value of the future minimum lease payments are as follows for the years ending December 31:

1996.....................................................................  $  40,062
1997.....................................................................     35,248
1998.....................................................................     26,961
                                                                           ---------
Total future minimum lease payments......................................    102,271
Amount representing interest.............................................     11,620
                                                                           ---------
Present value of future minimum capital lease payments...................     90,651
Amount carried in balance sheet as a current liability...................     33,024
                                                                           ---------
Long-term portion........................................................  $  57,627
                                                                           ---------
                                                                           ---------

5.  OPERATING LEASES
    The Company leases certain facilities under operating leases which require monthly payments. Total lease expense in 1995 and 1994 was approximately $61,000 and $62,000, respectively. Total future minimum lease payments due for fiscal years ending December 31 are:

1996.....................................................................  $  45,235
1997.....................................................................     40,725
1998.....................................................................     40,725
1999.....................................................................     24,993
2000.....................................................................      9,240
Thereafter...............................................................      5,390
                                                                           ---------
Total....................................................................  $ 166,308
                                                                           ---------
                                                                           ---------

6.  EMPLOYEE BENEFIT PLAN
    The  Company has a profit sharing plan qualified under Internal Revenue Code
Section 401(k). Upon completion of one year of continuous service, employees become eligible to participate in the plan. Up to 3% of all contributions are matched by the Company. Company contributions vest at a rate of 20% per year with such contributions being fully vested at the end of five years of vesting service. The Company's contributions to the Plan were $71,545 and $43,087 for 1995 and 1994, respectively.

                        THE COMPUTER SUPPLY STORE, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7.  MAJOR CUSTOMERS
    Sales for the years ended December 31, 1995 and 1994, include two customers which represents approximately 27% and 36%, respectively, of total revenues. Receivables from these customers at December 31, 1995 and 1994, represent approximately 15% and 31%, respectively, of total accounts receivable.

8.  SUBSEQUENT EVENT
    Subsequent to December 31, 1995, the Company has entered into discussions with an unrelated party to sell substantially all of the assets of the Company. The sale is expected to be consummated on or about March 14, 1996.

                        POMEROY COMPUTER RESOURCES, INC.
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
        YEAR ENDED JANUARY 5, 1996 AND THREE MONTHS ENDED APRIL 5, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                         THREE
                                                                                                                        MONTHS
                                                                                                                      ENDED APRIL
                                                                       YEAR ENDED JANUARY 5, 1996                       5, 1996
                                                                  -------------------------------------               -----------
                                                                      HISTORICAL (1)                     YEAR ENDED   HISTORICAL (2)
                                                                  ----------------------    PRO FORMA    -----------  -----------
                                                                    COMPANY      TCSS      ADJUSTMENTS    PRO FORMA     COMPANY
                                                                  -----------  ---------  -------------  -----------  -----------
Net sales and revenues..........................................   $ 230,710   $  60,499                  $ 291,209    $  63,224
Cost of sales and service.......................................     197,174      52,504            (3)     249,678       53,624
                                                                  -----------  ---------                 -----------  -----------
  Gross profit..................................................      33,536       7,995                     41,531        9,600
Operating expenses..............................................      24,251       5,931   $     614(4)      30,796        7,143
                                                                  -----------  ---------  -------------  -----------  -----------
  Income from operations........................................       9,285       2,064        (614)        10,735        2,457
Interest expense................................................       1,999         107         618(5)       2,724          435
Litigation settlement and related costs.........................      --          --           --            --            4,392
Miscellaneous income............................................         (64)          5                        (59)         (93)
                                                                  -----------  ---------  -------------  -----------  -----------
  Income before income taxes....................................       7,350       1,952      (1,232)         8,070       (2,277)
Income tax expense..............................................       2,983   $  --            (293)(6)      3,276         (922)
                                                                  -----------  ---------  -------------  -----------  -----------
Net income......................................................   $   4,367       1,952      (1,525)     $   4,794    $  (1,355)
                                                                  -----------  ---------  -------------  -----------  -----------
                                                                  -----------  ---------  -------------  -----------  -----------
Weighted average shares outstanding.............................       2,670                                  2,770        2,745
                                                                  -----------                            -----------  -----------
                                                                  -----------                            -----------  -----------
Net income per common share.....................................  $     1.64                             $     1.73   $    (0.49)
                                                                  -----------                            -----------  -----------
                                                                  -----------                            -----------  -----------


                                                                                PRO FORMA
                                                                    TCSS       ADJUSTMENTS     PRO FORMA
                                                                  ---------  ---------------  -----------
Net sales and revenues..........................................  $  11,817                    $  75,041
Cost of sales and service.......................................     10,342                       63,966
                                                                  ---------                   -----------
  Gross profit..................................................      1,475                       11,075
Operating expenses..............................................        951            83          8,177
                                                                  ---------           ---     -----------
  Income from operations........................................        524           (83)         2,898
Interest expense................................................         15                          450
Litigation settlement and related costs.........................     --            --              4,392
Miscellaneous income............................................          2                          (91)
                                                                  ---------           ---     -----------
  Income before income taxes....................................        507           (83)        (1,853)
Income tax expense..............................................        203           (33)          (752)
                                                                  ---------           ---     -----------
Net income......................................................  $     304     $     (50)     $  (1,101)
                                                                  ---------           ---     -----------
                                                                  ---------           ---     -----------
Weighted average shares outstanding.............................                                   2,821
                                                                                              -----------
                                                                                              -----------
Net income per common share.....................................                              $    (0.39 )
                                                                                              -----------
                                                                                              -----------

- ------------------------------
(1) Based on the financial statements of the Company and TCSS for the year ended January 5, 1996 and December 31, 1995, respectively.

(2) Based on the financial statements of the Company for the three months ended April 5, 1996 and the financial statements of TCSS for the two months ended February 29, 1996.

(3) The pro forma information does not assume any reduction of TCSS's historical costs or expenses due to synergies with the Company's operations.

(4) Reflects additional payroll for former owners of TCSS based on new employment agreements, rent on building not purchased and amortization of estimated goodwill over a 15 year period.

(5) Reflects additional interest expense resulting from financing the purchase of TCSS.

(6) Reflects the income tax provision for TCSS for the period presented and the income tax effect of pro forma adjustments.

                                    GLOSSARY

COMPANY NAMES*
- ------------------------------------
3Com................................  3Com Corporation
AMCO................................  Allied Mutual Insurance Company
AST.................................  AST Research, Inc.
Alliant.............................  Alliant Health Systems, Inc.
Ameridata...........................  Ameridata Technologies, Inc.
Andersen Consulting.................  Andersen Consulting Corp.
Apple...............................  Apple Computer, Inc.
Bank of Mississippi.................  Bank of Mississippi, a subsidiary of Bancorp South Inc.
Barnett Bank........................  Barnett Bank, Inc.
Bay Networks........................  Bay Networks, Inc.
Belcan Engineering..................  Belcan Engineering Group Inc.
Canon...............................  Canon America, Inc.
Champion............................  Champion International Corp.
Columbia/HCA........................  Columbia/Healthcare Corporation of America
Commonwealth of Kentucky............  Commonwealth of Kentucky
Compaq..............................  Compaq Computer Corporation
CompuCom............................  CompuCom Systems, Inc.
Data Flex...........................  DataFlex Corporation
DFS.................................  Deutsche Financial Services
EDS.................................  Electronic Data Systems, Inc.
Entex...............................  Entex Information Services, Inc.
Epson...............................  Epson America, Inc.
Farm Bureau.........................  Farm Bureau Life Investment Advisory Services, Inc.
GE..................................  General Electric Corporation
Genicom.............................  Genicom Corporation
Great Financial.....................  Great Financial Bank, FSB
Hayes...............................  Hayes Microcomputer Products, Inc.
Hewlett-Packard.....................  Hewlett-Packard Company
IBM.................................  International Business Machines Corporation
ICC.................................  IBM Credit Corporation
ILC.................................  Information Leasing Corporation
ISSC................................  Integrated Services Solutions Corp. (A division of IBM)
InaCom..............................  InaCom Corp.
Intel...............................  Intel Corporation
Jergens.............................  Andrew Jergen Company
KFC.................................  Kentucky Fried Chicken Corp.
Kroger..............................  The Kroger Company
Lexmark.............................  Lexmark International, Inc.
Lotus...............................  Lotus Development Corp.
Milacron............................  Cincinnati Milacron Inc.
Microsoft...........................  Microsoft Corporation
NEC.................................  NEC Technologies, Inc.
National Pen........................  National Pen Corp.
Norwest Mortgage....................  Norwest Mortgage
Novell..............................  Novell, Inc.
P&G.................................  The Procter & Gamble Company
Pioneer HiBred......................  Pioneer HiBred International
Principal Insurance.................  Principal Mutual Life Insurance Company
Providian...........................  Providian Insurance Corp.
Regis...............................  Regis Corporation

Saint Thomas Hospital...............  Saint Thomas Hospital (Nashville, TN)
Sarcom..............................  Sarcom Technologies, Inc.
Square D............................  Square D Company
Star Bank...........................  Star Bank, N.A. (Cincinnati, Ohio)
Sun Trust Bank......................  Sun Trust Bank, N.A., (Nashville, Tennessee)
TCSS................................  The Computer Supply Store, Inc.
TFN.................................  The Future Now, Inc.
Toshiba.............................  Toshiba America Information Systems, Inc.
UPS.................................  United Parcel Service Co.
Vanstar.............................  Vanstar Corporation
Western-Southern....................  Western-Southern Life Insurance Company

*All Company names and trade names are the legal property of their respective owners.

TECHNICAL TERMS
- ------------------------------------
Aggregator..........................  A company that purchases directly from manufacturers in large quantities, maintains inventory, breaks bulk and resells to distributors, resellers and value-added resellers
Configuration.......................  The customization of equipment to a customer's specifications. May include the loading of software, adding of memory or combining of different manufacturers' equipment in such a way that it will be compatible as an integrated system
EDI (Electronic Data Interchange)...  The connecting of computer systems at different companies so that information may be directly exchanged between them
LAN.................................  Local area network
Open system.........................  A standards-based network that includes hardware and software from different manufacturers
PC..................................  Personal computer
Price protection....................  An agreement between the Company and a manufacturer that when a decrease in the price of its product is instituted, the manufacturer will rebate the
                                       Company for the difference between the new price and the price paid by the
                                       Company for product in its inventory
Roll-Out............................  Single sale involving a large volume of similar products to be delivered on a pre-specified timetable
VAR (Value-added reseller)..........  A company that purchases equipment or software from a manufacturer, aggregator or distributor, adds value and subsequently resells the enhanced product
WAN.................................  Wide area network

                              [INSIDE BACK COVER]

1. Photo looking down on a desk top showing two hands resting on desk and another set of hands signing a contract.

    - Text below the photo: "Equipment Leasing"

2.  Photo of several cables fanned out in a colorful display.

    - Text below the photo: "Cabling & Wiring Services"

3. Photo of a man sitting in a chair facing a rack of network computer file servers.

    - Text below the photo: "User Support Services"

4. Photo of Computer Compact Disc (CD) shown reflecting colorful array of light.

    - Text below the photo: "Integrated Media Technologies"

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

    No dealer, salesperson or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Stockholder or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstance, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                            ------------------------

                               TABLE OF CONTENTS

                                                   Page
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          6
Use of Proceeds................................         11
Capitalization.................................         11
Price Range of Common Stock and Dividend
 Policy........................................         12
Selected Consolidated Financial and Operating
 Data..........................................         13
Selected Pro Forma Consolidated Financial
 Data..........................................         14
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................         15
Business.......................................         22
Management.....................................         30
Certain Transactions...........................         37
Principal and Selling Stockholders.............         38
Description of Capital Stock...................         39
Underwriting...................................         43
Legal Matters..................................         44
Experts........................................         44
Available Information..........................         44
Index to Consolidated Financial Statements.....        F-1
Glossary.......................................        G-1

                                1,350,000 Shares

                                     [LOGO]

                                  Common Stock

                                 --------------

                                   PROSPECTUS

                                 --------------

                               J.C.Bradford &Co.

                                 Tucker Anthony
    Incorporated

                                          , 1996

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the expenses relative to the offering. Expenses other than filing fees are estimated.

Securities and Exchange Commission registration fee..............  $   8,365
NASD filing fee..................................................      3,000
Nasdaq Stock Market's National Market listing fee................     17,500
Accounting Fees and Expenses.....................................     80,000
Transfer Agent's Fees and Expenses...............................      5,000
Legal Fees and Expenses..........................................    235,000
Blue Sky Fees and Expenses.......................................     15,000
Printing and Engraving Expenses..................................     85,000
Miscellaneous....................................................     51,135
                                                                   ---------
    Total Expenses...............................................  $ 500,000
                                                                   ---------
                                                                   ---------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law ("DGCL") empowers a Delaware corporation to indemnify present and former directors, officers, employees or agents of the corporation. The Company's Certificate of Incorporation and Bylaws provide for indemnification of directors and officers of the Company to the fullest extent permitted by the DGCL. The Company's Certificate of Incorporation provides that the Company shall indemnify to the fullest extent authorized under the DGCL each person who was or is made a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding by reason of the fact such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or enterprise, including service with respect to employee benefit plans, against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) reasonably incurred by such person in connection therewith provided that the applicable standards of conduct under the DGCL are satisfied. These standards are, with respect to civil proceedings, that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company or its stockholders and, with respect to criminal proceedings, that such person had no reasonable cause to believe his or her conduct was unlawful. However, under the DGCL, with respect to claims by or in the right of the Company, no indemnification may be made in respect of any such claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company except to the extent that the Court of Chancery of Delaware or the Court in which such action or suit was brought shall determine that despite such adjudication and in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnity as such court deems proper.

    The Company has not purchased directors' and officers' liability insurance covering certain liabilities that may be incurred by the officers and directors of the Company in connection with the performance of their duties.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    On April 9, 1993, 3,478 shares were issued to each of Edwin S. Weinstein and Frank D. Friedersdorf pursuant to their respective Employment Agreements. Also pursuant to their respective Employment Agreements, on May 5, 1994, June 10, 1995 and January 12, 1996, 1,584 shares, 2,000 shares and 1,538, respectively, were issued to each of Messrs. Weinstein and Friedersdorf. All of these shares were exempt from registration under the Act pursuant to Section 4(2) of the Act. On April 9, 1993, 5,808 shares were issued to James Cordas pursuant to his Employment Agreement. These shares were exempt from registration under the Act pursuant to Section 4(2) of the Act.

    On March 14, 1996, the Company issued 100,000 shares to The Computer Supply Store, Inc. ("TCSS") pursuant to an Asset Purchase Agreement between the Company; TCSS; and Richard Feaster; Victoria Feaster; Harry Feaster; Carolyn Feaster; Victoria Feaster, trustee of the Emily Patricia Feaster Trust; and Victoria Feaster, trustee of the Nicole Ann Feaster Trust. The shares were issued in exchange for substantially all of the assets of TCSS. The shares were exempt from registration under the Act pursuant to Section 4(2) of the Act (Rule 506 of Regulation D). On October 13, 1995, the Company issued 5,755 shares pursuant to an Asset Purchase Agreement between the Company and Cabling Unlimited, Inc. ("CUI"). The shares were issued in exchange for substantially all of the assets of CUI. The shares were exempt from registration under the Act pursuant to Section 4(2) of the Act. On November 14, 1994, the Company issued 12,976 shares pursuant to a Stock Purchase Agreement among Gregory V. Peck, Thomas G. Baggs and Thomas E. Beckman and the Company. The shares were issued in exchange for all of the issued and outstanding stock of Xenas Communications Corp ("Xenas"). The number of shares owned by the former shareholders of Xenas increased to 14,272 as a result of a 10% stock dividend paid on May 22, 1995. The shares issued in connection with the Xenas acquisition were exempt from registration under the Act pursuant to Section 4(2) of the Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

 NUMBER                                  EXHIBIT
- --------  ----------------------------------------------------------------------

    1.1*  Form of Underwriting Agreement among the Company, the Selling
           Shareholder and J.C. Bradford & Co. and Tucker Anthony Incorporated,
           as the Representatives of the several Underwriters.
    3.1   Certificate of Incorporation of the Company (Incorporated herein by reference to Exhibit 3(a) of the Company's Form S-1 filed February
           14, 1992).
    3.2   Bylaws of the Company (Incorporated herein by reference to Exhibit
           3(b) of Company's Form S-1 filed February 14, 1992).
    4.1   See Exhibits 3.1 and 3.2 for provisions of the Certificate of
           Incorporation and the Bylaws of the Company defining rights of holders of Common Stock of the Company.
    4.2   Specimen of Stock Certificate (Incorporated herein by reference to
           Exhibit 4 of Company's Form S-1 filed Feb. 14, 1992).
      5*  Opinion of Cors & Bassett regarding legality of Common Stock being registered.
   10     Material Contracts
   10.1   Loan Agreement between Star Bank, N.A. and the Company dated November
           19, 1992 (Incorporated herein by reference to Exhibit 10(i)(a)(1) of
           Company's Form 10-K filed March 31, 1993).
   10.2   Amendment to Loan Agreement by Letter Agreement dated December 16,
           1992 by and among Star Bank, N.A., the Company and C&N Corp.
           (Incorporated herein by reference to Exhibit 10(i)(a)(2) of Company's
           Form 10-K filed March 31, 1993).
   10.3   Amendment to Loan Agreement by Letter Agreement dated March 12, 1993 by and among Star Bank, N.A., the Company and C&N Corp. (Incorporated
           herein by reference to Exhibit 10(i)(a)(3) of Company's Form 10-K filed April 7, 1994).

 NUMBER                                  EXHIBIT
- --------  ----------------------------------------------------------------------
   10.4   Amendment to Loan Agreement by Letter Agreement dated April 30, 1993 by and among Star Bank, N.A., the Company and C&N Corp. (Incorporated
           herein by reference to Exhibit 10(i)(a)(4) of Company's Form 10-K filed April 7, 1994).
   10.5   Amendment to Loan Agreement by Letter Agreement dated June 30, 1993 by and among Star Bank, N.A., the Company and C&N Corp. (Incorporated
           herein by reference to Exhibit 10(i)(a)(5) of Company's Form 10-K filed April 7, 1994).
   10.6   Amendment to Loan Agreement by Letter Agreement dated August 5, 1993 by and among Star Bank, N.A., the Company and C&N Corp. (Incorporated
           herein by reference to Exhibit 10(i)(a)(6) of Company's Form 10-K filed April 7, 1994).
   10.7   Amendment to Loan Agreement by Letter Agreement dated November 29,
           1993 by and among Star Bank, N.A., the Company and C&N Corp.
           (Incorporated herein by reference to 10(i)(a)(7) of Company's Form
           10-K filed April 7, 1994).
   10.8   Amendment to Loan Agreement by Letter Agreement dated May 6, 1994 by and among Star Bank, N.A., the Company and C&N Corp. (Incorporated
           herein by reference to Exhibit 10(i)(a)(8) of Company's Form 10-K filed April 7, 1994).
   10.9   Amendment to Loan Agreement by Letter Agreement dated November 3, 1994 by and among Star Bank, N.A., the Company and C&N Corp. (Incorporated
           herein by reference to Exhibit 10(i)(a)(9) of Company's Form 10-K filed April 7, 1994).
   10.10  Amendment to Loan Agreement by Letter Agreement dated November 8, 1994 by and among Star Bank, N.A., the Company and C&N Corp. (Incorporated
           herein by reference to Exhibit 10(i)(a)(10) of Company's Form 10-K filed April 7, 1994).
   10.11  Amendment to Loan Agreement by Letter Agreement dated November 30,
           1994 by and among Star Bank, N.A., the Company and C&N Corp.
           (Incorporated herein by reference to Exhibit 10(i)(a)(11) of
           Company's Form 10-K filed April 7, 1994).
   10.12  Amendment to Loan Agreement by Letter Agreement dated January 30, 1995 by and among Star Bank, N.A., the Company and C&N Corp. (Incorporated
           herein by reference to Exhibit 10(i)(a)(12) of Company's Form 10-K filed April 4, 1995).
   10.13  Amendment to Loan Agreement by Letter Agreement dated March 31, 1995 by and among Star Bank, N.A., the Company and C&N Corp. (Incorporated
           herein by reference to Exhibit 10(i)(a)(13) of Company's Form 10-Q filed May 18, 1995).
   10.14  Amendment to Loan Agreement by Letter Agreement dated May 31, 1995 by and among Star Bank, N.A., the Company and C&N Corp. (Incorporated
           herein by reference to Exhibit 10(i)(a)(14) of Company's Form 10-Q filed August 18, 1995).
   10.15  Amendment to Loan Agreement by Letter Agreement dated October 19, 1995 by and among Star Bank, N.A., the Company and C&N Corp. (Incorporated
           herein by reference to Exhibit 10(i)(a)(15) of Company's Form 10-Q filed Nov. 17, 1995).
   10.16  Amendment to Loan Agreement by Letter Agreement dated December 18,
           1995 by and among Star Bank, N.A., the Company, C&N Corp. and Xenas
           Communications Corp (Incorporated herein by reference to Exhibit
           10(i)(a)(16) of Company's Form 10-K filed April 4, 1996).
   10.17  Amended and Restated Loan Agreement between the Company, C&N Corp.,
           Xenas Communications Corp., Pomeroy Computer Leasing Company, Inc.
           and Star Bank, N.A., dated March 14, 1996.
   10.18  Agreement for Wholesale Financing (Security Agreement) between IBM
           Credit Corporation and the Company dated April 2, 1992 (Incorporated herein by reference to Exhibit 10(i)(b)(1) of Company's Form 10-K filed April 7, 1994).

 NUMBER                                  EXHIBIT
- --------  ----------------------------------------------------------------------
   10.19  Addendum to Agreement for Wholesale Financing between IBM Credit
           Corporation and the Company dated July 7, 1993 (Incorporated herein by reference to Exhibit 10(i)(b)(2) of Company's Form 10-K filed
           April 7, 1994).
   10.20  Agreement for Wholesale Financing (Security Agreement) between ITT
           Commercial Finance Corporation and the Company dated March 27, 1992
           (Incorporated herein by reference to Exhibit 10(i)(c)(1) of Company's
           Form 10-K filed April 7, 1994).
   10.21  Addendum to Agreement for Wholesale Financing between ITT Commercial
           Finance Corporation and the Company dated July 7, 1993 (Incorporated herein by reference to Exhibit 10(i)(c)(2) of Company's Form 10-K filed April 7, 1994).
   10.22  Amendment to Agreement for Wholesale Financing between Deutsch
           Financial Services f/k/a/ ITT Commercial Finance Corporation and the
           Company dated May 5, 1995 (Incorporated herein by reference to
           Exhibit 10(i)(c)(3) of Company's Form 10-Q filed May 18, 1995).
   10.23  Termination and Release Agreement among the Company, C&N Corp. and
           ComputerLand Corporation dated July 9, 1993 (Incorporated herein by reference to Exhibit 10(i)(d)(1) of Company's Form 10-K filed April
           7, 1994).
   10.24  Agreement for Sale of Computer Products (Datago) among the Company,
           C&N Corp. and ComputerLand Corporation dated July 9, 1993
           (Incorporated herein by reference to Exhibit 10(i)(d)(2) of Company's
           Form 10-K filed April 7, 1994).
   10.25  Option Agreement re: Jacksonville Branch among the Company, C&N Corp.
           and ComputerLand Corporation dated February 15, 1993 (Incorporated herein by reference to Exhibit 10(i)(d)(3) of Company's Form 10-K filed April 7, 1994).
   10.26  Amendment to Option Agreement for Jacksonville Branch among the
           Company, C&N Corp. and ComputerLand Corporation dated July 9, 1993
           (Incorporated herein by reference to Exhibit 10(i)(d)(4) of Company's
           Form 10-K filed April 7, 1994).
   10.27  Non-Solicitation Agreement among the Company, C&N Corp. and
           ComputerLand Corporation dated July 9, 1993 (Incorporated herein by reference to Exhibit 10(i)(d)(5) of Company's Form 10-K filed April
           7, 1994).
   10.28  Letter Agreement Concerning Acquisition of CSMS/ILS Source Code among the Company, C&N Corp. and ComputerLand Corporation dated July 9,
           1993 (Incorporated herein by reference to Exhibit 10(i)(d)(6) of
           Company's Form 10-K filed April 7, 1994).
   10.29  Asset Purchase Agreement between the Company and Cabling Unlimited,
           Inc. dated October 13, 1995 (Incorporated herein by reference to
           Exhibit 10(i)(z)(1) of Company's Form 10-K filed April 4, 1996).
   10.30  Agreement between Cabling Unlimited, Inc. and the Company dated
           October 13, 1995 (Incorporated herein by reference to Exhibit
           10(i)(z)(2) of Company's Form 10-K filed April 4, 1996).
   10.31  Agreement between Karen Epperson and the Company dated October 13,
           1995 (Incorporated herein by reference to Exhibit 10(i)(z)(3) of
           Company's Form 10-K filed April 4, 1996).
   10.32  Employment Agreement between the Company and Karen Epperson dated
           October 13, 1995 (Incorporated herein by reference to Exhibit
           10(i)(z)(4) of Company's Form 10-K filed April 4, 1996).

 NUMBER                                  EXHIBIT
- --------  ----------------------------------------------------------------------
   10.33  Assumption of Liabilities between Cabling Unlimited, Inc. and the
           Company dated October 13, 1995 (Incorporated herein by reference to
           Exhibit 10(i)(z)(5) of Company's Form 10-K filed April 4, 1996).
   10.34  Asset Purchase Agreement among the Company and The Computer Store of
           Kentucky, Inc. and Richard C. Mills dated July 7, 1993 (Incorporated herein by reference to Exhibit 10(i)(l)(1) of Company's Form 10-K filed April 7, 1994).
   10.35  Employment Agreement between the Company and Richard C. Mills dated
           July 7, 1993 (Incorporated herein by reference to Exhibit 10(iii)(h)
           of Company's Form 10-K filed April 7, 1994).
   10.36  Covenant not to Compete between the Company and Richard C. Mills dated
           July 7, 1993 (Incorporated herein by reference to Exhibit 10(i)(l)(2)
           of Company's Form 10-K filed April 7, 1994).
   10.37  Remarketing and Agency Agreement (the "Remarketing Agreement") between
           Information Leasing Corporation and the Company dated January 7, 1990
           (Incorporated herein by reference to Exhibit 10(i)(p)(1) of Company's
           Form S-1 filed Feb. 14, 1992).
   10.38  Amendment No. 1 to the Remarketing Agreement dated November 12, 1991
           (Incorporated herein by reference to Exhibit 10(i)(p)(2) of Company's
           Form S-1 filed Feb. 14, 1992).
   10.39  Letter, dated February 2, 1994, extending term of Remarketing
           Agreement to May 1, 1996 (Incorporated herein by reference to Exhibit
           10(i)(p)(3) of Company's Form 10-K filed April 4, 1996).
   10.40  Amendment No. 2 to the Remarketing Agreement dated October 10, 1995
           (Incorporated herein by reference to Exhibit 10(i)(p)(4) of Company's
           Form 10-K filed April 4, 1996).
   10.41  Stock Purchase Agreement among the Company and Charles E. Alm, Nancy
           Alm, Trustee Under The C&N Corp. Employee Stock Ownership Plan, John
           Palamaro and Nancy Alm dated December 16, 1992 (Incorporated herein by reference to Exhibit 10(i)(r) of Company's Form 10-K filed March
           31, 1993).
   10.42  Joint Venture Agreement between Stargel Management Systems, Inc. and the Company dated February 8, 1993 (Incorporated herein by reference to Exhibit 10(i)(s)(1) of Company's Form 10-K filed April 7, 1994).
   10.43  Amendment to Joint Venture Agreement between Stargel Management
           Systems, Inc. and the Company effective June 30, 1993 (Incorporated herein by reference to Exhibit 10(i)(s)(2) of Company's Form 10-K filed April 7, 1994).
   10.44  Consulting Agreement between the Company and John Schertell dated May
           26, 1993 (Incorporated herein by reference to Exhibit 10(i)(t)(1) of
           Company's Form 10-K filed April 7, 1994).
   10.45  Amendment to Consulting Agreement between the Company and John
           Schertell dated March 28, 1994 (Incorporated herein by reference to
           Exhibit 10(i)(t)(2) of Company's Form 10-K filed April 7, 1994).
   10.46  Stock Purchase Agreement among the Company and Gregory V. Peck, Thomas
           G. Baggs and Thomas E. Beckman dated November 14, 1994 (Incorporated herein by reference to Exhibit 10(i)(w) of Company's Form 10-K filed
           April 4, 1995).

 NUMBER                                  EXHIBIT
- --------  ----------------------------------------------------------------------
   10.47  Asset Purchase Agreement among the Company; TCSS; and Richard Feaster,
           Victoria Feaster, Harry Feaster, Carolyn Feaster, Victoria Feaster,
           trustee of the Emily Patricia Feaster Trust, and Victoria Feaster,
           trustee of the Nicole Ann Feaster Trust dated March 14, 1996
           (Incorporated herein by reference to Exhibit 10(i)(z) of Company's
           Form 8-K dated March 14, 1996).
   10.48  Lease between the Company and TCSS dated March 15, 1996.
   10.49  Lease between Arthur K. Jones Trust, Firstar Bank Des Moines, N.A.,
           and William A. Jones, Trustees, and The Computer Supply Store, Inc.
           dated July 1, 1994 (assigned to the Company effective as of March 14,
           1996).
   10.50  Registration Rights Agreement between the Company and TCSS dated March
           14, 1996.
   10.51  Employment Agreement between the Company and Richard Feaster dated
           March 14, 1996.
   10.52  Employment Agreement between the Company and Victoria Feaster dated
           March 14, 1996.
   10.53  Employment Agreement between the Company and David B. Pomeroy, dated
           March 12, 1992 (Incorporated herein by reference to Exhibit
           10(iii)(a)(1) of Company's Form S-1 filed Feb. 14, 1992).
   10.54  First Amendment to Employment Agreement between the Company and David
           B. Pomeroy effective July 6, 1993 (Incorporated herein by reference to Exhibit 10(iii)(a)(2) of Company's Form 10-K filed April 7, 1994).
   10.55  Second Amendment to Employment Agreement between the Company and David
           B. Pomeroy dated October 14, 1993 (Incorporated herein by reference to Exhibit 10(iii)(a)(3) of Company's Form 10-K filed April 7, 1994).
   10.56  Third Amendment to Employment Agreement between the Company and David
           B. Pomeroy dated January 6, 1995 (Incorporated herein by reference to
           Exhibit 10(iii)(a)(5) of Company's Form 10-Q filed Nov. 17, 1995).
   10.57  Fourth Amendment to Employment Agreement between the Company and David
           B. Pomeroy dated March 29, 1996 (incorporated herein by reference to
           Exhibit 10(iii)(a)(8) of the Company's Form 10-Q filed May 20, 1996).
   10.58  Fifth Amendment to Employment Agreement between the Company and David
           B. Pomeroy dated March 29, 1996 (incorporated by reference to Exhibit
           10(iii)(a)(9) of Company's 10-Q filed May 20, 1996).
   10.59  Agreement between the Company and David B. Pomeroy related to the personal guarantee of the Datago agreement by David B. Pomeroy and his spouse effective July 6, 1993 (Incorporated herein by reference to Exhibit 10(iii)(a)(4) of Company's Form 10-K filed April 7, 1994).
   10.60  Supplemental Executive Compensation Agreement between the Company and
           David B. Pomeroy, II dated January 6, 1995 (Incorporated herein by reference to Exhibit 10(iii)(a)(6) of Company's Form 10-Q filed Nov.
           17, 1995).
   10.61  Employment Agreement between the Company and Edwin S. Weinstein dated
           February 13, 1992 (Incorporated herein by reference to Exhibit
           10(iii)(c) of Company's Form S-1 filed Feb. 14, 1992).

 NUMBER                                  EXHIBIT
- --------  ----------------------------------------------------------------------
   10.62  Collateral Assignment Split Dollar Agreement between the Company;
           Edwin S. Weinstein, as Trustee; and David B. Pomeroy, II dated June
           28, 1995 (Incorporated herein by reference to Exhibit 10(iii)(a)(7)
           of Company's Form 10-Q filed Nov. 17, 1995).
   10.63  Employment Agreement between the Company and Frank D. Friedersdorf dated July 23, 1991 (Incorporated herein by reference to Exhibit
           10(iii)(c)(4) of Company's Form 10-K filed April 7, 1994).
   10.64  Employment Agreement between the Company and James Eck dated February
           26, 1996, and effective as of September 18, 1995.
   10.65  Columbia/HCA Healthcare Corporation Agreement between Columbia/HCA
           Information Services, Inc. and the Company dated December 12, 1995
           (Incorporated herein by reference to Exhibit 10(i)(bb) of Company's
           Form 10-K filed April 4, 1996).
   10.66  IBM Agreement for Authorized Dealers and Industry Remarketers with the
           Company, dated September 3, 1991 (Incorporated herein by reference to
           Exhibit 10(i)(e)(1) of Company's Form S-1 filed Feb. 14, 1992).
   10.67  Schedule of Substantially Identical IBM Agreements for Authorized
           Dealers and Industry Remarketers (Incorporated herein by reference to
           Exhibit 10(i)(e)(2) of Company's Form S-1 filed Feb. 14, 1992).
   10.68  Compaq Computer Corporation United States Dealer Agreement with the
           Company, dated September 27, 1990 (Incorporated herein by reference to Exhibit 10(i)(f) of Company's Form S-1 filed Feb. 14, 1992).
   10.69  Dealer Sales Agreement between Apple Computer, Inc. and the Company, dated April 1, 1991 (Incorporated herein by reference to Exhibit
           10(i)(g) of Company's Form S-1 filed Feb. 14, 1992).
   10.70  Lease between Pomeroy Investments, LLC and the Company for 1020
           Petersburg Rd., Hebron, KY, and 1050 Elijah Creek Road, Hebron KY
           dated September 5, 1995 (Incorporated herein by reference to Exhibit
           10(i)(x) of Company's Form 10-Q filed Nov. 17, 1995).
   10.71  Lease between F.G.&H. Partnership and the Company for 908 DuPont
           Circle, Louisville, KY, dated May 9, 1990 (Incorporated herein by reference to Exhibit 10(i)(i) of Company's Form S-1 filed Feb. 14,
           1992).
   10.72  Lease between New England Mutual Life Insurance Company for 2041
           Creative Drive, Lexington, KY dated October 11, 1995 (Incorporated herein by reference to Exhibit 10(i)(y) of Company's Form 10-Q filed
           Nov. 17, 1995).
   10.73  Lease between Lincoln National Investment Management and the Company
           for Suite 150F in the Terraces on Market Place Blvd., Knoxville, TN
           dated September 30, 1992 (Incorporated herein by reference to Exhibit
           10(i)(o) of Company's Form 10-K filed March 31, 1993).
   10.74  Lease between Athens Properties and the Company for Crosspark Drive,
           Knoxville, TN dated October 31, 1995 (Incorporated herein by reference to Exhibit 10(i)(q) of Company's Form 10-K filed April 4,
           1996).
   10.75  Lease between Crown Development Group and the Company for 3740 St.
           Johns Bluff Road, Suite 19, Jacksonville, FL dated September 17, 1992
           (Incorporated herein by reference to Exhibit 10(i)(n) of Company's
           Form 10-K filed March 31, 1993).

 NUMBER                                  EXHIBIT
- --------  ----------------------------------------------------------------------
   10.76  Amendment to Lease between Crown Development Group and the Company for
           3740 St. Johns Bluff Road, Suite 19, Jacksonville, FL dated December
           11, 1995 (Incorporated herein by reference to Exhibit 10(i)(n) of
           Company's Form 10-K filed April 4, 1996).
   10.77  Lease between NWI Airpark L.P. and the Company for 717 Airpark Center
           Drive, Nashville, TN dated February 24, 1994 (Incorporated herein by reference to Exhibit 10(i)(u) of Company's Form 10-K filed April 4,
           1995).
   10.78  Lease between Gleeson, Inc. and the Company for 115 Wiltshire Avenue,
           Louisville, KY dated May 10, 1995 (assigned to the Company effective
           October 13, 1995) (Incorporated herein by reference to Exhibit
           10(i)(aa) of Company's Form 10-K filed April 4, 1996).
   10.79  Lease between House Investments -- Eaton & Lauth Realty Fund No. 1,
           L.P. and the Company for 8770 Commerce Park Place, Indianapolis, IN
           dated March 29, 1991 (assigned to the Company effective October 13,
           1995) (Incorporated herein by reference to Exhibit 10(i)(v) of
           Company's Form 10-K filed April 4, 1996).
   10.80  Lease between Industrial Developments International, Inc., and the
           Company for 1840 Airport Exchange Blvd., Suite 240, Erlanger, KY
           dated November 2, 1992 (Incorporated herein by reference to Exhibit
           10(i)(k)(1) of Company's Form 10-K filed March 31, 1993).
   10.81  Amendment to lease between Industrial Developments International,
           Inc., and the Company for 1840 Airport Exchange Blvd., Suite 240,
           Erlanger, KY dated December 31, 1992 (Incorporated herein by reference to Exhibit 10(i)(k)(2) of Company's Form 10-K filed March
           31, 1993).
   10.82  Lease between Industrial Developments International, Inc., and the
           Company for 1850 Airport Exchange Blvd., Suite 600, Erlanger, KY
           dated November 2, 1992 (Incorporated herein by reference to Exhibit
           10(i)(k)(3) of Company's Form 10-K filed March 31, 1993).
   10.83  Amendment to lease between Industrial Developments International,
           Inc., and the Company for 1850 Airport Exchange Blvd., Suite 600,
           Erlanger, KY dated December 31, 1992 (Incorporated herein by reference to Exhibit 10(i)(k)(4) of Company's Form 10-K filed March
           31, 1993).
   10.84  Lease between Robert R. Rockenfield, d/b/a Queensgate Properties and
           the Company for 1045 West Eighth Street, Cincinnati, OH dated June
           12, 1990 (Incorporated herein by reference to Exhibit 10(i)(j) of
           Company's Form S-1 filed Feb. 14, 1992).
   10.85  Lease between Sydney A. Warm and the Company for 1021 West Eighth
           Street, Cincinnati, OH, dated May 15, 1990 (Incorporated herein by reference to Exhibit 10(i)(h) of Company's Form S-1 filed Feb. 14,
           1992).
   10.86  Purchase Agreement between the Company and First of Michigan
           Corporation dated March 28, 1996.
   10.87  Purchase Agreement between the Company and John C. Donnelly dated
           March 28, 1996.
   10.88  Purchase Agreement between the Company and Dan B. French, Jr. dated
           March 28, 1996.
   10.89  Purchase Agreement between the Company and James C. Penman dated March
           28, 1996.

 NUMBER                                  EXHIBIT
- --------  ----------------------------------------------------------------------
   10.90  The Company Savings 401(k) Plan, effective July 1, 1991 (Incorporated herein by reference to Exhibit 10(iii)(d) of Company's Form S-1 filed
           Feb. 14, 1992).
   10.91  The Company's Employee Stock Ownership Plan and Trust, effective July
           1, 1992 (Incorporated herein by reference to Exhibit 10(iii)(e) of
           Company's Form S-1 filed Feb. 14, 1992).
   10.92  The Company's 1992 Non-Qualified and Incentive Stock Option Plan dated
           February 13, 1992 (Incorporated herein by reference to Exhibit
           10(iii)(f) of Company's Form S-1 filed Feb. 14, 1992).
   10.93  The Company's 1992 Outside Directors Stock Option Plan dated February
           13, 1992 (Incorporated herein by reference to Exhibit 10(iii)(g) of
           Company's Form S-1 filed Feb. 14, 1992).
   10.94  Settlement Agreement between Vanstar Corporation, Merisel, Inc.,
           Merisel FAB, Inc. and the Company, David Pomeroy and Catherine
           Pomeroy dated April 29, 1996 (Incorporated herein by reference to
           Exhibit 10(i)(cc) of Company's Form 8-K dated April 30, 1996).
   10.95  Stock Pledge Agreement between David B. Pomeroy and Vanstar
           Corporation dated April 29, 1996 (Incorporated herein by reference to
           Exhibit 10(i)(cc) of Company's Form 8-K dated April 30, 1996).
   10.96  Agreement between David B. Pomeroy and the Company dated April 29,
           1996.
   21     Subsidiaries of the Company (Incorporated herein by reference to
           Exhibit 21 of Company's Form 10-K filed April 4, 1996).
   23.1   Consent of Grant Thornton LLP
   23.2   Consent of Deloitte & Touche LLP -- Cincinnati
   23.3   Consent of Deloitte & Touche LLP -- Des Moines
   23.4   Consent of Northup Haines Kaduce Schmid Macklin -- West Des Moines
   23.5*  Consent of Cors & Bassett (contained in the opinion of counsel to be filed as Exhibit 5 hereto)
   24     Power of Attorney (included in Part II of the Registration Statement)
   27     Financial Data Schedule

- ------------------------
* to be filed by Amendment

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Act, in each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cincinnati, State of Ohio, June 4, 1996.

                                          POMEROY COMPUTER RESOURCES, INC.

                                          By:      /s/ DAVID B. POMEROY, II

                                             -----------------------------------
                                                    David B. Pomeroy, II
                                              CHAIRMAN OF THE BOARD, PRESIDENT
                                                 AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David B. Pomeroy and Edwin S. Weinstein, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including, but not limited to, any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) of the
Act), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent or their substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                          TITLE                            DATE
- ------------------------------------------------  ----------------------------------------------  ---------------

            /s/ DAVID B. POMEROY, II              Chairman of the Board, President and Chief
     --------------------------------------        Executive Officer (Principal Executive          June 4, 1996
              David B. Pomeroy, II                 Officer)

             /s/ EDWIN S. WEINSTEIN               Director, Chief Financial Officer, Treasurer
     --------------------------------------        and Secretary (Principal Financial and          June 4, 1996
               Edwin S. Weinstein                  Accounting Officer)

            /s/ JAMES H. SMITH, III
     --------------------------------------       Director                                         June 4, 1996
              James H. Smith, III

             /s/ DAVID W. ROSENTHAL
     --------------------------------------       Director                                         June 4, 1996
               David W. Rosenthal

     --------------------------------------       Director                                         June 4, 1996
             Michael E. Rohrkemper

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